      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1998


                                                      REGISTRATION NO. 333-51145
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                          AMENDMENT NO. 2 TO FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              INSILCO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                      367, 346, 274, 359                     06-0635844
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------
                             425 METRO PLACE NORTH

                                  FIFTH FLOOR
                               DUBLIN, OHIO 43017
                                 (614) 792-0468
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                KENNETH H. KOCH

                       VICE PRESIDENT AND GENERAL COUNSEL
                              INSILCO CORPORATION
                             425 METRO PLACE NORTH
                                  FIFTH FLOOR
                               DUBLIN, OHIO 43017
                                 (614) 791-3137
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                   AVIVA DIAMANT                                     JOHN W. BUTTRICK
     FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                      DAVIS POLK & WARDWELL
                ONE NEW YORK PLAZA                                 450 LEXINGTON AVENUE
                NEW YORK, NY 10004                                  NEW YORK, NY 10017

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time ("Effective Time") of the merger (the "Merger") of Silkworm Acquisition Corporation ("MergerSub") with and into Insilco Holding Co. ("ExistingSub"), a wholly owned subsidiary of Insilco Corporation (the "Company"), as described in the Agreement and Plan of Merger dated as of March 24, 1998, as amended.


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
          TO BE REGISTERED               REGISTERED(1)(2)          PER SHARE          OFFERING PRICE(2)     REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per           140,031                  N/A                     $0                     $0
  share
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) This Registration Statement relates to shares of common stock, par value $0.001 per share, which are the shares into which the shares of common stock, par value $0.001 per share, of the Company (the "Shares") will be converted in a reorganization merger pursuant to Section 251(a) of the Delaware General Corporation Law (the "Reorganization Merger") (pursuant to which the Company will become a wholly owned subsidiary of ExistingSub) and which are to be retained by the holders thereof as a result of the Merger, which will take place promptly following the Reorganization Merger.

(2) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the registration fee was computed on the basis of the last reported sale on the NASDAQ National Market on the relevant date, less the amount of cash to be paid by the Company in connection with the Merger.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    July 8, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Insilco Corporation (the "Company") at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, 27th Floor, New York, New York, on August 13, 1998, at 11:00 a.m. (Eastern Time).



     As you may know, on March 24, 1998, the Company and its wholly owned subsidiary, INR Holding Co. (since renamed Insilco Holding Co.), entered into an Agreement and Plan of Merger (which was amended as of June 8, 1998) (the "Merger Agreement") with Silkworm Acquisition Corporation ("MergerSub"), an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities (the "DLJMB Funds"). The DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette, Inc. As more fully described in the accompanying Notice of Meeting and Proxy Statement/Prospectus, the Merger Agreement contemplates that two mergers (collectively, the "Mergers") will occur, one after the other. In the first merger, the Company will become a wholly owned subsidiary of Insilco Holding Co. In the second merger, MergerSub will be merged into Insilco Holding Co., with Insilco Holding Co. continuing as the surviving corporation. In the Mergers, stockholders of the Company (other than stockholders who validly perfect appraisal rights under Delaware law) will receive $43.48 in cash and will retain
0.03378 of a share of common stock of Insilco Holding Co. in respect of each of their shares of Common Stock of the Company. At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Merger Agreement and the Mergers. To fully understand the Merger Agreement and the Mergers, I encourage you to read the Proxy Statement/Prospectus carefully.



     The transaction will be financed through, among other things, the issuance by MergerSub of notes which will generate gross proceeds of approximately $110 million (which will become the obligations of Insilco Holding Co. upon the effectiveness of the Mergers) and approximately $55 million of common stock and warrants (which will be converted into common stock and warrants to purchase common stock of Insilco Holding Co. in the Mergers), and through borrowings under the Company's existing credit facility. Immediately following the Mergers, the Company's existing stockholders will own approximately 10% of Insilco Holding Co., and the DLJMB Funds will own the remaining 90%. However, the DLJMB Funds have advised the Company that 399 Venture Partners, Inc., a wholly owned indirect subsidiary of CitiBank, N.A., or one of its affiliates is expected to purchase shares and warrants of MergerSub which would in the Merger be converted into up to approximately 20% of the common stock of Insilco Holding Co. and warrants to purchase common stock of Insilco Holding Co. If this occurs, the DLJMB Funds' ownership would be reduced by a corresponding amount to approximately 70% of the shares of Insilco Holding Co.


     The Company has been advised that, at the present time, the DLJMB Funds do not contemplate any material departure from the current operating plans of the Company (although, in conjunction with management, they will continually evaluate such operating plans after the Mergers), and have no intention of eliminating the minority stockholders.

     The Board of Directors has unanimously approved the Merger Agreement and the Mergers and unanimously recommends that you vote FOR the approval and adoption of the Merger Agreement and the Mergers. Approval and adoption of the Merger Agreement and the Mergers require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting.

     It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement and the Mergers. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-paid envelope whether or not you plan to attend the Special Meeting. If you are a stockholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

                                          Sincerely,

                                          Robert L. Smialek signature
                                          Robert L. Smialek


                                          President and Chief Executive Officer

                              INSILCO CORPORATION
                             425 METRO PLACE NORTH
                                  FIFTH FLOOR
                               DUBLIN, OHIO 43017

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON


                                AUGUST 13, 1998


To the Stockholders of
Insilco Corporation:


     Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of Insilco Corporation (the "Company") will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, 27th Floor, New York, New York, on August 13, 1998, at 11:00 a.m. (Eastern Time), for the following purposes:



          1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 24, 1998, as amended as of June 8, 1998 (the "Merger Agreement"), among the Company, INR Holding Co. (since renamed Insilco Holding Co.) ("ExistingSub"), a Delaware corporation and a wholly owned subsidiary of the Company, and Silkworm Acquisition Corporation ("MergerSub"), a Delaware corporation and an affiliate of DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities (collectively, the "DLJMB Funds"). The DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette Inc. The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary ("ReorgSub"), to be followed by a merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation (the "Reorganization Merger"). Pursuant to the Reorganization Merger, (A) each share of common stock, par value $0.001 per share, of the Company ("Shares") issued and outstanding immediately prior to the effective time of the Reorganization Merger (the "Reorganization Merger Effective Time") (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one share of common stock, par value $0.001 per share, of ExistingSub ("ExistingSub Shares") and (ii) the right to receive $0.01 in cash, and (B) each share of common stock, par value $0.001 per share, of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Promptly following the Reorganization Merger, MergerSub will merge with and into ExistingSub (the "Merger" and together with the Reorganization Merger, the "Mergers"), with ExistingSub continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to (i) receive $43.47 in cash and (ii) retain 0.03378 of a share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Shares"). Cash will be paid in lieu of any fractional Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $43.48 in cash and (ii) retain 0.03378 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10.3% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis). Approval of this proposal will constitute approval and adoption of the Merger Agreement and the Mergers.

          2. To consider and vote on such other matters incident to the conduct of, and as may properly come before, the Special Meeting.

     Only stockholders of record as of the close of business on June 15, 1998 will be entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder, for any purpose relevant to the Special Meeting, during the Special Meeting and during normal business hours for ten days prior to the Special Meeting at the Company's offices located at 425 Metro Place North, Fifth Floor, Dublin, OH 43017.


     Approval and adoption of the Merger Agreement and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Special Meeting.


     THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGERS.

     EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

                                          By Order of the Board of Directors,

                                          Kenneth H. Koch signature

                                          Kenneth H. Koch
                                          Corporate Secretary


July 8, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              INSILCO CORPORATION
                             425 METRO PLACE NORTH
                                  FIFTH FLOOR
                               DUBLIN, OHIO 43017

                           PROXY STATEMENT/PROSPECTUS
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON

                                AUGUST 13, 1998



    This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $0.001 per share ("Shares"), of Insilco Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the special meeting of stockholders, and at any adjournment or postponement thereof (the "Special Meeting"), to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, 27th Floor, New York, New York on August 13, 1998 at 11:00 a.m. (Eastern Time). The Special Meeting has been called to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 24, 1998 (the "Original Merger Agreement"), as amended as of June 8, 1998 (the Original Merger Agreement as amended, the "Merger Agreement"), among the Company, INR Holding Co. (since renamed Insilco Holding Co.) ("ExistingSub"), a Delaware corporation and a wholly owned subsidiary of the Company, and Silkworm Acquisition Corporation ("MergerSub"), a Delaware corporation and an affiliate of DLJ Merchant Banking Partners II, L.P. ("DLJMB") and affiliated funds and entities (collectively, the "DLJMB Funds"). The DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette Inc. Stockholders will also consider and vote on such other matters incident to the conduct of, and as may properly come before, the Special Meeting.



    Pursuant to the Merger Agreement, each stockholder of the Company (other than stockholders who validly perfect their appraisal rights) will have, in respect of each of his or her Shares, the right to (i) receive $43.48 in cash and (ii) retain 0.03378 of a Surviving Corporation Share (as defined below). The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10.3% of the Surviving Corporation Shares outstanding immediately following the Merger (as defined below) (approximately 9.5% on a fully diluted basis), and the DLJMB Funds will own approximately 89.7% of the Surviving Corporation Shares outstanding immediately following the Merger (90.5% on a fully diluted basis), although the DLJMB Funds have advised the Company that 399 Venture Partners, Inc., a wholly owned indirect subsidiary of Citibank, N.A., or one of its affiliates ("CVC") is expected to purchase shares of common stock of MergerSub ("MergerSub Stock") which shares would in the Merger be converted into up to 19.6% of the Surviving Corporation Shares outstanding immediately following the Merger (19.7% on a fully diluted basis) and warrants to purchase shares of MergerSub Stock ("Warrants") which would convert into warrants to purchase Surviving Corporation Shares ("Surviving Corporation Warrants"), in which event the DLJMB Funds' equity interest in the Surviving Corporation will be reduced to 70.1% (70.8% on a fully diluted basis). The transaction is structured as a leveraged recapitalization.



    The Merger Agreement provides for the transaction to occur by the formation by ExistingSub of a wholly owned subsidiary ("ReorgSub"), to be followed by a merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation (the "Reorganization Merger"). Pursuant to the Reorganization Merger, (A) each Share issued and outstanding immediately prior to the effective time of the Reorganization Merger (the "Reorganization Merger Effective Time") (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one share of common stock, par value $0.001 per share, of ExistingSub ("ExistingSub Shares") and (ii) the right to receive $0.01 in cash, and (B) each share of common stock, par value $0.001 per share, of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Promptly following the Reorganization Merger, MergerSub will merge with and into ExistingSub (the "Merger" and together with the Reorganization Merger, the "Mergers"), with ExistingSub continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the


                                                        (Continued on next page)



    STOCKHOLDERS ARE URGED TO READ THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT/PROSPECTUS.



    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the 140,031 ExistingSub Shares to be retained (assuming no stockholders validly perfect appraisal rights in respect of the Reorganization Merger) by existing stockholders of the Company in the Merger.



    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the Company's stockholders on or about July 9, 1998.



NEITHER THIS TRANSACTION NOR THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY
  STATEMENT/PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES
AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.


    This Proxy Statement/Prospectus does not cover any resales of Surviving Corporation Shares retained by any person who may be deemed to be an affiliate of the Company and no such affiliate is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.


          The date of this Proxy Statement/Prospectus is July 8, 1998.

Merger, each ExistingSub Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to (i) receive $43.47 in cash and (ii) retain 0.03378 of a share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Shares"). The aggregate per share consideration to be paid in the Merger plus the $0.01 to be paid in the Reorganization Merger are herein referred to as the "Merger Consideration." Cash will be paid in lieu of any fractional Surviving Corporation Share.

    The aggregate amount of the Merger Consideration (based on a nominal value of $45.00 per Share) is approximately $186.5 million, of which the cash component is equal to $180.2 million. Funds to pay the cash portion of the Merger Consideration will be provided from the issuance by MergerSub of discount notes which will generate gross proceeds to MergerSub of approximately $110 million (which notes will become the obligation of the Surviving Corporation upon the effectiveness of the Merger), borrowings by the Company of approximately $42.8 million under the Company's existing Credit Facility (as defined below) and the purchase by the DLJMB Funds (or by the DLJMB Funds and
CVC) of approximately $55 million of equity in MergerSub (which will become equity of the Surviving Corporation upon the effectiveness of the Merger).

    The Company has been advised that, at the present time, the DLJMB Funds do not contemplate any material departure from the current operating plans of the Company (although, in conjunction with management, they will continually evaluate such operating plans after the Mergers), and have no intention of eliminating the minority stockholders.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.......................................    1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    2
SUMMARY.....................................................    3
  The Company...............................................    3
  MergerSub.................................................    3
  The Special Meeting.......................................    3
  Security Ownership of Certain Stockholders and
     Management.............................................    4
  The Mergers and the Merger Consideration..................    5
  Voting Agreement..........................................    7
  Merger Financing..........................................    7
  Conflicts of Interest of Certain Persons..................    8
  Accounting Treatment......................................   10
  United States Federal Income Tax Consequences.............   10
  Risk Factors..............................................   10
  Appraisal Rights..........................................   10
  Regulatory Considerations.................................   10
  Subsequent Event..........................................   10
  Summary Historical and Unaudited Pro Forma Condensed
     Consolidated Financial and Operating Data..............   11
  Market Price of Shares....................................   15
RISK FACTORS................................................   16
  Control by the DLJMB Funds................................   16
  Substantial Leverage......................................   16
  Potential Dilution of Company Stockholders................   17
  Loss of Liquidity.........................................   18
  Possible Termination of Registration under Section 12(g)
     of the Exchange Act....................................   18
THE SPECIAL MEETING.........................................   19
  Matters to Be Considered at the Special Meeting...........   19
  Required Vote.............................................   19
  Voting and Revocation of Proxies..........................   19
  Record Date; Stock Entitled to Vote; Quorum...............   20
  Appraisal Rights..........................................   20
  Solicitation of Proxies...................................   20
  Recommendation of the Company's Board of Directors;
     Opinion of Investment Banker...........................   20
THE COMPANY.................................................   22
  Certain Forecasts as to Future Results....................   23
  Subsequent Event..........................................   24
THE MERGERS.................................................   25
  Background of the Mergers.................................   25
  Recommendation of the Board of Directors; Reasons for the
     Mergers................................................   28
  Opinion of Investment Banker..............................   30
  The DLJMB Funds' Reasons for the Merger...................   34
  The DLJMB Funds' Business Strategy after the Effective
     Time...................................................   34
  Merger Consideration......................................   34
  Effective Time of the Mergers.............................   35
  Effect on Stock Options and Employee Benefit Matters......   35

  United States Federal Income Tax Consequences.............   36
  Accounting Treatment......................................   37
  Conflicts of Interest of Certain Persons..................   38
  Resale of Shares Following the Merger.....................   39
  Water Street Registration Rights..........................   40
  Merger Financing..........................................   40
CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................   42
  The Mergers and the Merger Consideration..................   42
  Procedures for Exchange of Certificates...................   43
  The Surviving Corporation.................................   44
  Representations and Warranties............................   45
  Certain Pre-Closing Covenants.............................   45
  No Solicitation of Transactions...........................   46
  Expense Reimbursement.....................................   47
  Resignations of Directors.................................   47
  Indemnification and Insurance.............................   48
  Merger Financing..........................................   48
  NASDAQ Listing............................................   48
  Bankruptcy Claims.........................................   48
  Cooperation and Reasonable Best Efforts...................   48
  Conditions to the Consummation of the Mergers.............   49
  Termination...............................................   50
  Amendment and Waiver......................................   51
CERTAIN PROVISIONS OF THE VOTING AGREEMENT..................   51
  Voting....................................................   51
  No Solicitation...........................................   52
  Appraisal Rights..........................................   52
  Transfer Restrictions.....................................   52
DESCRIPTION OF COMPANY CAPITAL STOCK........................   53
  General...................................................   53
  Shares....................................................   53
  Capital Stock of the Surviving Corporation Following the
     Merger.................................................   53
  Other Stockholder Arrangements............................   54
  Section 203 of Delaware General Corporation Law...........   54
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA...   55
MANAGEMENT FOLLOWING THE MERGERS............................   62
  Board of Directors........................................   62
  Executive Officers........................................   62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   62
  Security Ownership of Certain Beneficial Owners...........   62
  Security Ownership of Directors and Executive Officers....   63
REGULATORY CONSIDERATIONS...................................   64
MERGERSUB...................................................   64
DISSENTING STOCKHOLDERS' RIGHTS.............................   65
STOCKHOLDER PROPOSALS.......................................   67
OTHER MATTERS...............................................   67
EXPERTS.....................................................   67
LEGAL MATTERS...............................................   67

Annex A -- Agreement and Plan of Merger and Amendment

Annex B -- Opinion of Lazard Freres & Co. LLC

Annex C -- Voting Agreement among Water Street Corporate Recovery Fund I, L.P.,
           Insilco Corporation and Silkworm Acquisition Corporation and
           Amendment

Annex D -- Section 262 of the General Corporation Law of the State of Delaware

                             AVAILABLE INFORMATION


     The Company has filed the Registration Statement, of which this Proxy Statement/Prospectus is part, with the Commission. As permitted by the rules and regulations of the Commission, this Proxy Statement/ Prospectus does not contain all of the information included in the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Mergers, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto.


     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661-2511; and Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding the Company. The Shares are quoted on the NASDAQ National Market ("NASDAQ"), and copies of the aforementioned materials may also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended and restated on Form 10-K/A-2 dated July 8, 1998 (the "Company's 1997 Form 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended and restated on Form 10-Q/A dated July 8, 1998, and the Company's Current Reports on Form 8-K dated April 29, 1998, May 14, 1998 and June 9, 1998, respectively, all previously filed by the Company with the Commission, are incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof.


     Each document filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of any offering of securities made by this Proxy Statement/Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this Proxy Statement/Prospectus and any such statement so superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus.


     The Company will provide without charge to any person to whom a copy of this Proxy Statement/ Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be made to the Company at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017 Attention: Corporate Secretary or to the Corporate Secretary at (614) 791-3137. In order to ensure timely delivery of such documents, any requests should be made no later than five business days prior to the date of the Special Meeting.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     The information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the Company's business segments; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; changes in or failure to comply with federal, state, local or foreign government regulation; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy, intentions, projections or forecasts. Given these uncertainties, stockholders are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                    SUMMARY


     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus, is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to review this entire Proxy Statement/Prospectus, including the Annexes hereto, carefully.


THE COMPANY

     The Company, directly and through its subsidiaries, is a diversified producer of automotive, telecommunications and electronics components, and is a leading specialty publisher of student yearbooks. The Company, with three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), conducts its business in eight separate operating units, including both divisions and subsidiaries. See "The Company."

     The Company's principal executive offices are located at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, and its telephone number is (614) 792-0468. Its stock is traded on NASDAQ under the symbol "INSL."

MERGERSUB

     MergerSub was incorporated on March 18, 1998. It was formed for the express purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby. MergerSub does not have any assets or liabilities, and it has not carried on any activities to date, other than those incident to its formation and the accomplishment of the purpose of its formation.


     At the present time, all of the outstanding capital stock of MergerSub is owned by DLJMB. DLJMB and the other DLJMB Funds are affiliates of Donaldson, Lufkin & Jenrette Inc. As part of the Merger Financing (as defined below), the DLJMB Funds and, it is expected, CVC will purchase additional shares of MergerSub Stock and Warrants. Assuming no stockholders validly perfect appraisal rights, at the Effective Time and upon the conversion of the outstanding shares of MergerSub Stock and Warrants into Surviving Corporation Shares in the Merger, the DLJMB Funds will own approximately 89.7% (or, if CVC purchases the number of shares of MergerSub Stock it is currently expected to purchase, the DLJMB Funds will own 70.1%, and CVC will own 19.6%) of the outstanding Surviving Corporation Shares. See "MergerSub."


     MergerSub's offices are located at 277 Park Avenue, New York, New York 10172, and its telephone number is (212) 892-3000.

THE SPECIAL MEETING


     Time and Place of Meeting; Matters to Be Considered. The Special Meeting will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, 27th Floor, New York, New York on August 13, 1998 at 11:00 a.m. (Eastern Time). At the Special Meeting, holders of Shares will be asked to approve and adopt the Merger Agreement and the Mergers. Stockholders will also consider and vote on such other matters incident to the conduct of, and as may properly come before, the Special Meeting. See "The Special Meeting," "The Mergers" and "Certain Provisions of the Merger Agreement".



     Record Date; Vote Required. Holders of record of Shares at the close of business on June 15, 1998 (the "Record Date") have the right to receive notice of and to vote at the Special Meeting. On the Record Date, there were 4,145,372 Shares outstanding and entitled to vote and 740 stockholders of record. Each Share is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Special Meeting. The affirmative vote of the holders of a majority of the Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Mergers.


     Recommendation of the Company's Board of Directors. On March 24, 1998, by unanimous vote, the Board of Directors determined that the Original Merger Agreement and the transactions contemplated thereby, including the Mergers, were fair to and in the best interests of the stockholders of the Company, approved the Original Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommended that stockholders vote to approve and adopt the Original Merger Agreement and the Mergers. On June 8, 1998, by unanimous vote, the Board of Directors, having considered a jury verdict rendered in favor of one of the Company's subsidiaries and the proposed increase of $0.50 per Share in cash in the merger consideration payable under the Original Merger Agreement (the "Original Merger Consideration"), has determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are fair to and in the best interests of the stockholders of the Company, has approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that stockholders vote to approve and adopt the Merger Agreement and the Mergers. A copy of the Merger Agreement is attached hereto as Annex A. See "Summary -- Subsequent Event," "The Mergers -- Background of the Mergers" and "The Mergers -- Recommendation of the Board of Directors; Reasons for the Mergers."


     Opinion of Investment Banker to the Company's Board of Directors. Lazard Freres & Co. LLC ("Lazard") rendered its oral opinion on March 24, 1998, which was subsequently confirmed by a written opinion dated March 24, 1998 (collectively, the "Original Lazard Opinion"), to the Board of Directors to the effect that, based upon and subject to the matters stated therein, as of the date of the Original Lazard Opinion, the Original Merger Consideration taken as a whole was fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. On June 8, 1998, Lazard rendered its oral opinion, which was subsequently confirmed by a written opinion dated June 8, 1998 (collectively, the "Lazard Opinion"), to the Board of Directors to the effect that, based upon and subject to the matters stated therein, as of the date of the Lazard Opinion, the Merger Consideration taken as a whole is fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. A copy of the Lazard Opinion is attached hereto as Annex B. See "The Mergers -- Opinion of Investment Banker" and Annex B.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT


     The Company's largest stockholder is Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner. Two of the Company's directors, Terence M. O'Toole and Barry S. Volpert, are Managing Directors of Goldman Sachs, and a third director of the Company, James J. Gaffney, is a consultant to an affiliate of Goldman Sachs. On March 24, 1998, Water Street owned 1,783,878 Shares (the "Water Street Shares"), and on April 1, 1998, Water Street acquired beneficial ownership of an additional 80,000 Shares upon the exercise of director options, increasing the beneficial ownership of Water Street to approximately 45% of the then outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management." Water Street has entered into a Voting Agreement, dated as of March 24, 1998 (which was amended as of June 8,
1998), with MergerSub and the Company (the "Voting Agreement") pursuant to which, among other things, Water Street has agreed to vote the Water Street Shares in favor of the approval and adoption of the Merger Agreement and the Mergers. A copy of the Voting Agreement is attached hereto as Annex C. See "Summary -- Voting Agreement," "Certain Provisions of the Voting Agreement" and Annex C.



     As of June 15, 1998, directors and executive officers of the Company beneficially owned an aggregate of 93,566 Shares (excluding Shares subject to purchase pursuant to outstanding stock options and excluding Shares beneficially owned by Water Street), representing approximately 2.3% of the outstanding Shares. The directors and executive officers of the Company have indicated that they intend to vote their Shares in favor of the approval and adoption of the Merger Agreement and the Mergers.



     As of June 15, 1998, Water Street and the directors and executive officers of the Company collectively beneficially owned an aggregate of 1,957,444 Shares (excluding Shares subject to purchase pursuant to outstanding stock options), representing approximately 47.2% of the outstanding Shares entitled to vote at the Special Meeting.

THE MERGERS AND THE MERGER CONSIDERATION


     General. On March 24, 1998, the Company and ExistingSub entered into the Original Merger Agreement, providing for the acquisition by the DLJMB Funds of a controlling interest in the Company in a transaction in which stockholders of the Company would receive the Original Merger Consideration of $42.98 in cash and 0.03419 of a Surviving Corporation Share in respect of each of their Shares. The Original Merger Agreement was amended on June 8, 1998 to provide that stockholders of the Company would receive $43.48 in cash and retain 0.03378 of a Surviving Corporation Share in respect of each of their Shares. The Company entered into the Original Merger Agreement because it believed the transaction was advantageous to the Company's stockholders in that they would receive an attractive value for their Shares while also being able to participate in the long-term growth of the Company through their continued, albeit reduced, equity interest in the Surviving Corporation. The Mergers were structured in a manner so as to (a) enable the transaction to be accounted for as a recapitalization for financial reporting purposes, (b) afford the Company's stockholders the opportunity to vote on the merits of the Mergers and (c) make appraisal rights available to the Company's stockholders. See "The Mergers -- Background of the Mergers" and "The Mergers -- Recommendation of the Board of Directors; Reasons for the Mergers."



     Structure. The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary, ReorgSub, to be followed by the Reorganization Merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Reorganization Merger, (A) each Share issued and outstanding immediately prior to the Reorganization Merger Effective Time (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one ExistingSub Share and (ii) the right to receive $0.01 in cash, and (B) each share of common stock of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Promptly following the Reorganization Merger, the Merger will take place, pursuant to which MergerSub will merge with and into ExistingSub with ExistingSub continuing as the Surviving Corporation. Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the Effective Time will be converted into the right to (i) receive $43.47 in cash and (ii) retain 0.03378 of a Surviving Corporation Share. Cash will be paid in lieu of any fractional Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $43.48 in cash and (ii) retain 0.03378 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights in respect of the Reorganization Merger), in the aggregate, approximately 10.3% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis).



     The Merger Agreement provides that immediately prior to the Reorganization Merger Effective Time, each outstanding option to acquire Shares granted to employees and directors, whether or not vested (the "Options"), will be canceled and, in lieu thereof, each holder of an Option will receive a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of Shares subject to the Option, less applicable withholding (the "Option Cash Proceeds"). See "The Mergers -- Effect on Stock Options and Employee Benefit Matters" and "The Mergers -- Conflicts of Interest of Certain Persons."


     Effective Time of the Mergers. The Reorganization Merger will become effective upon the filing of an agreement and plan or certificate of merger with respect thereto with the Secretary of State of the State of Delaware or at such later time as is specified in such agreement and plan or certificate of merger. The filing of such agreement and plan or certificate of merger will occur as soon as practicable after satisfaction or waiver (if legally permissible) of all of the conditions to the Mergers, unless another date is agreed to in writing by the Company and MergerSub. The Reorganization Merger cannot occur any earlier than the receipt of the approval by the Company's stockholders of the Merger Agreement and the Mergers (which condition may not be waived) and receipt by MergerSub of the funds necessary to consummate the transactions. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Mergers." The Merger will occur promptly following the Reorganization Merger, and will become effective upon the filing of a certificate of merger with respect thereto with the Secretary of State of the State of Delaware. Subject to certain limitations, the Merger Agreement may be terminated by either party if the Merger has not been consummated on or before September 30, 1998. See "Certain Provisions of the Merger Agreement -- Termination."



     No Solicitation of Transactions. The Merger Agreement provides that the Company may not (a) solicit or take any action knowingly to facilitate the submission of inquiries or offers from any Third Party (as defined below) relating to (i) any acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries or of over 20% of any class of equity securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) any merger, sale of substantially all assets, recapitalization or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would or could reasonably be expected to interfere with, prevent or materially delay the Mergers (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, (b) enter into any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to the Company in order to facilitate any attempt by any Third Party to do any of the foregoing or otherwise knowingly assist any attempt by any Third Party to do any of the foregoing, or (c) grant any waiver under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; provided, however, that the foregoing provisions do not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter may not be less favorable to the Company in any material respect than the confidentiality agreement between DLJMB and the Company (the "Confidentiality Agreement"), and a copy of which will be provided, for informational purposes only, to MergerSub with the name of the Third Party redacted) to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position as contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation with respect to the Merger Agreement and the Mergers and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors has concluded in good faith on the basis of advice from outside counsel that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law. A "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than MergerSub or any of its affiliates. See "Certain Provisions of the Merger Agreement -- No Solicitation of Transactions."



     Certain Fees and Expenses. The Company has agreed in the Merger Agreement that, if a Payment Event (as defined below) occurs, the Company will pay to MergerSub, within two business days following such Payment Event, a fee of $6 million. A Payment Event means (i) the termination of the Merger Agreement by MergerSub if the Board of Directors withdraws or modifies, in a manner adverse to MergerSub, its approval of the Merger Agreement and the Mergers; (ii) the termination of the Merger Agreement by the Company in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (iv) below, on terms more favorable to the Company's stockholders from a financial point of view than the Merger; (iii) the termination of the Merger Agreement by MergerSub by reason of a breach by the Company of a covenant or warranty or representation but only if the breach in question arises out of the bad faith or willful misconduct of the Company; or (iv) the occurrence of any of the following events within 12 months of the termination of the Merger Agreement due to a failure to obtain the requisite stockholder approval and adoption of the Mergers, whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $45.00 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares; or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole. See "Certain Provisions of the Merger Agreement -- No Solicitation of Transactions." In addition, the Merger Agreement provides for reimbursement of expenses of MergerSub in an aggregate amount not to exceed $5 million upon the occurrence of a Payment Event or in the event of a termination of the Merger Agreement by reason of the failure by the Company's stockholders to approve and adopt the Merger Agreement and the Mergers or by reason of the failure of the transactions to be consummated because indebtedness of the Company immediately prior to the Reorganization Merger Effective Time exceeded $290 million. See "Certain Provisions of the Merger Agreement -- Expense Reimbursement."


     Amendment and Waiver. Any provision of the Merger Agreement may be amended or waived by the parties thereto; provided, however, that, after the approval and adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver may, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for any ExistingSub Shares, any term of the certificate of incorporation of the Surviving Corporation or any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of ExistingSub. See "Certain Provisions of the Merger
Agreement -- Amendment and Waiver."

VOTING AGREEMENT


     Pursuant to the Voting Agreement, Water Street has agreed, until the earliest of (i) the Effective Time, (ii) the date which is 90 days after the termination of the Merger Agreement under certain circumstances, and (iii) the date of termination of the Merger Agreement for any other reason, among other things, (a) to vote the Water Street Shares to approve and adopt the Merger Agreement and the Mergers, (b) not to vote the Water Street Shares in favor of certain competing transactions, (c) subject to certain exemptions, not to take any action to solicit, initiate, encourage or facilitate any acquisition proposal or engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any third party that Water Street believes may be considering making, or has made, an acquisition proposal and (d) not to exercise any appraisal rights with respect to the Merger. Water Street may, however, if any person commences a tender or exchange offer to purchase Shares and the Merger Agreement has been terminated under certain circumstances, tender its Shares three business days prior to any scheduled expiration of the offer. Upon the terms and subject to the conditions of the Voting Agreement, the tender by Water Street into such a tender or exchange offer gives rise to a nonassignable option of MergerSub to purchase all of the Water Street Shares at a price of $45.00 per share. In addition, Water Street may not transfer its Shares, except as permitted by the Voting Agreement. See "Certain Provisions of the Voting Agreement."


MERGER FINANCING


     The total amount of cash required to consummate the transactions contemplated by the Merger Agreement (the "Merger Financing"), including payment of the $43.48 aggregate cash component of the Merger Consideration, the Option Cash Proceeds (plus applicable withholding taxes) and transaction fees and expenses (assuming no participation in the Rollover described in "Summary -- Conflicts of Interest of

Certain Persons"), is estimated to be approximately $208.5 million. The Merger Financing will be funded by (i) the issuance by MergerSub of either (x) Senior Discount Notes due 2008 which will generate gross proceeds of approximately $110 million (the "Discount Notes") or (y) $110 million of senior pay-in-kind increasing rate notes (the "Bridge Notes") to DLJ Bridge Finance, Inc., (ii) the issuance by MergerSub to DLJMB and the other DLJMB Funds, and, it is expected, to CVC, for aggregate consideration of $54,999,990, of 1,222,222 shares of MergerSub Stock and Warrants to purchase 110,453 shares of MergerSub Stock at an exercise price of not less than $0.01 per share, and (iii) approximately $42.8 million of new borrowings under the Company's existing $200 million credit facility with various lenders and issuing banks (the "Credit Facility").



     The Merger will constitute an Event of Default (as defined in the Credit Facility) under the terms of the Credit Facility, and will also require the Surviving Corporation to make an Offer to Purchase (as defined in the indenture relating to the 10.25% Senior Subordinated Notes due 2007 of the Company (the "Subordinated Notes")) for all of the outstanding Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest. There is an aggregate of $150 million principal amount of Subordinated Notes outstanding. It is anticipated that prior to the Merger, the lender banks will consent to the Merger, that the Company and its lender banks will amend the Credit Facility, effective on consummation of the Merger (which amendment will include a waiver of the Event of Default under the Credit Facility and the right to acquire up to $5 million of Subordinated Notes in the Offer to Purchase), and that the Credit Facility as amended will remain outstanding after the consummation of the Merger. Based on current market prices of the Subordinated Notes, it is further anticipated that the holders of the Subordinated Notes will not require the Company to repurchase their Subordinated Notes in such Offer to Purchase. However, DLJ Capital Funding Inc. has committed to lend up to $350 million to the Company (the "Backstop Facility"), which the Company believes would be sufficient, if the banks require repayment of amounts outstanding under the Credit Facility or holders of more than $5 million of Subordinated Notes require the Company to repurchase their Subordinated Notes as a result of the Merger. See "The Mergers -- Merger Financing."


CONFLICTS OF INTEREST OF CERTAIN PERSONS


     Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Mergers. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "The Mergers -- Recommendation of the Board of Directors: Reasons for the Mergers" and "Summary -- Security Ownership of Certain Stockholders and Management."


     Certain officers of the Company, including the Chief Executive Officer, have employment and other employment-related agreements with the Company that provide them with certain benefits in connection with the Mergers. See "The Mergers -- Conflicts of Interest of Certain Persons" and "Management Following the Mergers." Further, following the Mergers, the Surviving Corporation intends to enter into employment agreements with certain of the executive officers of the Company; however, the terms of these arrangements have not yet been determined and DLJMB has not had discussions with any executive officers concerning such arrangements. In addition, the Surviving Corporation intends to establish a new stock option plan for members of management, although the terms and the size of the option plan have not been determined and option recipients have not been identified.


     The Merger Agreement provides that immediately prior to the Reorganization Merger Effective Time, all Options, whether or not vested, will be canceled and the holders of such Options will receive the Option Cash Proceeds. As of June 15, 1998, Options to purchase 607,418 Shares were outstanding. The Company estimates that the aggregate amount of the Option Cash Proceeds will be approximately $9.1 million less applicable withholding taxes.



     In December 1996, the Company entered into a value appreciation agreement (as amended, the "Value Appreciation Agreement") with certain of its officers. The Value Appreciation Agreement provides that these officers will be entitled to receive a payment from the Company in certain circumstances following a transaction giving rise to a change in control. The payment is conditioned on achieving a threshold price per

Share in any such transaction and the amount of the payment is determined based on the amount realized per Share in excess of the threshold price, taking into account increases in the Company's enterprise value since December 1996. The Value Appreciation Agreement has a term of two years. If the Mergers are consummated, the aggregate payment payable to such officers will be approximately $2.6 million.



     DLJMB has advised the Company that it will give certain holders of Options and persons entitled to payments under the Value Appreciation Agreement the opportunity to receive stock options, phantom equity awards or Surviving Corporation Shares in lieu of the cash amounts otherwise payable, up to an aggregate of $5 million (the "Rollover"). Specific terms of the Rollover, including the identity of the persons who may participate therein, have not yet been determined. To the extent required under the securities laws, the Surviving Corporation will file a registration statement on Form S-8 with respect to the securities issued in the Rollover. To the extent persons entitled to receive Option Cash Proceeds or amounts payable under the Value Appreciation Agreement participate in the Rollover, the aggregate amounts payable by the Company will be reduced.



     The Company has Income Protection Agreements with certain officers, which provide that if an officer's employment is terminated by the Company without cause or, in certain circumstances including a "Change in Control" as defined in the Agreements (which will occur upon the consummation of the Mergers), by the officer, the officer will be entitled to receive certain severance benefits as follows: (i) one year's base salary and target bonus; (ii) a pro rated bonus for the year in which employment is terminated; (iii) continued participation in the Company's benefit plans for the duration of the severance period; (iv) accelerated vesting of all stock options and stock appreciation rights; (v) continuation of any rights to indemnification from the Company; and (vi) certain outplacement services. The Income Protection Agreements have three-year terms and automatically renew for subsequent one-year terms, unless terminated by either party.


     Pursuant to the Merger Agreement, the Surviving Corporation has agreed to cause the Company, and the Company has agreed, (a) to indemnify all present and former directors and officers of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time, and
(b) for six years after the Effective Time, to maintain directors' and officers' liability insurance containing terms and conditions which are not less favorable to the directors and officers than those under the policy currently in effect, provided that in satisfying the aforementioned obligation, the Company will not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year preceding the Effective Time. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

     Upon consummation of the Mergers, Goldman Sachs will receive an investment banking fee of $2 million arising out of its engagement in 1996 as the Company's financial advisor to assist the Company in its review of strategic alternatives. See "The Mergers -- Background of the Mergers."


     ExistingSub and MergerSub have agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with Water Street in which, among other things, Water Street will be granted the right to one demand registration of the Surviving Corporation Shares retained by Water Street in the Merger. Such right will be exercisable at any time from the date commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time. In addition, pursuant to the terms of the Registration Rights Agreement, for the period commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time, Water Street will be granted the opportunity to participate, on the same terms and conditions, in any offering of (or including) Surviving Corporation Shares (other than certain registrations relating to Surviving Corporation Shares issued in certain business combinations or pursuant to certain employee benefit plans). To the extent any affiliates of Water Street may acquire Surviving Corporation Shares held by Water Street at the Effective Time, such affiliates will be permitted to participate in any registration contemplated by the Registration Rights Agreement on the same terms as Water Street. See "The Mergers -- Resale of Shares Following the Merger."



     The aggregate benefits that will be received in connection with the Mergers by Water Street are $81,041,415 in cash and 62,962 Surviving Corporation Shares. The aggregate benefits that will be received in connection with the Mergers by the executive officers and directors of the Company as a group (excluding amounts attributable to two directors but which are payable to Water Street are $10,372,630 in cash and 3,161

Surviving Corporation Shares. For more detailed information as to such benefits and the components thereof, as well as to the benefits and the components thereof payable in the Mergers to individual executive officers and directors and two former executive officers of the Company who are receiving in excess of $100,000 of such benefits, see "The Mergers -- Conflicts of Interest of Certain Persons."


ACCOUNTING TREATMENT

     The Merger will be accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     Given that approximately 97% of the Merger Consideration consists of cash, stockholders will recognize (and be taxed on) substantially all, if not all, of the gain or loss inherent in their Shares as a result of the Mergers. For a more detailed summary of the material United States Federal income tax consequences of the Mergers, see "The Mergers -- United States Federal Income Tax Consequences."


RISK FACTORS


     See "Risk Factors" beginning on page 16 for a more detailed discussion of certain matters that should be considered by stockholders of the Company in evaluating whether to vote in favor of the approval and adoption of the Merger Agreement and the Mergers, including the control by the DLJMB Funds of the Surviving Corporation and the ability of the DLJMB Funds (subject to any agreement they may have with CVC; see "Management Following the Merger -- Board of Directors") to elect the entire Board of Directors; the substantial leverage of the Surviving Corporation and the significant additional operating and financial restrictions that will be imposed on the Surviving Corporation as a result of the Merger Financing; the potential dilution of the equity ownership percentage of the Company's stockholders should any of the warrants to be issued in connection with the Merger Financing be exercised or should additional Surviving Corporation Shares be issued or options to purchase such shares be granted; the decrease in liquidity of the Surviving Corporation Shares; and the possible termination of the registration of the Surviving Corporation Shares under Section 12(g) of the Exchange Act.


APPRAISAL RIGHTS


     Stockholders of the Company will have appraisal rights in respect of the Reorganization Merger under the Delaware General Corporation Law (the "DGCL"). See "The Special Meeting -- Appraisal Rights." Under the DGCL, holders of ExistingSub Shares do not have statutory appraisal rights in respect of the Merger.



REGULATORY CONSIDERATIONS



     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR Act"), certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act. Pursuant to the requirements of the HSR Act, the Company and DLJMB filed Notification and Report Forms with respect to the Merger with the Antitrust Division and the FTC. The waiting period applicable to the Merger was terminated on May 22, 1998.


SUBSEQUENT EVENT

     On January 14, 1997, the Company's subsidiary, Taylor Publishing Company ("Taylor"), sued one of its principal competitors in the yearbook business, Jostens, Inc. ("Jostens"), in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998 the jury in that case awarded Taylor the amount of $8 million with respect to Taylor's claim under Section 2 of the Sherman Antitrust Act, which award is subject to automatic trebling to $24 million under the federal antitrust laws, and an aggregate of $12 million on Taylor's various other claims (the "Taylor Verdict"). Taylor has stipulated with Jostens that the amount of legal fees and costs recoverable by the Company is $1.225 million and that the awards on the other claims overlap with the award made with respect to the federal antitrust law claim and will not be recoverable in addition to the $24 million. On June 12, 1998, the judge presiding over the litigation in the U.S. District Court rendered his judgment in the amount of $25.225 million plus interest at the rate of 5.434 percent. Jostens has announced that it will seek to overturn the Taylor Verdict in post trial motions or on appeal. See "The Company -- Subsequent Event."



              SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED


                   CONSOLIDATED FINANCIAL AND OPERATING DATA


     The summary historical consolidated financial data presented below as of and for each of the years in the three year period ended December 31, 1997 are derived from, and should be read in conjunction with, the Company's related audited consolidated financial statements and accompanying notes included in the Company's 1997 Form 10-K, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants (the "Consolidated Financial Statements"). The Consolidated Financial Statements and the report thereon are included in the Company's 1997 Form 10-K.


     The unaudited pro forma condensed consolidated financial data of the Company and its subsidiaries for the quarter ended March 31, 1998 and the year ended December 31, 1997 ("Pro Forma Financial Data") are based upon historical consolidated financial statements of the Company as adjusted to give effect to the Mergers, including the Merger Financing and application of the proceeds thereof. In addition, the 1997 operating results have been adjusted to give effect to the financing transactions described more fully below (the "1997 Transactions"). The Reorganization Merger will be accounted for as a reorganization of entities under common control, and the Merger will be accounted for as a recapitalization. As a result, the Mergers will have no impact on the historical basis of the assets or liabilities of the Company. A summary of these adjustments follows.


The Mergers include the following transactions:


     - The issuance of Discount Notes by MergerSub which will generate gross proceeds to MergerSub of approximately $110 million, and new borrowings under the Company's Credit Facility of approximately $42.8 million, of which $24.4 million will be paid as a dividend from the Company to ExistingSub to fund a portion of the Merger Consideration.



     - The initial capitalization of MergerSub through the issuance of 1,222,222 shares of MergerSub Stock and Warrants to purchase 110,453 shares of MergerSub Stock for aggregate consideration of $55 million.



     - Payment of the Merger Consideration for each Share outstanding immediately prior to the Mergers (4,145,372 Shares based on the number of Shares outstanding as of June 15, 1998 and assuming no stockholders validly perfect appraisal rights) consisting of $43.48 in cash and
       0.03378 of a Surviving Corporation Share.


     - Payment of fees and expenses associated with the issuance of the Discount Notes, the waiver of certain Events of Default under the Credit Facility, and the Mergers.


     - Vesting of all outstanding Options and payment of the Option Cash Proceeds (and applicable withholding taxes) and payments pursuant to employment related agreements and assuming no participation in the Rollover.


The 1997 Transactions consist of the following:


     - Refinancing -- The Company entered into the Credit Facility as of July 3, 1997 that, among other things, provides for (i) a $200 million revolving credit facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.

     - The issuance of Subordinated Notes -- On August 12, 1997, the Company issued $150 million aggregate principal amount of the Subordinated Notes.

     - Share Repurchase -- On July 10, 1997, the Company, using the proceeds of its sale of the Rolodex Business, purchased an aggregate of 2,857,142 Shares for $109,999,967. On August 12, 1997, the Company completed a tender offer pursuant to which it purchased an additional 2,857,142 Shares for $109,999,967. The purchase of Shares in the tender offer was paid for with proceeds received through the issuance by the Company of the Subordinated Notes.


     The unaudited pro forma condensed consolidated balance sheet data as of March 31, 1998 have been prepared as if the Mergers occurred on that date. The unaudited pro forma condensed consolidated income statements have been prepared as if the Mergers and the 1997 Transactions all occurred on January 1 of the relevant periods; however, the expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the unaudited pro forma condensed consolidated income statements. The Pro Forma Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

     The following table sets forth summary historical and unaudited pro forma condensed consolidated financial and operating data (dollars in thousands, except per share data) derived from the Company's Consolidated Financial Statements.



                                                YEARS ENDED DECEMBER 31,               QUARTERS ENDED MARCH 31,
                                       ------------------------------------------   -------------------------------
                                                                        PRO FORMA                         PRO FORMA
                                         1995       1996       1997       1997        1997       1998       1998
                                       --------   --------   --------   ---------   --------   --------   ---------
OPERATIONS DATA:
  Net sales..........................  $449,506    492,405    528,233    528,233     106,544    117,305    117,305
  Operating income(1)................    38,881     48,433     51,102     51,102       9,389      9,775      9,775
  Other income (expense):
    Interest expense.................   (19,546)   (18,378)   (20,562)   (46,568)     (3,643)    (6,877)   (11,060)
    Interest income..................     1,472        724      2,837        746         449         51         51
    Other income, net(2).............    13,893      7,706      3,441      3,441         509      1,329      1,329
                                       --------   --------   --------   --------    --------   --------   --------
  Income from continuing operations
    before income taxes and
    extraordinary item...............    34,700     38,485     36,818      8,721       6,704      4,278         95
  Income tax expense.................   (16,694)   (13,272)   (13,404)    (3,074)     (2,343)    (1,497)        (5)
                                       --------   --------   --------   --------    --------   --------   --------
  Income from continuing operations
    before extraordinary item........    18,006     25,213     23,414      5,647       4,361      2,781         90
  Income (loss) from discontinued
    operations, net of tax(3)........   (15,431)    13,840     58,958         --      58,958         --         --
                                       --------   --------   --------   --------    --------   --------   --------
  Income before extraordinary
    items............................     2,575     39,053     82,372      5,647      63,319      2,781         90
  Extraordinary item, net of tax.....        --         --       (728)        --          --         --         --
                                       --------   --------   --------   --------    --------   --------   --------
  Net income.........................  $  2,575     39,053     81,644      5,647      63,319      2,781         90
                                       ========   ========   ========   ========    ========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
  Working capital....................  $ 44,920     51,436     39,508                130,914     57,262     60,640
  Total assets.......................   340,129    348,393    302,673                432,520    323,404    330,736
  Total debt.........................   186,489    161,042    257,743                168,700    268,798    421,549
  Stockholders' equity (deficit).....   (15,779)    33,402   (102,328)                97,460    (96,201)  (238,242)
CONSOLIDATED CASH FLOW DATA:
  Net cash provided by (used in)
    operating activities.............  $ 37,744     55,423     45,511     49,476      (4,212)   (11,222)   (11,660)
  Net cash provided by (used in)
    investing activities.............   (14,678)   (29,783)    95,217    (17,400)    108,684     (4,620)    (4,620)
  Net cash provided by (used in)
    financing activities.............   (21,862)   (32,053)  (133,256)   (20,646)      7,772     13,002     13,002
PER SHARE DATA:
  Basic income per share from
    continuing operations............  $   1.83       2.65       3.25       4.15        0.45       0.68       0.07
  Diluted income per share from
    continuing operations............      1.77       2.55       3.19       3.83        0.44       0.66       0.06
  Book value per share...............     (1.64)      3.52     (25.08)  n.a.....       10.15     (22.97)   (174.89)
OTHER DATA:
  Depreciation and amortization......  $ 13,352     15,357     18,377     18,377       3,871      4,240      4,240
  Amortization of Reorganization
    Goodwill.........................    16,205         --         --         --          --         --         --
  EBITDA(4)..........................    68,438     63,790     69,479     69,479      13,260     14,015     14,015
  Cash interest expense..............    17,946     16,710     19,326     31,059       3,340      6,526      7,301
  Capital expenditures...............    20,190     20,009     23,583     23,583       4,505      5,813      5,813

     The Notes to the summary historical and unaudited pro forma condensed consolidated financial and operating data follow:



(1) Operating income in 1995 includes the deduction for the amortization of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993 ("Reorganization Goodwill").



    Operating income in 1995 includes a gain of $4.3 million related to a change in the Company's pension plan (see Note 12 to the Consolidated Financial Statements included in the Company's 1997 Form 10-K).



(2) Other income, net in 1996 includes a $2.2 million adjustment related to the satisfaction of certain of the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income, net in 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4 million gain on the sale of idle corporate assets.



(3) On March 5, 1997, the Company completed the sale of its Office Products Business with the divestiture of the Rolodex Business for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business ("Curtis"). The proceeds from these sales aggregated $21.8 million (see Note 20 to the Consolidated Financial Statements included in the Company's 1997 Form 10-K for unaudited pro forma financial information with respect to these divestitures).



    On July 8, 1998, the Company amended its Form 10-K to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1997, 1996, and 1995 were $10.8 million, $80.1 million and $111.7 million, respectively.



(4) "EBITDA" represents net income before net interest expense, income taxes, depreciation and amortization, and other income and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.


     This summary historical and unaudited pro forma condensed consolidated financial and operating data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's 1997 Form 10-K.

                             MARKET PRICE OF SHARES



     The Shares are listed and have traded on NASDAQ under the symbol "INSL" since November 29, 1993. The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported by NASDAQ. The number of record holders of the Shares on June 15, 1998 was 740.



                                                               HIGH        LOW
                                                              -------    -------
1995
  First Quarter.............................................  $28.625    $23.250
  Second Quarter............................................   38.125     26.750
  Third Quarter.............................................   39.000     34.125
  Fourth Quarter............................................   41.250     30.000
1996
  First Quarter.............................................   36.500     27.125
  Second Quarter............................................   37.000     33.500
  Third Quarter.............................................   37.375     31.000
  Fourth Quarter............................................   42.000     35.500
1997
  First Quarter.............................................   43.000     34.000
  Second Quarter............................................   39.000     36.750
  Third Quarter.............................................   41.000     36.000
  Fourth Quarter............................................   38.500     33.000
1998
  First Quarter.............................................   43.625     32.000
  Second Quarter............................................   44.625     42.875
  Third Quarter (through July 7, 1998)......................   44.813     43.813



     On March 23, 1998, the last full trading day prior to the first public announcement by the Company of the entering into of the Original Merger Agreement, the reported high and low sale prices per Share were $43.00 and $42.75, respectively.



     On July 6, 1998, the reported high and low sale prices per Share were $44.875 and $43.813, respectively. There was no trade reported for the Shares on July 7, 1998. Stockholders should obtain current market price quotations in connection with voting their Shares.

                                  RISK FACTORS

     In addition to the other information set forth herein, stockholders of the Company should carefully consider the following information in evaluating whether to vote in favor of the approval and adoption of the Merger Agreement and the Mergers.

CONTROL BY THE DLJMB FUNDS


     Following the Mergers, up to 70.1% of the outstanding Surviving Corporation Shares (up to 70.8% on a fully diluted basis) will be held by the DLJMB Funds (assuming that no stockholders validly perfect appraisal rights and assuming further that CVC purchases MergerSub Stock which converts in the Merger into 19.6% of the outstanding Surviving Corporation Shares (19.7% on a fully diluted basis) and Warrants). As a result of their stock ownership, following the Effective Time the DLJMB Funds will control the Surviving Corporation and will have the power (subject to any agreement they may have with CVC; see "Management Following the Merger -- Board of Directors") to elect all of the directors, appoint new management and approve any action requiring the approval of the holders of Surviving Corporation Shares, including adopting certain amendments to the Surviving Corporation's certificate of incorporation and approving mergers or sales of all or substantially all of the Surviving Corporation's assets. As noted above, the DLJMB Funds could elect all or a majority of the Board of Directors, and those directors would have the authority to make decisions affecting the capital structure of the Surviving Corporation, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Moreover, the existence of a controlling stockholder will have the effect of making it impossible for a third party to acquire the Surviving Corporation on an unsolicited or hostile basis. A third party would be required to negotiate any acquisition transaction with the DLJMB Funds, and the interests of the DLJMB Funds may differ from the interests of other holders of Surviving Corporation Shares.


     The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc., as are DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc., which have committed to DLJMB to provide various components of the Merger Financing.

SUBSTANTIAL LEVERAGE


     Upon consummation of the Mergers, the Surviving Corporation will have substantial consolidated indebtedness. The Company currently has substantial indebtedness pursuant to the Credit Facility ($117.5 million at March 31, 1998) and the indenture governing the Subordinated Notes ($150 million at March 31, 1998). These agreements include significant operating and financial restrictions on the Company and require the Company to maintain certain financial ratios, including interest coverage and leverage ratios. All of the borrowings under the Credit Facility are subject to variable interest rates. In connection with consummating the transactions contemplated by the Merger Agreement, MergerSub will issue notes which will generate approximately $110 million of gross proceeds (in the form of Discount Notes or Bridge Notes, as applicable), which will become a liability of the Surviving Corporation upon the effectiveness of the Merger, and the Company will incur approximately $42.8 million of new borrowings under the Credit Facility (assuming no participation in the Rollover) to (i) fund payment of the cash portion of the Merger Consideration and the Option Cash Proceeds and (ii) pay the fees and expenses incurred by the Company, MergerSub and the DLJMB Funds in connection with the Mergers and the Merger Financing. Although the definitive terms of the Merger Financing have not been finalized as of the date of this Proxy Statement/Prospectus, the Company expects that such terms will include additional operating and financial restrictions, such as limitations on the Company's and the Surviving Corporation's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. The Bridge Notes, if they are issued in place of the Discount Notes, will be subject to variable interest rates, and the Backstop Facility, to the extent it is drawn, will be subject to variable interest rates. See "The Mergers -- Merger Financing."


     As of March 31, 1998, after giving pro forma effect to the Mergers, including the Merger Financing and the application of the proceeds thereof, the Surviving Corporation would have had (i) total consolidated indebtedness of approximately $421.5 million, (ii) $31.5 million of additional borrowings available under the

Credit Facility and (iii) a stockholders' deficit of $238.2 million (although to the extent persons participate in the Rollover, the amount of total indebtedness would be reduced, the amount of additional borrowings available under the Credit Facility would be increased, and stockholders' deficit would be reduced, in each case by a corresponding amount up to $5 million). In addition, subject to the restrictions in the Credit Facility and the indentures governing the other indebtedness outstanding from time to time, the Surviving Corporation expects that it or the Company may incur additional indebtedness from time to time in connection with the pursuit of strategic acquisitions and its intended expansion through internal growth.


     The level of the Surviving Corporation's consolidated indebtedness could have important consequences to the Surviving Corporation and the Company, including: (i) limiting cash flow available for general corporate purposes, such as acquisitions and capital expenditures, because a substantial portion of the Company's cash flow from operations must be dedicated to debt service; (ii) limiting the Surviving Corporation or the Company's ability to obtain (or obtain on favorable terms) additional debt financing in the future for working capital, capital expenditures or acquisitions; (iii) limiting the Surviving Corporation's or the Company's flexibility in reacting to competitive and other changes in the industry and economic conditions generally; (iv) exposing the Surviving Corporation and the Company to a risk that a substantial decrease in net operating cash flows could make it difficult to meet debt service requirements;
(v) making the Surviving Corporation and the Company more vulnerable to a downturn in business or the economy generally; and (vi) exposing the Surviving Corporation and the Company to risks inherent in interest rate fluctuations because certain of the borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.


     The Surviving Corporation's and the Company's ability to make scheduled payments of principal of, to pay interest on, or to refinance, their indebtedness and to satisfy their other debt obligations will depend upon the future operating performance of the Company, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. If the Company were unable to meet its consolidated debt service obligations, it could be forced to reduce or defer acquisitions or capital expenditures, sell assets, and reduce operating expenses. It could also attempt to restructure or refinance its indebtedness or effect a public offering or a private sale of its capital stock. There can be no assurance that the Company and the Surviving Corporation would be able to effect any of the foregoing on satisfactory terms, if at all. Based on its current level of operations and anticipated growth, the Company believes that it will be necessary for the Surviving Corporation to refinance the Discount Notes (or Bridge Notes, if issued) upon their maturity, and there can be no assurance that the Surviving Corporation will be able to do so on satisfactory terms, if at all. If the Company or the Surviving Corporation were to default in respect of its obligations to pay its indebtedness (including the failure by the Surviving Corporation to pay the Discount Notes (or Bridge Notes, if issued), when due) such default could cause the entire consolidated indebtedness, together with accrued interest thereon, to be due and payable. If the Company or the Surviving Corporation is unable to pay such amounts when due, the value of the Company's and the Surviving Corporation's assets will likely be insufficient to satisfy the claims of their creditors.


POTENTIAL DILUTION OF COMPANY STOCKHOLDERS


     In connection with the Merger, MergerSub will issue the Warrants, which will convert in the Merger into Surviving Corporation Warrants, exercisable for an aggregate of up to 110,453 Surviving Corporation Shares (or approximately 7.5% of the outstanding Surviving Corporation Shares on a fully diluted basis) at an exercise price of not less than $0.01 per Surviving Corporation Share. In addition, the terms of the Bridge Notes would, if issued, require the Surviving Corporation to issue additional warrants if the Surviving Corporation were unable to refinance the Bridge Notes within one year of issuance. See "The Mergers -- Merger Financing." Exercise of the Surviving Corporation Warrants or the additional warrants would dilute the equity ownership percentage of the Company's stockholders. In addition, the Company intends to establish a stock option plan and to grant options thereunder to purchase Surviving Corporation Shares to members of the Company's management, although the aggregate number of Surviving Corporation Shares expected to be reserved for issuance pursuant to the stock option plan, the other terms of the stock option plan and the identity of the recipients of options have not been determined. Also, the Surviving Corporation will issue up to an aggregate of $5 million of stock options, phantom equity awards or Surviving Corporation Shares in the Rollover. Any issuances of securities in the Rollover and any exercise of stock options granted in the Rollover or otherwise under the Stock Option Plan will dilute the equity ownership percentage of Surviving Corporation stockholders and the DLJMB Funds equally. See "The
Mergers -- Conflicts of Interest of Certain Persons."


LOSS OF LIQUIDITY

     Because the number of Surviving Corporation Shares which will be owned by the public will be significantly smaller following the Merger, the liquidity of the Surviving Corporation Shares may be adversely affected. In the Merger Agreement, MergerSub has agreed that the Surviving Corporation will not take any action, for at least three years after the Effective Time, to cause the Surviving Corporation Shares to be de-listed from or to fail to meet any of the listing standards of NASDAQ (except in connection with a transaction which results in the termination of registration of the Surviving Corporation Shares under the Exchange Act); however, the Surviving Corporation is not required to take any affirmative action to prevent the Surviving Corporation Shares from being de-listed by NASDAQ if such shares cease to meet the listing standards. For continued listing on NASDAQ, NASDAQ requires, among other things, a listed company to maintain (i) at least 300 round lot holders and (ii) at least 500,000 publicly held shares with a market value of at least $1 million. Following the Mergers, there will be fewer than 300 round lot holders and fewer than 500,000 publicly held Surviving Corporation Shares. Consequently, the Company believes that, following the Mergers, it may be de-listed by NASDAQ.


     Upon any de-listing, the Surviving Corporation Shares would trade only on the over-the-counter market. Although prices in respect of trades would be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets," quotes for such shares will likely not be readily available. As a result, it is anticipated that the Surviving Corporation Shares will trade less frequently as compared to the trading volume of the Shares prior to the Merger, and stockholders may experience difficulty selling their Surviving Corporation Shares.


POSSIBLE TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE EXCHANGE ACT


     Following the Mergers, there will be fewer than 300 holders of record of Surviving Corporation Shares. Accordingly, if the Surviving Corporation chose to do so, it could, under existing rules of the Commission, terminate the registration of the Surviving Corporation Shares under Section 12(g) of the Exchange Act and, as a result, it would not have to comply with Section 14 of the Exchange Act and its directors, executive officers and shareholders would not have to comply with Sections 13(d) and 16 of the Exchange Act, to the extent otherwise applicable. However, even in the case of such a termination, the indenture governing the Discount Notes, if it is entered into, will require the Surviving Corporation to file the reports required by Section 13(a) of the Exchange Act. Additionally, MergerSub has agreed in the Merger Agreement that, for at least three years following the Effective Time, the Surviving Corporation will make available the information required pursuant to Rule 144(c) under the Securities Act.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Mergers. Stockholders will also consider and vote on such other matters incident to the conduct of, and as may be properly brought before, the Special Meeting.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Mergers.


     The Company's largest stockholder is Water Street, an investment partnership of which Goldman Sachs is the general partner. On March 24, 1998, Water Street owned the 1,783,878 Water Street Shares, and on April 1, 1998, Water Street acquired beneficial ownership of an additional 80,000 Shares upon the exercise of options issued pursuant to the Insilco Corporation 1993 Non-Employee Director Stock Incentive Plan (the "1993 Director Plan"), increasing the beneficial ownership of Water Street to approximately 45% of the then outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management." Water Street has entered into the Voting Agreement pursuant to which Water Street has agreed to vote the Water Street Shares in favor of approval and adoption of the Merger Agreement and the Mergers. A copy of the Voting Agreement is attached to this Proxy Statement/Prospectus as Annex C. See "Certain Provisions of the Voting Agreement" and Annex C.



     As of June 15, 1998, directors and executive officers of the Company beneficially owned an aggregate of 93,566 Shares (excluding Shares subject to purchase pursuant to outstanding stock options and excluding the Shares beneficially owned by Water Street), representing approximately 2.3% of the outstanding Shares. The directors and executive officers of the Company have indicated that they intend to vote their Shares in favor of the approval and adoption of the Merger Agreement and the Mergers.



     As of June 15, 1998, Water Street and the directors and executive officers of the Company collectively beneficially owned 1,957,444 Shares (excluding Shares subject to purchase pursuant to outstanding stock options), representing approximately 47.2% of the outstanding Shares entitled to vote at the Special Meeting.


VOTING AND REVOCATION OF PROXIES


     Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without any voting instructions indicated thereon, Shares represented by such proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the Mergers. AS NOTED BELOW UNDER "THE SPECIAL MEETING -- APPRAISAL RIGHTS," A VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGERS WILL CAUSE A FORFEITURE OF APPRAISAL RIGHTS UNDER THE DGCL.


     The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters incident to the conduct of the Special Meeting are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given in such proxy to vote against the approval and adoption of the Merger Agreement and the Mergers.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Shares represented by such proxy are voted at the Special Meeting by (a) attending and voting in person at the Special Meeting, (b) giving notice of revocation of the proxy at the Special Meeting, or
(c) delivering to the Secretary of the Company (i) a written notice of revocation or (ii) a duly executed proxy relating to the same Shares and matters to be considered at the Special Meeting and bearing a date later than the proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Insilco Corporation, 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, Attention: Corporate Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Only holders of Shares at the close of business on June 15, 1998, the Record Date, will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 4,145,372 Shares, and there were 740 holders of record. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast. The approval and adoption of the Merger Agreement and the Mergers requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting. Accordingly, abstentions and broker non-votes will have the same effect as a negative vote thereon.


APPRAISAL RIGHTS


     Under the DGCL, Shares which are issued and outstanding immediately prior to the Reorganization Merger Effective Time and which are held by a holder who has delivered a written demand for appraisal of such Shares in the manner provided by the DGCL ("Dissenting Shares") will not be converted into the right to receive ExistingSub Shares. Instead, such holder will be entitled to receive payment of the fair value of his or her Dissenting Shares as appraised by the Delaware Court of Chancery; provided, however, that, if any such holder of Dissenting Shares fails to establish an entitlement to appraisal rights as provided in Section 262 of the DGCL or effectively withdraws his or her demand for appraisal of such Dissenting Shares or loses the right to appraisal under
Section 262 of the DGCL or if neither any holder of Dissenting Shares nor the Surviving Corporation files a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder will forfeit the right to appraisal of his or her Dissenting Shares, and each such Dissenting Share will be converted into the right to receive the Merger Consideration. Under the DGCL, holders of ExistingSub Shares do not have statutory appraisal rights in respect of the Merger.


     A STOCKHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS IF THE MERGER AGREEMENT AND THE MERGERS ARE APPROVED AND ADOPTED MUST TAKE THE ACTIONS SET FORTH IN SECTION 262 OF THE DGCL, INCLUDING FILING A WRITTEN DEMAND FOR APPRAISAL WITH THE COMPANY PRIOR TO THE DATE OF THE SPECIAL MEETING. MOREOVER, SINCE, UNDER SECTION 262 OF THE DGCL, A VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGERS WILL CAUSE THE STOCKHOLDER TO FORFEIT HIS OR HER APPRAISAL RIGHTS, ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS SHOULD NOT VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGERS. SEE "DISSENTING STOCKHOLDERS' RIGHTS" AND ANNEX D, WHICH SETS OUT THE FULL TEXT OF SECTION 262 OF THE DGCL.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; OPINION OF INVESTMENT BANKER

     THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSAC-

TIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGERS.


     Lazard rendered the Original Lazard Opinion, orally, on March 24, 1998, which was subsequently confirmed by a written opinion dated March 24, 1998, to the Board of Directors to the effect that, based upon and subject to the matters stated therein, as of the date of the Original Lazard Opinion, the Original Merger Consideration taken as a whole was fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. Lazard rendered the Lazard Opinion, orally, on June 8, 1998, which was subsequently confirmed by a written opinion dated June 8, 1998, to the Board of Directors to the effect that, based upon and subject to the matters stated therein, as of the date of the Lazard Opinion, the Merger Consideration taken as a whole is fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view.

                                  THE COMPANY

     The Company is a diversified producer of automotive, telecommunications and electronics components, and is a leading specialty publisher of student yearbooks. The Company has three reporting segments: (i) the Automotive Components Group, which manufactures transmission components and assemblies and heat exchangers and heat exchanger tubing; (ii) the Technologies Group, which manufactures high performance data-grade connectors for the telecommunications and networking markets, cable and wire assemblies primarily for the telecommunications market, and precision metal stampings and power transformers primarily for the electronics market; and (iii) Specialty Publishing, which publishes student yearbooks. The Company's primary focus is to tailor its products for customer specific applications in niche markets. This strategy includes customizing products for particular accounts and applications and developing technology in order to produce the highest quality products in each of its product lines, and thereby maintain long term, often sole-supplier, customer relationships. The Company believes that this niche market focus results in more stable revenues and higher margins. The Company's portfolio of businesses serves several market segments, which the Company believes tends to dampen cyclicality and diversify business risk. The Company's broad base of more than 17,000 customers includes automotive and non-automotive original equipment manufacturers ("OEMs"), telecommunications, networking and electronics companies and student yearbook departments nationwide.


     The following chart depicts the organizational structure of the Company:


                              [THE COMPANY CHART]


     The Automotive Components Group consists of three operating units, Thermal Components, Steel Parts and Romac and a joint venture, Thermalex. Thermal Components produces aluminum- and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications. Steel Parts is the leading supplier of automatic transmission clutch plates to Ford Motors and produces other stamped components for OEMs and Tier 1 suppliers. Romac produces stainless steel tubing for marine, architectural, industrial and automotive applications. Thermalex, a joint venture owned equally by the Company and Mitsubishi Aluminum Co., Ltd., is the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. Management believes that the impact of the automotive cycle on the Automotive Components Group's financial performance is mitigated by sales to the automotive aftermarket and non-automotive OEMs, which represented 16% and 27%, respectively, of the Automotive Components Group's 1997 net sales.


     The Technologies Group generally focuses on niche products which are designed for specific customer applications, and the Group seeks to supply all or a substantial portion of its customers' requirements. The Technologies Group has four operating units: Escod Industries, the leading outside supplier of cable and wire assemblies to Northern Telecom and Siemens; Stewart Connector, a leading producer of high performance data-grade connectors for the computer networking and telecommunications markets; Stewart Stamping, a producer of highly customized precision stamped metal parts, primarily for the electronics industry; and Signal Transformer, the leading non-captive producer of 50-60 Hz power transformers used in a variety of product applications.

     Specialty Publishing consists of Taylor, one of the nation's leading publishers of student yearbooks. The Company believes that Taylor's digital pre-press technology (which eliminates many manual cutting, pasting and rescaling operations) offers yearbook customers superior quality and greater design and revision flexibility. The student yearbook business benefits from very limited cyclicality, low customer turnover and pre-paid sales.

CERTAIN FORECASTS AS TO FUTURE RESULTS

     The Company prepared certain nonpublic forecasts reflecting management's estimates as to the possible future performance of the Company over the six fiscal years ending in 2003. This information was provided to each of the three parties that were evaluating a possible acquisition of the Company, including DLJMB (see "The Mergers -- Background of the Mergers") and to Lazard. The following table summarizes the forecasts:


                                                      FORECASTS
                               --------------------------------------------------------
ITEM                            1998      1999      2000      2001      2002      2003
----                           ------    ------    ------    ------    ------    ------
                                       (IN MILLIONS, EXCEPT EARNINGS PER SHARE)
Net sales....................  $558.1    $591.1    $623.6    $656.1    $689.0    $723.1
Operating Income.............  $ 54.9    $ 58.9    $ 62.7    $ 66.2    $ 69.7    $ 74.0
EBITDA(1)....................  $ 76.4    $ 81.5    $ 87.8    $ 94.0    $100.1    $106.4
Earnings per Share(2)........  $ 4.55    $ 5.22    $ 5.89    $ 6.49    $ 7.26    $ 8.11


---------------

(1) EBITDA represents the Company's projected net income before projected net interest expense, income taxes, depreciation and amortization, other income and net gain or net loss on the sale of assets. EBITDA data were provided to each of the three parties that were evaluating a possible acquisition of the Company, including DLJMB, and to Lazard because such information is frequently used by investors as a measure of operations. While EBITDA is frequently used as a measure of operations, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA is not intended to represent and should not be considered more meaningful than or alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.



(2) Based on average shares outstanding ranging from 4.36 million in 1998 to
    4.63 million in 2003.


     The forecasts were generated by consolidating individual business unit projections. The key assumptions that underlie the forecasts were (i) modest growth of net sales, ranging from 5.0% to 5.9%, resulting primarily from economic growth together with internal growth from new products and further penetration of current and alternate channels of distribution, and (ii) EBITDA margins increasing from 13.7% to 14.7% of revenue over the period resulting both from anticipated margin improvement in Specialty Publishing and, to a lesser extent, from an increasing percentage of total Company revenues being generated by certain higher margin business units. The Company has projected essentially constant gross margins while other operating expenses are forecasted to grow with sales, but at a slightly slower rate.


     The forecasts do not assume that any acquisitions or divestitures would occur during the periods presented.


     THE FORECASTS REFERRED TO ABOVE WERE PREPARED INITIALLY FOR INTERNAL PLANNING PURPOSES AND THEN WERE UPDATED AND EXTENDED TO COVER SIX YEARS IN CONNECTION WITH REQUESTS MADE BY THE INTERESTED PARTIES EVALUATING A POTENTIAL ACQUISITION OF THE COMPANY (SEE "THE MERGERS -- BACKGROUND OF THE MERGERS"), AND NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE FORECASTS ARE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS SOLELY BECAUSE SUCH INFORMATION WAS PROVIDED TO DLJMB AND THE OTHER PARTIES INTERESTED IN A POTENTIAL ACQUISITION OF THE COMPANY AND TO LAZARD. WHILE PRESENTED WITH NUMERICAL SPECIFICITY THE FORECASTS WERE BASED UPON NUMEROUS ASSUMPTIONS RELATING TO COMMERCIAL ACCEPTANCE OF THE COMPANY'S PRODUCTS, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, THE BUSINESS OF THE COMPANY AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT RESULTS

FORECAST WILL BE REALIZED, AND ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE ESTIMATED. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS." NEITHER THE COMPANY'S AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FORECASTS, NOR HAVE THEY EXPRESSED ANY OPINION OR GIVEN ANY OTHER FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION. THE INCLUSION OF THE FORECASTS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT DLJMB, MERGERSUB OR THE COMPANY CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF DLJMB, MERGERSUB OR THE COMPANY INTENDS PUBLICLY TO UPDATE OR OTHERWISE REVISE THE FORECASTS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT THE FORECASTS WILL NOT BE REALIZED.



     The forecasts do not give effect to the Mergers and should be read in conjunction with "Risk Factors" and "Unaudited Condensed Consolidated Pro Forma Financial Data," and in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" as set forth in the Company's 1997 Form 10-K and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, each of which is incorporated herein by reference.


SUBSEQUENT EVENT


     On January 14, 1997, Taylor sued one of its principal competitors in the yearbook business, Jostens, in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998 the jury in that case awarded Taylor the amount of $8 million with respect to Taylor's claim under Section 2 of the Sherman Antitrust Act, which award is subject to automatic trebling to $24 million under the federal antitrust laws, and an aggregate of $12 million on Taylor's various state law claims. Taylor has stipulated with Jostens that the amount of legal fees and costs recoverable by Taylor is $1.225 million and that the awards on the other claims overlap with the award made with respect to the federal antitrust law claim and will not be recoverable in addition to the $24 million. On June 12, 1998, the judge presiding over the litigation in the U.S. District Court rendered his judgment in the amount of $25.225 million plus interest at the rate of 5.434 percent. Jostens has announced that it will seek to overturn the Taylor Verdict in post trial motions or on appeal.

                                  THE MERGERS

BACKGROUND OF THE MERGERS

     In the second half of 1996, the Company was advised by its largest stockholder, Water Street, that the term of the Water Street partnership would end on June 15, 1997 and that under the partnership agreement, Goldman Sachs, as the sole general partner of Water Street, was required to dispose of or distribute all of the partnership's assets, or the proceeds from the disposition thereof, by June 15, 1998 (although the one-year period could be extended with the consent of a majority of the partnership interests in Water Street). Given that, at the time, Water Street owned approximately 62% of the Shares, the Board of Directors was concerned that the market price of the Shares could be adversely affected if Water Street were to distribute the Shares it owned to its partners and all or a substantial number of the recipients were to attempt to sell their Shares in the open market.

     In light of this concern, the Company retained Goldman Sachs in November 1996 to act as its financial advisor to evaluate various strategic alternatives to maximize stockholder value. As noted above, Goldman Sachs is the general partner of Water Street, which at that time owned approximately 62% of the Shares. Among the strategic alternatives the Board of Directors and Goldman Sachs considered at that time were (i) selling the entire Company to a single purchaser, (ii) selling each of the Company's operating units separately and
(iii) refinancing the Company's existing indebtedness, incurring new debt and repurchasing Shares.

     In late 1996 through early 1997, Goldman Sachs, on behalf of the Company, identified and contacted a number of prospective buyers to solicit expressions of interest in purchasing the Company. However, based on the results of such solicitation, which yielded very few interested buyers, and none at a price that the Company's Board of Directors, relying in part on the advice of its financial advisor, believed reflected the Company's value, the Board of Directors determined that a sale of the entire Company to a single purchaser would not maximize stockholder value. The Board of Directors also concluded that selling each of the Company's remaining operating units separately would not maximize stockholder value because individual sales would entail substantial transaction costs and would result in significant cash tax payments on the realized gains, reducing the amounts available upon liquidation to pay down debt and to make distributions to stockholders.

     The Board of Directors decided to effect a repurchase of Shares in the amount of approximately $220 million (the "Share Repurchase"). The Share Repurchase was consummated on August 12, 1997. In connection with the Share Repurchase, the Company amended its existing secured indebtedness, substituting the Credit Facility for the then existing $155 million term loan and $130 million revolving credit facility, and incurred $150 million in new debt in the form of the Subordinated Notes.

     Following the Share Repurchase, a financial buyer that had indicated an interest in early 1997 in buying the Company (the "First Interested Party"), initiated sporadic discussions with Goldman Sachs and Robert L. Smialek, the Company's President, Chief Executive Officer and Chairman of the Board, regarding the possible purchase of all or a substantial percentage of the Company. These discussions commenced in September 1997, and continued intermittently thereafter.

     In December 1997, the Company received an unsolicited inquiry from a second interested party (the "Second Interested Party"). Officers of the Company met with the Second Interested Party in December 1997 and made a presentation to it of certain public information concerning the Company. The Company continued to have intermittent contacts with the Second Interested Party thereafter.


     On February 3, 1998, at the request of a representative of Donaldson, Lufkin & Jenrette, Inc., representatives of that firm and of DLJMB met with the Company's officers. At this meeting, William F. Dawson, Jr., a Principal of DLJMB, disclosed that DLJMB might have an interest in acquiring the Company and that one purpose of the meeting was to evaluate the Company's interest in pursuing a potential transaction, as the Company had not previously been approached by DLJMB, and the feasibility of various transaction structures. At the conclusion of this initial meeting, the parties agreed to continue their discussions and to permit DLJMB access to additional information regarding the Company and its businesses.

     During the week of February 2, 1998, Mr. Smialek and Thompson Dean, the Managing Partner of DLJMB, informed Mr. O'Toole, a member of the Company's Board of Directors and a Managing Director of Goldman Sachs, of DLJMB's expressed interest in a potential transaction with the Company. Separately, Mr. Smialek also updated Mr. O'Toole with respect to the other two parties' interest in the Company. Mr. O'Toole and Mr. Smialek concluded that Mr. Smialek should continue his discussions with DLJMB and the other parties.

     On February 10, 1998, Company officers met with Messrs. Dean and Dawson. The principal purpose of the meeting was to inform DLJMB that the Company would continue with discussions concerning DLJMB's potential interest in acquiring the Company and to discuss generally the form that a transaction might take. On the same day, the Company had a substantially similar meeting with representatives of the Second Interested Party.


     Subsequent to the meeting on February 10, 1998, DLJMB and the Company executed the Confidentiality Agreement in connection with the delivery to DLJMB of additional information concerning the Company. Confidentiality Agreements with the two other interested parties were already in effect.


     Several meetings or teleconferences were held over the next two weeks with each of the interested parties, and each was provided with supplemental nonpublic financial information.


     On February 27, 1998, the Company's senior management made a detailed presentation to DLJMB at the Company's offices concerning the Company's businesses, financial results, prospects and forecasts. On March 4, 1998, the senior management of the Company and the operating heads of each of the Company's operating units met with the First Interested Party at the Company's offices and made a management presentation to it covering substantially the same material covered the previous week in the meeting with DLJMB. On March 5, 1998, Company management made a substantially identical presentation at the Company's offices to the Second Interested Party. During the week of March 9, 1998, representatives of DLJMB visited each of the Company's significant manufacturing operations and met with the management of each of the Company's various business units. At approximately the same time, both DLJMB and the First Interested Party commenced financial, accounting, legal and environmental due diligence.


     During the week of March 9, 1998, Mr. Smialek contacted each of the members of the Board of Directors to report on the interest expressed by each of the parties regarding the Company, and to make a recommendation that the Company retain an independent investment banker to assist the Company in this process. The Board concurred, and Mr. Smialek contacted Lazard to discuss retaining Lazard as the Company's investment banker. On March 11, 1998, Mr. Smialek and other officers of the Company and the Company's outside legal advisor, Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank"), met with various representatives of Lazard to discuss the potential sale transaction and to develop a process and proposed timetable subject to approval by the Board of Directors.

     Lazard recommended, and the Company agreed, that a process and timetable should be developed for the receipt of potential bids. It was determined that each of the three interested parties be informed that its bid would be due by no later than 12:00 noon on Friday, March 20, 1998. Through Lazard, the Company advised each of the three parties of the process, the fact that there were other potential bidders for the Company, and the date for receipt of definitive offers. The Company also decided that Lazard should contact an additional party that, in early 1997, had expressed an interest in acquiring the Company to see whether that party had any renewed interest in acquiring the Company. The party was contacted but declined to participate.

     On March 16, 1998, Mr. Smialek met with Messrs. Dean and Dawson, at their request, to discuss the level of DLJMB's interest in acquiring the Company. At that meeting, DLJMB indicated a possible price range of $40 to $42 per share, subject to actually submitting a proposal, and stated that any transaction would need to be effected in a manner so as to qualify for recapitalization accounting treatment, which would require existing Company stockholders to retain a continuing equity ownership in the Company after the consummation of the transaction. DLJMB further stated that, as conditions to its willingness to proceed with the transaction, and subject to agreement as to terms and definitive documentation, it would require the Company to agree to a non-solicitation agreement with a customary "break-up" fee, and Water Street to execute a voting agreement to vote in favor of the proposed merger. DLJMB also indicated its desire to retain current management of the Company in any proposed transaction.

     On March 17 and 18, 1998, representatives of the Second Interested Party visited each of the Company's significant manufacturing operations, met with the management of each of the Company's various business units, and were given management presentations substantially identical to those made to DLJMB during the preceding week.

     The Board of Directors held a special meeting by teleconference on March 19, 1998 to receive a status report on the process and the level of interest of the three interested parties. Each member of the Board of Directors participated in the teleconference, together with the Company's senior management and representatives of Lazard and Fried Frank.

     On March 20, 1998, DLJMB submitted an acquisition proposal in the form of a leveraged recapitalization of the Company at a nominal value of $44.00 per Share in cash and stock of the surviving corporation. DLJMB's proposal was subject to, among other things, the Company's agreement to a break-up fee and reimbursement of expenses in prescribed circumstances, and Water Street's execution of a satisfactory voting agreement. The high and low sale prices per Share as reported by NASDAQ on March 19, 1998 were $40.50 and $39.75, respectively. On March 21, 1998, the Company's management and financial advisors informed the Board of Directors of the results of the process and the terms of the DLJMB acquisition proposal. After considering the proposal, the Board of Directors approved the initiation of formal discussions with DLJMB, but required that the final terms of the proposal and a definitive merger agreement be submitted to the Board of Directors for its review prior to execution.

     Negotiations between the Company and DLJMB commenced on March 22, 1998 and continued until the morning of March 24, 1998. During these negotiations, DLJMB agreed to improve the economic terms of its proposal, including increasing the price to a nominal value of $44.50 per Share, consisting of $42.98 in cash and
0.03419 of a Surviving Corporation Share. The terms of the Voting Agreement were negotiated separately among DLJMB, Water Street, and, to a limited extent, the Company.

     The Board of Directors held a meeting on the afternoon of March 23, 1998 to receive a status report on the progress of negotiations with DLJMB. Following the status report, Lazard presented a valuation analysis of the Company, using various methodologies. Based on the status report and the valuation analysis, the Board reiterated its interest in proceeding to negotiate a transaction with DLJMB.

     On the morning of March 24, 1998, the Board of Directors convened to discuss the proposed transaction with DLJMB. All members of the Board of Directors participated either in person or by conference call. Also in attendance were officers of the Company and representatives of Lazard, Goldman Sachs, and Fried Frank. Lazard updated the Board on the status of negotiations with DLJMB, including a review of the final economic and other terms of the DLJMB proposal. Counsel then reviewed with the Board the terms and conditions of the proposed definitive Original Merger Agreement and the proposed definitive Voting Agreement. At the conclusion of the presentation, representatives of Lazard provided the Original Lazard Opinion, in oral form (subsequently confirmed in writing), to the effect that, as of that date and based upon and subject to the matters stated therein, the Original Merger Consideration taken as a whole was fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. After the presentation from Lazard, and after discussion of such matters as the members of the Board of Directors deemed relevant, the Board of Directors unanimously (i) determined that the Original Merger Agreement and the transactions contemplated thereby, including the Mergers, were fair to and in the best interests of the Company's stockholders, (ii) approved the Original Merger Agreement and the Voting Agreement and the transactions contemplated thereby, including the Mergers,
(iii) authorized the execution and delivery of the Original Merger Agreement and the Voting Agreement, and (iv) resolved to recommend the approval and adoption of the Original Merger Agreement and the Mergers to the stockholders of the Company.

     On May 13, 1998, the Taylor Verdict was rendered. Following the Company's public announcement of the Taylor Verdict, the Company received a number of inquiries from stockholders as to whether current stockholders of the Company would be paid any portion of the proceeds of the Taylor Verdict. The Company advised each of the callers that the Original Merger Agreement did not permit any portion of any proceeds of the Taylor Verdict to be paid to current stockholders of the Company.


     On May 28, 1998, Mr. Smialek and other members of senior management of the Company spoke with Messrs. Dean and Dawson regarding whether the DLJMB Funds would be prepared to increase the Original Merger Consideration in light of the Taylor Verdict. Messrs. Dean and Dawson stated that they were not prepared to respond at that time and noted that the receipt by the Company of any amount with respect to the Taylor Verdict would not occur for several years and was contingent on the Company's prevailing on Jostens' post trial motions and appeals.

     On June 3, 1998, the Board of Directors of the Company convened to discuss the Taylor Verdict and its impact on the Board's March 24, 1998 recommendation to the stockholders that the Mergers were fair to and in the best interest of the Company's stockholders. At that meeting, the Board directed management to request Lazard to seek an increase of the Original Merger Consideration and also to request Lazard to render an updated opinion as to the fairness, from a financial point of view, to the holders of Shares (other than MergerSub and its affiliates) of the Original Merger Consideration (or any increase in merger consideration) taken as a whole.

     On June 5, 1998, following negotiations between Lazard and Mr. Dean, Mr. Dean advised Lazard that the DLJMB Funds were prepared to increase the Original Merger Consideration by $0.50 per Share in cash.

     On June 8, 1998, the Board of Directors of the Company reconvened to discuss the proposed increase in the Original Merger Consideration and to consider whether it was the Board's continued belief that the Mergers are fair to and in the best interest of the Company's stockholders. At that meeting, Lazard delivered the Lazard Opinion (subsequently confirmed in writing), to the effect that, as of that date and based upon and subject to the matters stated therein, the Merger Consideration taken as a whole is fair to holders of Shares (other than MergerSub and its affiliates) from a financial point of view. After the presentation from Lazard, and after discussion of such matters as the members of the Board of Directors deemed relevant, the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are fair to and in the best interests of the Company's stockholders, (ii) authorized the execution and delivery of the Amendment to the Original Merger Agreement providing for the increase in the Original Merger Consideration and (iii) resolved to recommend the approval and adoption of the Merger Agreement and the Mergers to the stockholders of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGERS

     As discussed above, the Board of Directors, at its meeting on March 24, 1998, determined that the Original Merger Agreement and the Mergers were fair to and in the best interests of the stockholders of the Company and recommended that the Company's stockholders approve and adopt the Original Merger Agreement and the Mergers. Such action was taken by the unanimous vote of the Board of Directors. In its deliberations, the Board of Directors consulted with the Company's legal and financial advisors and considered a number of factors, including the following principal factors that were material to the Board's decision:

          1. The oral and written presentations of Lazard and the Original Lazard Opinion;

          2. The Board's belief that it was unlikely that there were additional parties interested in acquiring the Company or that the Company could obtain a greater price (which belief was based in part on the fact that in the past 18 months the Company and its financial advisors had contacted what they believed to be the most likely purchasers);

          3. The fact that the Original Merger Consideration represented an approximately 13.4% premium over the average trading price of a Share for the 30 trading days preceding March 24, 1998;

          4. The fact that the Original Merger Consideration, consisting of $42.98 in cash and 0.03419 of a Surviving Corporation Share had, in the Board of Directors' view, an implied aggregate value of between $44 and $45 per share;

          5. The fact that Water Street, as the beneficial owner of approximately 45% of the outstanding Shares, favored the transaction and had agreed to vote the Water Street Shares in favor of the Mergers pursuant to the terms of the Voting Agreement;

          6. The fact that the term of the Water Street partnership ended on June 15, 1997, and that the partnership agreement required Goldman Sachs to dispose of or distribute all of the partnership assets by June 15, 1998 (although the one-year period could be extended with the consent of the majority of partnership interests), and that the market price of the Shares could be adversely affected if the Water Street Shares were sold to a third party or distributed to the partners who might then attempt to sell their Shares in the open market;


          7. The terms and conditions of the Original Merger Agreement, which had been negotiated at arm's length, including the "no solicitation" provisions of the Original Merger Agreement, the fees and expense reimbursements payable to MergerSub (which could require payments of up to approximately $11 million in the aggregate), the circumstances in which such fees are payable, the termination provisions of the Original Merger Agreement, and the terms of the related Voting Agreement. The Board of Directors sought to balance the concerns of DLJMB, which the Board of Directors believed had made an attractive acquisition proposal to the Company conditioned on receipt of a break-up fee and reimbursement of expenses in certain circumstances, against the likelihood of there being a subsequent better offer to the Company's stockholders which might be deterred by such payments. While the Merger Agreement prohibits the Company from soliciting third-party offers, it allows the Board to fulfill its fiduciary duties if a third party makes or expresses interest in making an unsolicited offer, including negotiating with a third party or furnishing third parties with information about the Company, and permits the termination of the Merger Agreement (subject to payment of fees and reimbursement of expenses) if an offer more favorable to stockholders from a financial point of view than that contained in the Merger Agreement is received from a third party;


          8. The fact that the Company's stockholders would be entitled to dissent from the Reorganization Merger and demand payment of the "fair value" of their Shares by complying with the applicable requirements of the DGCL;

          9. The experience and success of DLJMB in structuring and closing transactions similar to the Mergers, the strength and favorable terms of the financing commitment letters delivered by DLJMB pursuant to the Merger Agreement (which Merger Agreement is conditioned on financing) and the fact that DLJMB has funds available to assist the Company in making acquisitions and has expressed a strong interest in investing in growth opportunities for the Company; and

          10. The fact that the receipt of an opinion as to the solvency of the Surviving Corporation upon consummation of the Mergers is a condition to the Company's obligation to consummate the Mergers.

     The Board also considered the fact that, if the Mergers took place, the Company's stockholders would no longer be participating at their current ownership level in the long-term growth of the Company, and that the stockholders would potentially suffer from the loss of liquidity for, and the potential delisting from NASDAQ of, the Surviving Corporation Shares, and that the Company would become more highly leveraged, with the risks attendant substantial leverage. See "Risk Factors -- Loss of Liquidity" and "Risk Factors -- Substantial Leverage."

     As discussed above, following the Taylor Verdict, the Board of Directors met twice to consider the impact of the Taylor Verdict and the proposed increase in the Original Merger Consideration on the Board's March 24, 1998 recommendation to the stockholders that the Mergers were fair to and in the best interest of the Company's stockholders. At its meeting on June 8, 1998, the Board of Directors, by unanimous vote, determined that the Merger Agreement and the Mergers were fair to and in the best interests of the stockholders of the Company and recommended that the Company's stockholders approve and adopt the

Merger Agreement and the Mergers. In its deliberations, the Board of Directors consulted with the Company's legal and financial advisors and considered a number of factors, including the following principal factors that were material to the Board's decision:

          1. The presentation of Lazard, and the Lazard Opinion described below. See "The Mergers -- Opinion of Investment Banker" for a discussion of the factors considered in rendering the Lazard Opinion. The Lazard Opinion, which is subject to limitations, qualifications and assumptions, is included as Annex B hereto, and should be read in its entirety;

          2. The uncertainty inherent in predicting the outcome of any appeal of the Taylor Verdict, the fact that payment, if any, of the Taylor Verdict might not be received by the Company for a number of years given Josten's stated intention to appeal, and the rate of interest (5.434%) at which the Taylor Verdict would accrue, by statute, until payment, if any;


          3. The fact that the Taylor Verdict, if received, will be taxed to the Company at an estimated combined effective Federal, state and local tax rate of approximately 38% (assuming present tax rates);


          4. The fact that, if the Mergers are consummated, the current stockholders of the Company will retain a 10.3% interest in the Surviving Corporation and, consequently, will participate in the Taylor Verdict to the extent of their continuing ownership of shares in the Surviving Corporation; and

          5. The Board's belief that it was unlikely that other parties were interested in acquiring the Company or that the Company could obtain a better price for its stock (which belief was based in part on the fact that the Company had not seen any significant increase in its stock price, or received any unsolicited third party offers to purchase the Company, since the Taylor Verdict was publicly announced).


     The Board also noted that, pursuant to the Original Merger Agreement, (i) if the holders of a majority of the outstanding Shares were to vote against the Mergers, MergerSub would be entitled to reimbursement from the Company of its out-of-pocket fees and expenses (including reasonable fees and expenses of its counsel) not to exceed $5 million (plus an additional break-up fee of $6 million if the Company were to be acquired within 12 months of termination of the Merger Agreement and the consideration paid exceeded the Original Merger Consideration), and (ii) if the Board determined in the exercise of its fiduciary duties as advised by counsel not to recommend the Mergers to the stockholders of the Company, MergerSub would have the right (but would not be required) to terminate the Merger Agreement and receive a "break-up" fee of $6 million as well as reimbursement of fees and expenses of up to $5 million.


     The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Mergers, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

OPINION OF INVESTMENT BANKER

     The Company retained Lazard to act as its investment banker with respect to the Mergers. At a meeting of the Board of Directors held on March 24, 1998, Lazard rendered to the Board of Directors orally the Original Lazard Opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the matters stated therein, the Original Merger Consideration taken as a whole was fair to the holders of Shares (other than MergerSub and its affiliates) from a financial point of view. The Board of Directors subsequently requested that Lazard update the Original Lazard Opinion. At a meeting of the Board of Directors held on June 8, 1998, Lazard rendered to the Board of Directors orally the Lazard Opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the matters stated therein, the Merger Consideration taken as a whole was fair to the holders of Shares (other than MergerSub and its affiliates) from a financial point of view.

     The full text of the Lazard Opinion, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with the Lazard Opinion, is attached hereto as Annex B and is incorporated herein by reference. The Lazard Opinion was delivered to the Board of Directors for its use in connection with its consideration of the Mergers and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger Agreement or the Mergers. The summary of the Lazard Opinion set forth herein is qualified in its entirety by reference to the full text of the Lazard Opinion. STOCKHOLDERS ARE URGED TO READ THE LAZARD OPINION IN ITS ENTIRETY.

     In connection with the preparation of the Lazard Opinion, Lazard (i) reviewed the financial terms and conditions of the Merger Agreement; (ii) analyzed certain historical business and financial information relating to the Company; (iii) reviewed various financial forecasts and other data provided to Lazard by the Company relating to its businesses and financial performance; (iv) reviewed the financial assessment of management of the Company with respect to the Taylor Verdict; (v) held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company; (vi) reviewed certain public financial and stock market information for certain other companies, although Lazard did not identify any publicly traded companies which it deemed to be comparable; (vii) reviewed the historical stock prices and trading volumes of the Shares; and (viii) considered such other information, financial studies, analyses and investigations and financial, economic, market and trading criteria that Lazard deemed appropriate.

     In rendering the Lazard Opinion, Lazard assumed that the Mergers would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining any necessary regulatory or third party approvals for the Mergers will not have an adverse effect on the Company. The Lazard Opinion did not address the future trading value of the Surviving Corporation Shares following the Mergers.


     In preparing the Lazard Opinion, Lazard relied upon the accuracy and completeness of the information reviewed by Lazard for purposes of the Lazard Opinion, and Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any independent financial or other assessment of the Taylor Verdict. Lazard did not opine or provide any advice with respect to the impact of the Mergers on the solvency, viability or financial condition of the Company or its ability to satisfy its obligations as they become due. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the financial assessment of the Taylor Verdict, Lazard assumed that it was reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company. Lazard expressed no view as to the financial forecasts or the financial assessment of the Taylor Verdict, or the assumptions on which they were based. The Lazard Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard Opinion. In addition, the Lazard Opinion did not address the Company's underlying business decision to enter into the Original Merger Agreement or the Merger Agreement. Lazard considered the impact of the contemplated liquidation of Water Street, which beneficially owned approximately 45% of the outstanding Shares as of June 8, 1998, and the efforts undertaken by the Company and its advisors within the 18 months preceding the execution of the Original Merger Agreement to solicit third party offers to acquire all of the Company. Lazard was not requested to, and did not, solicit any third party offers to acquire all or any part of the Company other than the one party previously described in "The Mergers -- Background of the Mergers."


     At a meeting of the Board of Directors held on March 23, 1998, Lazard presented certain financial analyses, accompanied by written materials, in connection with the Original Lazard Opinion. In addition, at a meeting of the Board of Directors held on June 8, 1998, Lazard presented certain financial analyses in connection with the Lazard Opinion. The following is a summary of the material financial and comparative analyses performed by Lazard in arriving at the Lazard Opinion.

     Hypothetical Blended Valuation of Consideration Received. The consideration to be received by holders of Shares consists of $43.48 in cash and
0.03378 of a Surviving Corporation Share. Since a portion of the consideration to be received by holders of Shares consists of Surviving Corporation Shares, Lazard analyzed the hypothetical public trading values for the Surviving Corporation Shares to be outstanding following the Effective Time in order to determine the hypothetical blended valuation of the consideration to be received. Lazard analyzed the hypothetical public trading values for the Surviving Corporation Shares to be outstanding following the Effective Time derived from an application of various multiples to the Company's pro forma earnings per share and pro forma EBITDA giving effect to the Mergers (based on projections prepared by management of the Company and management's financial assessment of the Taylor Verdict). This calculation indicated that (i) applying price-earnings multiples ranging from 9.0x to 11.0x to pro forma earnings per share in 2000 and 2002 and equity discount rates of 20% and 25% to the resulting hypothetical stock price in such years resulted in a net present value hypothetical public market trading value per share as of March 31, 1998 ranging from $39.53 to $63.91 and (ii) applying EBITDA multiples ranging from 5.0x to 6.0x to pro forma EBITDA in 2000 and 2002 and equity discount rates of 20% and 25% to the resulting hypothetical stock price in such years resulted in a net present value hypothetical public market trading value per share as of March 31, 1998 ranging from $28.66 to $73.64. Using this hypothetical value range, Lazard calculated that a holder of Shares receiving $43.48 in cash and retaining 0.03378 of a Surviving Corporation Share for each Share would receive consideration pursuant to the Mergers having a hypothetical valuation ranging from approximately $44.50 to $45.50 for each Share. Lazard noted that the actual future trading prices of the Surviving Corporation Shares may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the terms of financing for the Mergers, the condition and prospects, financial and otherwise, of the Surviving Corporation and other factors which generally influence the prices of securities. In addition, Lazard noted that the reduced public float of Surviving Corporation Shares may adversely affect the liquidity of such shares and result in greater volatility in trading prices following the Effective Time (in addition to increased volatility resulting from the increased leverage of the Surviving Corporation) as compared to trading prices prior to the Effective Time.


     Historical Stock Price Review. Lazard reviewed information regarding historical stock price and trading volume for the Shares. Lazard noted that between June 5, 1997 and June 5, 1998 the trading range for the Shares was from a closing low of $32.00 per share to a closing high of $44.00 per share. Lazard noted that issues affecting the valuation of the Shares include, among other things, extremely limited liquidity, lack of analyst coverage, high leverage and the small size of the Company and each of its individual businesses.

     Hypothetical Public Trading Value Analysis. Lazard calculated the hypothetical public trading values that the Company could attain assuming that the Shares were to become widely distributed and had appropriate research coverage and trading support from brokerage houses for a company of its size. For the purpose of this analysis, Lazard reviewed certain publicly available financial and stock market information relating to four selected companies (General Signal Corporation, Mark IV Industries, Inc., United Dominion Industries Limited and U.S. Industries, Inc.) (the "Selected Companies"), which were diversified conglomerates, although Lazard did not deem the Selected Companies comparable to the Company in that, among other things, each such company has a substantially larger market capitalization and liquidity, a more conservative capital structure and significantly greater analyst coverage than the Company. The analysis considered hypothetical share prices for midyear 1999 based on applying price-earnings multiples ranging from 9.0x to 11.0x to 1999 estimated earnings per share for the Company (based on projections prepared by management of the Company and management's financial assessment of the Taylor Verdict) and discounting those projected midyear 1999 per share values at equity discount rates ranging from 15% to 25%. The calculation resulted in a net present value hypothetical public market trading value per share for a widely distributed stock ranging from $34.58 to $47.90. The actual future trading prices of the Surviving Corporation Shares may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the terms of financing for the Mergers, the condition and prospects, financial and otherwise, of the Surviving Corporation and other factors which generally influence the prices of securities.

     Discounted Cash Flow Analysis. Lazard derived ranges of implied equity values for the Company based upon the present value of the Company's projected cash flow for the years 1998 through 2003, inclusive, and the projected 2003 terminal values based upon a range of multiples of projected 2003 EBITDA and upon a range of free cash flow perpetual growth rates. Lazard performed such analysis based on management projections for both a base case and a downside case and based on management's financial assessment of the

Taylor Verdict. Lazard applied discount rates ranging from 12.5% to 13.5%, terminal multiples of EBITDA ranging from 5.0x to 5.5x and free cash flow perpetual growth rates ranging from 3.5% to 4.0%. Based on this analysis, for the base case Lazard calculated a range of present values of $41.42 to $55.79 per share and for the downside case Lazard calculated a range of present values of $26.17 to $39.98 per share.

     Break-up Value Analysis. Lazard analyzed the potential after-tax proceeds that were likely to be realized if the Company were to separately sell its operating units that make up the three reporting segments of the Company. Based on a segment-by-segment valuation, Lazard projected that the Company's three lines of business (and its joint venture interest in the Thermalex joint venture) were likely to yield gross values of between $485 million and $540 million. Lazard also noted that such sales of assets would necessitate capital gains tax payments ranging from $100 million to $119 million assuming standard rates. Adjusting for the payment of estimated taxes on the gains from such sales, the recovery of the Taylor Verdict (based on management's financial assessment of the Taylor Verdict) and the repayment of existing indebtedness (excluding potential prepayment penalties), Lazard projected net cash proceeds to stockholders ranging from $30.95 to $40.11 per share.

     Leveraged Buy-Out Analysis. Lazard analyzed the projected range of values that could likely be attained in the sale of the Company to a non-strategic financial buyer in a highly leveraged transaction. Lazard assumed that the acquisition would be structured as a recapitalization transaction and would be partially financed by pay-in-kind increasing rate notes at a holding company level. Lazard's analysis took into account (i) the gross amount of debt that could be financed based on the projected cash flows of the Company as implied by recent highly leveraged transactions and (ii) the amount of additional equity that a non-strategic financial buyer could contribute with the reasonable expectation of making a return ranging from 20% to 30% per year upon the sale of the Company within five years. Based on the projections of the Company's management and management's financial assessment of the Taylor Verdict, Lazard projected the net proceeds that could be realized upon the sale of the Company in 2002 at values ranging from 5.0x to 6.0x projected 2002 EBITDA and 9.0x to 11.0x projected 2002 net income. Based on these projected exit values for the Company, Lazard estimated that a non-strategic financial buyer might be able to pay a maximum price ranging from $41.50 to $46.50 per share. Lazard noted that the actual price which a party would be willing to pay in a recapitalization transaction is dependent on various factors not included in this methodology and, therefore, this analysis is not necessarily indicative of actual prices realizable or of rates of return of the Surviving Corporation Shares retained in the Mergers, which rates of return may be more or less favorable than those indicated in this analysis, are dependent on many contingencies and, therefore, are speculative.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at the Lazard Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Lazard Opinion. In arriving at its fairness determination, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses.


     The analyses were prepared solely for the purpose of Lazard providing the Lazard Opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty and may be significantly more or less favorable than as set forth in the analyses. In connection with the analyses, Lazard made, and was provided estimates and forecasts by the Company's management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Lazard. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. All of such estimates and forecasts represent the subjective views of the management of the Company and are based upon information then available and assumptions made as of the time the estimates and forecasts were prepared. Because such estimates and forecasts are inherently subject to uncertainty, their inclusion in this Proxy Statement/Prospectus should not be regarded as an indication that the Company or Lazard believes that future results or actual values will not be materially different from such forecasts or assumptions.

     The opinion and presentation of Lazard to the Board of Directors was only one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. In addition, the terms of the Merger Agreement were determined through arm's-length negotiations between the Company and MergerSub and its affiliates and were approved by the Board of Directors.


     The Company selected Lazard to act as its investment banker because of Lazard's expertise and reputation in investment banking and mergers and acquisitions. Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, recapitalizations and valuations for estate, corporate and other purposes.

     In connection with the services of Lazard as investment banker to the Company with respect to the Mergers, the Company has agreed to pay Lazard (i) a fee of $250,000 in connection with its retention as investment banker to the Company, (ii) a fee of $500,000 upon execution of the Merger Agreement and (iii) a fee of $2,000,000 upon consummation of the Mergers (against which the fees described in clauses (i) and (ii) of this sentence will be credited). In addition, the Company has agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including the fees and disbursements of its attorneys) and to indemnify Lazard and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

THE DLJMB FUNDS' REASONS FOR THE MERGER


     DLJMB continuously evaluates investment opportunities on both a domestic and an international basis. As a result of its own independent evaluation of the Company and not at the request or invitation of the Company, DLJMB concluded that the Company might be an attractive candidate for a possible investment by the DLJMB Funds. The DLJMB Funds based their decision to proceed with the proposed transaction on their assessment of the values inherent in the Company and the potential investment returns that a transaction of the type ultimately negotiated and described herein could yield for the DLJMB Funds.


THE DLJMB FUNDS' BUSINESS STRATEGY AFTER THE EFFECTIVE TIME

     The Company has been advised that, at the present time, the DLJMB Funds do not contemplate any material departure from the current operating plans of the Company. However, the DLJMB Funds and the Surviving Corporation's management will continually evaluate the business strategies of the Surviving Corporation after the Effective Time. Resources and investment capital will be allocated among the Surviving Corporation's various business lines in light of prevailing economic and industry conditions, with a goal of maximizing the profitability and growth potential of the Surviving Corporation as a whole. The means for achieving this goal may include, among other things, acquisitions, divestitures, and alterations to the Surviving Corporation's various product and geographic markets. The Company has also been advised that the DLJMB Funds do not have any present intention of eliminating the minority interest represented by the continuing interest which the Company's stockholders will have in the Surviving Corporation following the Mergers.

MERGER CONSIDERATION

     Under the Merger Agreement, (A) at the Reorganization Merger Effective Time, each Share outstanding immediately prior to the Reorganization Merger Effective Time (other than Shares as to which appraisal rights have been validly perfected) will be converted into one ExistingSub Share and the right to receive $0.01 in cash and (B) at the Effective Time, each issued and outstanding ExistingSub Share will be converted into the right to receive $43.47 in cash and to retain 0.03378 of a Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than stockholders who validly perfect their appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $43.48 in cash and (ii) retain
0.03378 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10.3% of the Surviving Corporation Shares outstanding immediately following the Merger (approximately 9.5% on a fully diluted basis).

     No certificates or scrip representing fractional Surviving Corporation Shares will be issued upon the surrender for exchange of certificates representing ExistingSub Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. Each beneficial owner of ExistingSub Shares exchanged pursuant to the Merger who would otherwise have been entitled to retain a fraction of a Surviving Corporation Share (after taking into account all ExistingSub Shares delivered by such beneficial owner) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by $45.00 (inclusive of the $0.01 to be paid in the Reorganization Merger).

EFFECTIVE TIME OF THE MERGERS

     The Reorganization Merger will become effective upon the filing of an agreement and plan or certificate of merger with respect thereto with the Secretary of State of the State of Delaware or at such later time as is specified in such agreement and plan or certificate of merger. The filing of such agreement and plan or certificate of merger will occur as soon as practicable after satisfaction or waiver (if legally permissible) of all of the conditions to the Mergers unless another date is agreed to in writing by the Company and MergerSub. The Reorganization Merger cannot occur any earlier than the receipt of the approval by the Company's stockholders of this Merger Agreement and the Mergers (which condition may not be waived) and the receipt by MergerSub of the Merger Financing. See "Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Mergers." The Merger will occur promptly following the Reorganization Merger and will become effective upon the filing of a certificate of merger with respect thereto with the Secretary of State of the State of Delaware. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Mergers have not been consummated by September 30, 1998. See "Certain Provisions of the Merger Agreement -- Termination."

EFFECT ON STOCK OPTIONS AND EMPLOYEE BENEFIT MATTERS


     Immediately prior to the Reorganization Merger Effective Time, each outstanding Option granted to employees and directors of the Company, whether or not vested, will be canceled. In lieu thereof, immediately prior to the Reorganization Merger Effective Time, each holder of an Option will receive a cash payment from the Company of the Option Cash Proceeds in an amount equal to
(i) the total number of Shares subject to such Option multiplied by (ii) the excess of $45.00 over the exercise price per Share subject to such Option, less any applicable withholding.


     Prior to the Reorganization Merger Effective Time, the Company will (i) use its reasonable best efforts to obtain any necessary consents from holders of Options to the cancellation of the Options in consideration for the Option Cash Proceeds and (ii) make any amendments to the terms of any stock option or compensation plans or arrangements necessary and permitted to effect the cancellation of the Options. Payment may be withheld in respect of any Option until any necessary consents are obtained.


     In December 1996, the Company entered into the Value Appreciation Agreement with certain of its officers. The Value Appreciation Agreement provides that these officers will be entitled to receive a payment from the Company in certain circumstances following a transaction giving rise to a change in control. The payment is conditioned on achieving a threshold price per Share in any such transaction and the amount of the payment is determined based on the amount realized per Share in excess of the threshold price, taking into account increases in the Company's enterprise value since December 1996. The Value Appreciation Agreement has a term of two years. If the Mergers are consummated, the aggregate payment payable to such officers will be approximately $2.6 million.



     DLJMB has advised the Company that it will give certain holders of Options and persons entitled to payments under the Value Appreciation Agreement the opportunity to receive stock options, phantom equity awards or Surviving Corporation Shares in lieu of the cash amounts otherwise payable, up to an aggregate of $5 million. Specific terms of the Rollover, including the identity of the persons who may participate therein, have not yet been determined. To the extent required under the securities laws, the Surviving Corporation will file a registration statement on Form S-8 with respect to the securities issued in the Rollover. To the extent persons entitled to Option Cash Proceeds or amounts payable under the Value Appreciation Agreement participate in the Rollover, the aggregate amounts payable by the Company will be reduced.


     The Merger Agreement provides that, from and after the Effective Time, subject to applicable law, the Surviving Corporation will cause the Company and its subsidiaries to, and the Company and its subsidiaries will, honor the obligations of the Company and its subsidiaries incurred prior to the Effective Time under all of the Company's and its subsidiaries' existing employee benefit plans and benefit arrangements. In addition, for a period of at least one year from the Effective Time, subject to applicable law, the Surviving Corporation will cause the Company and its subsidiaries to, and the Company and its subsidiaries will, provide benefits to their employees which, in the aggregate, will be comparable to those currently provided by the Company and its subsidiaries to their employees. The Company will also grant to all persons who are, as of the Effective Time, employees of the Company or any of its subsidiaries, past service credit for purposes of vesting, participation, eligibility for benefit commencement and benefit accrual, and will, among other things, waive any waiting periods, pre-existing conditions and actively-at-work exclusions with respect to such employees and their dependents under benefit plans and benefit arrangements providing medical, dental or life insurance benefits after the Effective Time.


     The Company has Income Protection Agreements with certain officers, which provide that if an officer's employment is terminated by the Company without cause, or, in certain circumstances including a "Change in Control" as defined in the Agreements (which will occur upon the consummation of the Mergers), by the officer, the officer will be entitled to receive certain severance benefits as follows: (i) one year's base salary and target bonus; (ii) a pro rated bonus for the year in which employment is terminated; (iii) continued participation in the Company's benefit plans for the duration of the severance period; (iv) accelerated vesting of all stock options and stock appreciation rights; (v) continuation of any rights to indemnification from the Company; and (vi) certain outplacement services. The Income Protection Agreements have three-year terms and automatically renew for subsequent one year terms, unless terminated by either party.



UNITED STATES FEDERAL INCOME TAX CONSEQUENCES



     The following is a general summary of certain of the anticipated material United States Federal income tax consequences of the Mergers to stockholders of the Company. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable income tax regulations, published rulings, administrative pronouncements and court decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under the Federal income tax laws (including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, stockholders who are not U.S. Holders (as defined below), regulated investment companies, brokers, dealers, persons holding Shares as part of a "straddle," "conversion" or hedging transaction, or persons whose functional currency (as defined in section 985 of the Code) is not the United States dollar). Moreover, this discussion does not address the tax treatment of stockholders who exercise dissenters' rights in the Reorganization Merger, nor does it address the tax treatment of any stockholders who own, directly, or indirectly, an interest in the DLJMB Funds. In addition, this summary does not consider the effect of any foreign, state, local or other tax laws, or any other United States tax consequence other than income tax consequences (e.g., estate or gift tax consequences), that may be applicable to particular stockholders. This summary also assumes that the Shares are held as capital assets. Each holder of the Shares should consult his or her own tax advisor concerning the application of United States Federal income tax laws to his or her particular situation as well as any consequences of the Mergers arising under the laws of any other taxing jurisdiction.


     As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is, for United States Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     While the Company believes that the Mergers will be treated as a single integrated transaction for United States Federal income tax purposes (and the discussion that follows assumes that this will be the case), the treatment of stockholders exchanging Shares in the Mergers is not clear. This is because it is unclear whether or not, for purposes of Section 351 of the Code, the funds contributed to the equity of MergerSub by the DLJMB Funds will be treated as a transfer of property to the Surviving Corporation in the Mergers, so as to cause
Section 351 to apply to stockholders.


          1. DLJMB Funds Are Not Treated as Transferors under Section 351. If the DLJMB Funds are not treated as transferring property to the Surviving Corporation in the Mergers, so that Section 351 does not apply to the Mergers, then stockholders of the Company will recognize capital gain or loss with respect to each Share exchanged equal to the difference between
     (i) $43.48 plus the fair market value of the fraction of a Surviving Corporation Share received in exchange for such share (based upon the trading price of an ExistingSub Share at the Reorganization Merger Effective Time) and (ii) the stockholder's tax basis in such Share. Any such gain recognized will, in the case of stockholders who are individuals, be subject to taxation at reduced rates if the stockholder's holding period for the Shares exceeds 12 months, subject to further reduction in the case of Shares held for more than 18 months. Legislation is currently pending which would, if enacted into law in its current form, make Shares, so long as they were held for more than 12 months, eligible for the lowest capital gains rate otherwise available. A stockholder's tax basis in each Surviving Corporation Share received in the Mergers will be equal to the fair market value of such Surviving Corporation Share at the Effective Time. The holding period for the Surviving Corporation Share will begin the day after the Reorganization Merger.


          2. DLJMB Funds Are Treated as Transferors under Section 351. If the DLJMB Funds are treated for purposes of Section 351 as transferring property to the Surviving Corporation in the Mergers, then the Company believes that the stockholders of the Company will be treated as transferring their Shares to the Surviving Corporation in a transaction governed by Sections 351 and 304 of the Code. In such event, stockholders will recognize gain or loss with respect to the percentage of each Share exchanged for cash (i.e., the percentage that the cash portion of the Merger Consideration received by stockholders bears to the total Merger Consideration (approximately 97%)) equal to the difference between $43.48 and the same percentage of the stockholder's tax basis in such Share. As described above, any such gain recognized will, in the case of individual stockholders, be subject to tax at reduced rates, depending on the stockholder's holding period for the Shares. Stockholders will not recognize any gain or loss with respect to the percentage of each Share exchanged for stock of the Surviving Corporation. A stockholder's tax basis in each Surviving Corporation Share received in the Mergers will be equal to the stockholder's aggregate tax basis in the portion of each of the Shares exchanged for the Surviving Corporation Share. The holding period for a Surviving Corporation Share will include the holding period of the Shares exchanged for such Surviving Corporation Share. Although the Company believes that if Section 351 applies to the Mergers the treatment described in this paragraph is correct, other treatment is possible (including treatment pursuant to which losses will not be recognized).

     In sum, under alternative 1 (Section 351 of the Code is not applicable to the Mergers) a stockholder will recognize 100% of any gain or loss in his or her Shares, whereas under alternative 2 (Section 351 of the Code is applicable) a stockholder will recognize only approximately 97% of any gain or loss in his or her Shares. Whether or not Section 351 of the Code is applicable to the Mergers is unclear and each stockholder should consult his or her own tax advisor in this regard.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction.

CONFLICTS OF INTEREST OF CERTAIN PERSONS

     Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Mergers. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "The Mergers -- Recommendation of the Board of Directors; Reasons for the Mergers."

     Certain officers of the Company, including the Chief Executive Officer, have employment and other employment-related agreements with the Company that provide them with certain benefits in connection with the Mergers. See "The Mergers -- Effect on Stock Options and Employee Benefit Matters" and "Management Following the Mergers." Further, following the Mergers, the Surviving Corporation intends to enter into employment agreements with certain of the executive officers of the Company; however, the terms of these arrangements have not yet been determined and DLJMB has not had discussions with any executive officers concerning such arrangements. In addition, the Surviving Corporation intends to establish a new stock option plan for members of management, although the terms and size of the option plan have not been determined and option recipients have not been identified.


     The Merger Agreement provides that immediately prior to the Reorganization Merger Effective Time, all Options, whether or not vested, will be canceled and the holders of Options will receive a cash payment equal to the Option Cash Proceeds. As of June 15, 1998, Options to purchase 607,418 Shares were outstanding. The Company estimates that the aggregate amount of the Option Cash Proceeds will be approximately $9.1 million, less applicable withholding taxes, although to the extent persons entitled to receive Option Cash Proceeds participate in the Rollover, the aggregate amount of Option Cash Proceeds will be reduced.



     In addition, if the Mergers are consummated, certain officers will receive payments pursuant to the Value Appreciation Agreement in the aggregate amount of $2.6 million, although to the extent persons entitled to receive payments under the Value Appreciation Agreement participate in the Rollover, the aggregate amount payable by the Company under the Value Appreciation Agreement will be reduced. Certain officers will be entitled to the benefits of their Income Protection Agreements if such officer is terminated from, or elects to terminate, employment with the Company following the Mergers. See "The
Mergers -- Effect on Stock Options and Employee Benefit Matters."


     Pursuant to the Merger Agreement, the Surviving Corporation has agreed to cause the Company, and the Company has agreed, (a) to indemnify all present and former directors and officers of the Company or any of its subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time, and
(b) for six years after the Effective Time, to maintain directors' and officers' liability insurance containing terms and conditions which are not less favorable to the directors and officers than those under the policy currently in effect, provided that in satisfying the aforementioned obligation, the Company will not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year preceding the Effective Time. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

     In connection with the Merger Agreement and the Mergers, Goldman Sachs will receive an investment banking fee of $2 million, payable on consummation of the Mergers, arising out of its engagement in 1996 as the Company's financial advisor to assist the Company in its review of strategic alternatives. See "The Mergers -- Background of the Mergers."

     ExistingSub and MergerSub have agreed to enter into the Registration Rights Agreement with Water Street, and have agreed, among other things, to grant Water Street certain rights to registration of the Surviving Corporation Shares retained by Water Street in the Merger. See "The Mergers -- Water Street Registration Rights."

     The following table sets forth the value of all benefits that will be received in connection with the Mergers (i) by Water Street, (ii) by the executive officers and directors of the Company as a group, and (iii) by each executive officer or director and two former executive officers of the Company that will receive in excess of $100,000 in such benefits.



                                                                                      TOTAL BENEFITS
                                                                                 -------------------------
                                  CASH COMPONENT                     VALUE                      SURVIVING
                                    OF MERGER      STOCK OPTION   APPRECIATION      CASH       CORPORATION
                                  CONSIDERATION      PAYMENT       AGREEMENT      PAYMENTS      SHARES(1)
                                  --------------   ------------   ------------   -----------   -----------
Water Street(2)(4)..............   $81,041,415      $        0     $        0    $81,041,415     62,962
Executive Officers and Directors
  as a Group(3).................     4,068,250       5,131,780      1,172,600     10,372,630      3,161
Robert L. Smialek(5)............     3,263,870       4,120,000              0      7,383,870      2,536
Terence M. O'Toole/
  Barry S. Volpert(4)...........    81,041,415               0              0     81,041,415     62,962
James J. Gaffney................       347,840               0              0        347,840        270
Thomas E. Petry.................       347,840               0              0        347,840        270
Leslie G. Jacobs(5).............        17,392         371,780        384,800        773,972         14
David A. Kauer(5)...............        34,784         322,500        397,800        755,084         27
Kenneth H. Koch(5)..............        56,524         317,500        390,000        764,024         44
Robert F. Heffron...............              (6)      883,750        678,600      1,562,350(6)         (6)
Philip K. Woodlief..............              (7)            0        343,829        343,829(7)         (7)


---------------

(1) Less than 1% of the Surviving Corporation Shares outstanding immediately following the Mergers, except for Water Street, which will own approximately 4.6% of the Surviving Corporation Shares outstanding immediately following the Mergers.



(2) As noted above, Goldman Sachs, an affiliate of Water Street, will receive a $2 million investment banking fee upon consummation of the Mergers.


(3) Does not include amounts attributed to Messrs. O'Toole and Volpert but which are payable to Water Street.


(4) Water Street owns the Shares attributed to Messrs. O'Toole and Volpert and will receive the Merger Consideration and other benefits listed above.



(5) Does not include payments to these officers under the Income Protection Agreements or, in the case of Mr. Smialek, under his employment agreement with the Company, as those payments are owing only if their employment is terminated. See "The Mergers -- Effect on Stock Options and Employee Benefit Matters" for information as to how payments under the Income Protection Agreements are to be calculated.


(6) Mr. Heffron terminated his employment with the Company on February 24, 1998 and is no longer a reporting person under Section 16 of the Exchange Act. Consequently, the Company does not know his current ownership of Shares.


(7) Mr. Woodlief terminated his employment with the Company on May 8, 1998 and is no longer a reporting person under Section 16 of the Exchange Act. Consequently, the Company does not know his current ownership of Shares.


RESALE OF SHARES FOLLOWING THE MERGER

     The Surviving Corporation Shares to be retained in connection with the Merger will be freely transferable, except that Surviving Corporation Shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of Surviving Corporation Shares retained by any person who may be deemed to be an affiliate of the Company.

WATER STREET REGISTRATION RIGHTS

     ExistingSub, MergerSub and Water Street have agreed to enter into a Registration Rights Agreement granting Water Street, among other things, the right to demand registration of the Surviving Corporation Shares retained by Water Street in the Merger or thereafter issued by the Surviving Corporation in respect of such Surviving Corporation Shares by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise (the "Registrable Securities").

     Under the Registration Rights Agreement, Water Street is entitled to require that the Surviving Corporation register some or all of the Registrable Securities for a period of up to 180 days (or such lesser period as is necessary to complete such offering) (a "Demand Registration"). Water Street is limited to one such Demand Registration, which it may exercise at any time from the date commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time. In addition, pursuant to the terms of the Registration Rights Agreement, for the period commencing six months after the Effective Time and continuing through the first anniversary of the Effective Time, if the Surviving Corporation proposes to file a registration statement under the Securities Act with respect to any offering of (or including) Surviving Corporation Shares (other than certain registrations relating to Surviving Corporation Shares issued in certain business combinations or pursuant to certain employee benefit plans), then the Surviving Corporation will provide Water Street an opportunity to register its Registrable Securities on the same terms and conditions (a "Piggyback Registration"). To the extent any affiliates of Water Street may hold or acquire Surviving Corporation Shares, such affiliates will be permitted to participate in any registration contemplated by the Registration Rights Agreement on the same terms as Water Street.

     In connection with any Demand Registration or Piggyback Registration, the Surviving Corporation will be responsible for all expenses incurred in connection with such registration, except that Water Street (or such other participating holders, if any) will pay any underwriting discounts or commissions that may be payable in connection with the sale of its Registrable Securities. In addition, the Surviving Corporation will indemnify Water Street and the underwriters and each of their employees and affiliates against certain liabilities, including liabilities under the Securities Act, or will contribute to payments Water Street may be required to make in respect thereof. The Registration Rights Agreement terminates, except with respect to rights to indemnification, upon the earliest to occur of the sale of all of the Registrable Securities, the first anniversary of the Effective Time and the mutual consent of the parties.

     The foregoing summarizes the material provisions of the Registration Rights Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the Registration Rights Agreement.

MERGER FINANCING


     The total amount of cash required to consummate the transactions contemplated by the Merger Agreement, including payment of the cash component of the Merger Consideration, the Option Cash Proceeds (and applicable withholding taxes), and transaction fees and expenses (assuming no participation in the Rollover) is estimated to be approximately $208.5 million. The Merger Financing will be funded with (i) the issuance by MergerSub of either (x) Discount Notes which will generate gross proceeds to MergerSub of approximately $110 million or
(y) $110 million of the Bridge Notes to DLJ Bridge Finance, Inc., (ii) the issuance by MergerSub to DLJMB and the other DLJMB Funds, and, it is expected, to CVC, for aggregate consideration of $54,999,990, of 1,222,222 shares of MergerSub Stock and Warrants to purchase 110,453 shares of MergerSub Stock at an exercise price of not less than $0.01 per share, and (iii) approximately $42.8 million of new borrowings under the Credit Facility. Set forth below is a description of the general terms of the Merger Financing:


     - MergerSub expects to issue Discount Notes which will generate gross proceeds to MergerSub of approximately $110 million to qualified institutional investors in the United States pursuant to Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The specific terms and conditions of the Discount Notes will depend on market conditions at the time of issuance. Nevertheless, it is expected that the Discount Notes will contain (i) a right to require the Surviving Corporation (as successor to MergerSub in the Merger) to repurchase those securities upon a change of control of the Surviving Corporation and (ii) customary covenants that will, among other things, limit the ability of the Surviving Corporation and certain of its subsidiaries to: incur indebtedness or liens, make payments in respect of capital stock, sell assets and engage in mergers, consolidations and other extraordinary transactions. MergerSub has retained Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJMB, to manage the placement of these securities.

     - If MergerSub is unable to consummate the issuance and sale of the Discount Notes on acceptable terms due to market conditions or otherwise, DLJ Bridge Finance, Inc. has committed, subject to certain terms and conditions, to purchase up to $110 million of the Bridge Notes. The sale of the Bridge Notes by MergerSub to DLJ Bridge Finance, Inc. is expected to be exempt from registration under Section 4(2) of the Securities Act. The Bridge Notes would initially accrue interest at the prime rate plus 300 basis points and would contain terms and conditions that are customary for securities of this nature. If MergerSub were to issue the Bridge Notes to DLJ Bridge Finance, Inc., it is contemplated that, subject to prevailing market conditions, the Surviving Corporation (as successor to MergerSub in the Merger) would refinance these obligations at the earliest possible time with securities substantially similar to the Discount Notes. If the Surviving Corporation is unable to refinance the Bridge Notes within one year, holders of the Bridge Notes will be entitled to receive warrants to purchase a percentage of the Surviving Corporation Shares that will increase from 0.50% to 10.0% on a fully diluted basis for each 90-day period between the first and the third anniversaries of the Effective Time that the Bridge Notes remain outstanding.


     - MergerSub will issue 1,222,222 shares of MergerSub Stock and the Warrants for aggregate consideration of $54,999.990.00. Although no preliminary or definitive agreement has been executed, the DLJMB Funds expect that, of the foregoing equity, CVC will purchase MergerSub Stock in an amount which when converted into Surviving Corporation Shares in the Merger will give CVC a 19.6% interest in the Surviving Corporation and a proportionate amount of the Warrants, and the DLJMB Funds will purchase the balance of the equity. See "Risk Factors -- Potential Dilution of Company Stockholders," "Description of Company Capital Stock -- Capital Stock of the Surviving Corporation Following the Merger," and "MergerSub."



     - Subject to the receipt of a waiver under the Credit Facility (although to the extent persons participate in the Rollover such borrowings will be correspondingly reduced) discussed below, it is anticipated that the Company will incur $42.8 million of borrowings under the Credit Facility. The Credit Facility provides for $200 million of total borrowing capacity under which $117.5 million was drawn as of March 31, 1998.



     - The Merger will constitute an Event of Default under the terms of the Credit Facility, and will also require the Surviving Corporation to make an Offer to Purchase (as defined in the indenture relating to the Subordinated Notes) for all of the outstanding Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest. There is an aggregate of $150 million principal amount of Subordinated Notes outstanding. It is anticipated that prior to the Merger, the lender banks will consent to the Merger, that the Company and its lender banks will amend the Credit Facility, effective on consummation of the Merger (which amendment will include a waiver of the Event of Default under the Credit Facility and the right to acquire up to $5 million of Subordinated Notes pursuant to the Offer to Purchase), and that the Credit Facility as amended will remain outstanding after the consummation of the Merger. It is further anticipated that, based on the current market price of the Subordinated Notes, the holders of the Subordinated Notes will not require the Company to repurchase their Subordinated Notes in such Offer to Purchase. However, DLJ Capital Funding Inc. has committed to lend (pursuant to the Backstop Facility) up to $350 million to the Company, which the Company believes would be sufficient, if the banks require repayment of amounts outstanding under the Credit Facility or holders of more than $5 million of Subordinated Notes require the Company to repurchase their Subordinated Notes as a result of the Merger.

     If the amendment to the Credit Facility referred to above is signed by the requisite number of lenders, the Credit Facility will, after the Effective Time,
(i) restrict the Company's ability to incur additional indebtedness in excess of $30 million outside of the Credit Facility, (ii) restrict the Company's ability to assume indebtedness in excess of $15 million in connection with acquisitions,
(iii) limit the amount that the Company may spend on capital expenditures in any fiscal year, ranging from a maximum of $30 million in 1998 to $36 million in 2003, (iv) prohibit the Company from permitting its assets to be pledged to secure additional indebtedness other than in connection with purchase-money indebtedness not in excess of $15 million in the aggregate, (v) prohibit a change of control of the Company, (vi) require that the Company use the proceeds of certain asset sales in excess of $10 million in the aggregate to make mandatory prepayments of certain amounts owed under the Credit Facility, and
(vii) prohibit the Company from making acquisitions in excess of $50 million, in any one case, or $100 million in the aggregate. The Credit Facility will also, after the Effective Time, require the Company to meet an Interest Coverage Ratio (which will increase from 1.9:1 in the third quarter of 1998 to 3.25:1 in the second quarter of 2003), a Fixed Charge Coverage Ratio (which will increase from 1.1:1 in the third quarter of 1998 to 2:1 in the second quarter of 2003) and a Leverage Ratio (which will decrease from 5.5:1 in the third quarter of 1998 to 3:1 in the second quarter of 2003).


                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following summarizes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGERS AND THE MERGER CONSIDERATION

     General. The transactions contemplated by the Merger Agreement will take place as follows: The Merger Agreement provides for, among other things, the formation by ExistingSub of a wholly owned subsidiary, ReorgSub, to be followed by the Reorganization Merger of ReorgSub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Reorganization Merger, (A) each Share issued and outstanding immediately prior to the Reorganization Merger Effective Time (other than Shares as to which appraisal rights have been validly perfected) will be converted into (i) one ExistingSub Share and (ii) the right to receive $0.01 in cash and (B) each share of common stock, par value $0.001 per share, of ReorgSub will be converted into one share of common stock of the corporation surviving the Reorganization Merger. Thus, as a result of the Reorganization Merger, (A) each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than holders of Shares as to which appraisal rights have been validly perfected) will have his or her interest in the Company converted into the same proportionate interest in ExistingSub, except for changes in interest resulting from the valid perfection by any stockholder of appraisal rights, and (B) ExistingSub, instead of being a wholly owned subsidiary of the Company, will become the parent of, and will own all of the outstanding stock of, the Company. Promptly following the Reorganization Merger, the Merger will take place, pursuant to which MergerSub will merge with and into ExistingSub with ExistingSub continuing as the Surviving Corporation. Pursuant to the Merger, each ExistingSub Share issued and outstanding immediately prior to the Effective Time will be converted into the right to (i) receive $43.47 in cash and (ii) retain 0.03378 of a Surviving Corporation Share. Cash will be paid in lieu of any fractional Surviving Corporation Share. Thus, as a result of the Mergers, each stockholder of the Company immediately prior to the Reorganization Merger Effective Time (other than a holder who validly perfects his or her appraisal rights in the Reorganization Merger) will have, in respect of each of his or her Shares, the right to (i) receive $43.48 in cash and (ii) retain 0.03378 of a Surviving Corporation Share. The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights in connection with the Reorganization Merger), in the aggregate, approximately 10.3% of the Surviving Corporation Shares immediately following the Merger (approximately 9.5% on a fully diluted basis).


     The Merger Agreement provides that immediately prior to the Reorganization Merger Effective Time, each outstanding Option will be canceled, and, in lieu thereof, each holder of an Option will receive a cash payment in an amount equal to the product of (x) the excess, if any, of $45.00 over the exercise price of the

Option and (y) the number of Shares subject to the Option, less applicable withholding. See "The Mergers -- Effect on Stock Options and Employee Benefit Matters" and "The Mergers -- Conflicts of Interest of Certain Persons."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     At the Reorganization Merger Effective Time, each outstanding Share (other than Shares as to which appraisal rights have been validly perfected) will be converted into one ExistingSub Share and the right to receive $0.01 in cash. However, the certificates representing the Shares will continue to represent ExistingSub Shares since the conversion will be on a one-for-one basis and since the Merger will occur promptly after the Reorganization Merger, pursuant to which ExistingSub Shares will be converted at the Effective Time into the right to receive cash and to retain Surviving Corporation Shares.

     MergerSub has retained National City Bank to act as Exchange Agent following the Effective Time. As soon as practicable as of or after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, a letter of transmittal to each holder of ExistingSub Shares. The letter of transmittal will contain instructions with respect to the surrender of Share certificates in exchange for the $43.48 cash component of the Merger Consideration, certificates representing Surviving Corporation Shares to be retained in the Merger and cash, if any, in lieu of any fractional interest in a Surviving Corporation Share.

     STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.


     Upon surrender to the Exchange Agent of certificates which prior to the Effective Time represented ExistingSub Shares and acceptance thereof by the Exchange Agent, each holder of such outstanding certificates will be entitled to the amount of cash into which the number of ExistingSub Shares previously represented by the certificates surrendered have been converted pursuant to the Merger Agreement and a certificate representing the number of full Surviving Corporation Shares to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Reorganization Merger Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing the Shares. After the Effective Time, there will be no further transfer of certificates representing ExistingSub Shares on the records of ExistingSub or its transfer agent and, if such certificates are presented to ExistingSub for transfer, they will be canceled against delivery of cash and certificates for Surviving Corporation Shares. Until surrendered as contemplated by the Merger Agreement, each certificate for ExistingSub Shares will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash component of the Merger Consideration or on the cash in lieu of any fractional Surviving Corporation Shares. Any stockholder may request that the cash component of the Merger Consideration payable to him or her be paid by wire transfer of immediately available funds.


     No certificates or scrip representing fractional Surviving Corporation Shares will be issued upon the surrender for exchange of certificates representing ExistingSub Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Surviving Corporation. Each beneficial owner of ExistingSub Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Surviving Corporation Share (after taking into account all ExistingSub Shares delivered by such beneficial owner) will receive, in lieu thereof, a cash payment (without interest) representing such same fraction of $45.00 (inclusive of the $0.01 to be paid in the Reorganization Merger).

     If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the ExistingSub Shares represented by the certificate surrendered in exchange therefor, it will be a condition to such payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such ExistingSub Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


     To prevent backup U.S. Federal income tax withholding equal to 31% of the gross proceeds (i.e., Surviving Corporation Shares and cash) payable pursuant to the Mergers, each Company stockholder who does not otherwise establish an exemption from backup withholding must notify the Exchange Agent of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, a Substitute Form W-9 that will be included in the letter of transmittal. Noncorporate foreign stockholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding.


     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to the Merger Agreement that remains unclaimed by the holders of ExistingSub Shares six months after the Effective Time will be returned to the Surviving Corporation, upon demand, and any holder who has not exchanged his or her ExistingSub Shares for the Merger Consideration in accordance with the Merger Agreement may thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his or her ExistingSub Shares. The Surviving Corporation will not be liable to any holder of ExistingSub Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of ExistingSub Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.


     Dissenting Shares will not be converted into ExistingSub Shares and the right to receive in cash $0.01 per Share (and, accordingly, will not receive the Merger Consideration upon consummation of the Mergers) and the holder thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL will receive payment therefor from the Surviving Corporation (on behalf of the Company) in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares fails to establish his or her entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares effectively withdraws his or her demand for appraisal of such Shares or loses his or her right to appraisal and payment for his or her Shares under Section 262 of the DGCL or (iii) if neither the Surviving Corporation nor any holder of Dissenting Shares has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder will forfeit the right to appraisal of his or her Dissenting Shares and each such Dissenting Share will be converted into the right to receive the Merger Consideration. The Company will give MergerSub prompt notice of any demands received by the Company for appraisal of Shares, and MergerSub will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any demands received by the Company for appraisal of Shares. Under the DGCL, holders of ExistingSub Shares do not have statutory appraisal rights in respect of the Merger.


THE SURVIVING CORPORATION

     The Certificate of Incorporation of ExistingSub in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time, as set forth in Exhibit A to the Merger Agreement, which is included in Annex A attached hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of MergerSub in effect at the Effective Time will be the bylaws of the Surviving Corporation until amended in accordance with such bylaws or applicable law. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of MergerSub at the Effective Time will be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation. See "Management Following the Mergers."

REPRESENTATIONS AND WARRANTIES


     The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company, ExistingSub, and other Company subsidiaries, to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) the need for only specified governmental authorization; (d) the ability of the Company and ExistingSub to execute, deliver and perform the Merger Agreement and to consummate the contemplated transactions without violating or conflicting with certain laws and agreements; (e) the capital structure of the Company and its subsidiaries; (f) documents filed by the Company with the Commission and the accuracy of information contained therein; (g) the Company's financial statements; (h) the accuracy of information supplied by the Company in connection with this Proxy Statement/ Prospectus and documents filed by MergerSub with the Commission; (i) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company, and the absence of material undisclosed liabilities; (j) the absence of undisclosed pending or threatened material litigation; (k) filing of tax returns and payment of taxes; (l) benefit plans and other matters relating to ERISA and employment matters; (m) certain labor matters and compliance with applicable laws; (n) possession of required licenses and permits; (o) brokers' fees and expenses; (p) ownership of or rights to use intellectual property of the Company or its subsidiaries; (q) the stockholder vote necessary to approve and adopt the Merger Agreement and the Mergers; and (r) compliance with environmental laws.


     The Merger Agreement also contains customary representations and warranties of MergerSub relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) the need for only specified governmental authorization; (d) the ability of MergerSub to execute, deliver and perform the Merger Agreement and to consummate the contemplated transactions without violating or conflicting with certain laws and agreements; (e) the accuracy of information supplied by MergerSub in connection with this Proxy Statement/Prospectus and accuracy of each document required to be filed by MergerSub with the Commission in connection with the Mergers; (f) brokers' fees and expenses; (g) financing commitments in connection with the Mergers; (h) MergerSub's capital structure; and (i) MergerSub's belief as to the availability of the Merger Financing, as to the solvency of the Surviving Corporation after consummation of the transactions contemplated by the Merger Agreement and as to the availability of recapitalization accounting treatment for the Merger.

CERTAIN PRE-CLOSING COVENANTS

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, without the prior written consent of MergerSub (which shall not be unreasonably withheld), the Board of Directors will not approve or authorize any action that would allow the Company and its subsidiaries to carry on their respective businesses other than in the ordinary course of business and consistent with past practice or any action that would prevent the Company and its subsidiaries from using their reasonable best efforts to (a) preserve intact their present business organization, (b) maintain in effect all material licenses and permits, (c) keep available the services of their respective key officers and key employees and (d) maintain satisfactory relationships with their material customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, except as otherwise contemplated by the Merger Agreement, without the prior written consent of MergerSub (which cannot be unreasonably withheld), prior to the Effective Time, the Board of Directors will not, nor will it authorize or direct the Company or any subsidiary to, among other things: (i) adopt any change in its certificate of incorporation or bylaws; (ii) except pursuant to existing agreements or arrangements (A) acquire any material business organization, or dispose of a material subsidiary or a material amount of assets (excluding inventory) or securities; (B) transfer any rights of material value, except in the ordinary course of business, consistent with past practices; (C) modify in any material respect any existing material contract or other document, except in the ordinary course of business, consistent with past practices; (D) except to refund or refinance commercial paper or with respect to borrowings in the ordinary course of business consistent with past practices, incur, assume or prepay any amount of long-term or short-term debt; (E) become liable for the obligations of any other person, except in the ordinary course of business, consistent with past practices; (F) make any loans to, or investments in, any other person, except in the ordinary course of business, consistent with past practices; or purchase any property or assets of any other entity, except in the ordinary course of business, consistent with past practices; (G) enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business, consistent with past practices, and for bona fide hedging purposes; or (H) except for capital expenditures provided for in the Company's 1998 capital budget, incur any capital expenditure, individually or in the aggregate, in excess of $3,000,000; (iii) split, combine or reclassify any shares of its capital stock, declare or pay any dividend in respect of its capital stock, other than cash dividends by a wholly owned subsidiary of the Company to the Company or to a wholly owned subsidiary or in the case of a joint venture vehicle, pro rata to all equity holders thereof, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries except pursuant to the Reorganization Merger; (iv) adopt or amend any employee benefit plan or arrangement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (except for normal actions in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries); (v) revalue in any material respect any of its assets (except as required by law or generally accepted accounting principles); (vi) pay or satisfy any material claims other than in the ordinary course of business, consistent with past practices; (vii) make any tax election inconsistent with past practices, or settle or compromise any material income tax liability; (viii) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or (ix) agree or commit to do any of the foregoing.


NO SOLICITATION OF TRANSACTIONS


     The Merger Agreement provides that neither the Company nor any of its subsidiaries will (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party relating to any Acquisition Proposal, namely: (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or of over 20% of any class of equity securities of the Company or of any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Mergers, or agree to or endorse any Acquisition Proposal,
(b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets in order to facilitate or encourage any effort or attempt by any Third Party to do or seek any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing, or (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; provided, however, that the foregoing will not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter will not be less favorable to the Company in any material respect than the Confidentiality Agreement and a copy of which will be provided, for informational purposes only, to MergerSub with the name of the Third Party redacted) concerning the Company to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation with respect to the Merger Agreement and the Mergers and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors has concluded in good faith on the basis of advice from outside counsel that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, further, that (A) the Board of Directors will not take any of the foregoing actions referred to in clauses (i) through
(iv) until after reasonable notice to MergerSub with respect to such action, and
(B) if the Board of Directors receives an Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal, then the Company will promptly inform MergerSub of the terms and conditions of such proposal and the identity of the person making it. The Company has agreed in the Merger Agreement to immediately cease, and cause its advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information that was furnished by or on behalf of the Company to return or destroy all such information.



     If a Payment Event (as defined in the Merger Agreement) occurs, the Company will pay to MergerSub, within two business days following such Payment Event, a fee of $6 million. "Payment Event" means (i) the termination of the Merger Agreement by MergerSub if the Board of Directors withdraws or modifies, in a manner adverse to MergerSub, its approval of the Merger Agreement and the Mergers, (ii) the termination of the Merger Agreement by the Company in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (iv) below, on terms more favorable to the Company's stockholders from a financial point of view than the Merger; (iii) the termination of the Merger Agreement by MergerSub by reason of a breach by the Company of a covenant or warranty or representation but only if the breach in question arises out of the bad faith or willful misconduct of the Company; or
(iv) the occurrence of any of the following events, within 12 months of the termination of the Merger Agreement, due to a failure to obtain the requisite stockholder approval and adoption of the Mergers, whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $45.00 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole.


EXPENSE REIMBURSEMENT


     Upon (i) the occurrence of a Payment Event or (ii) a termination by MergerSub by reason of a failure to receive requisite stockholder approval of the Merger Agreement and the Mergers or by reason of indebtedness of the Company being in excess of $290 million immediately prior to the Reorganization Merger Effective Time, the Company will reimburse MergerSub and its affiliates, not later than two business days after submission of reasonable documentation thereof, for 100% of their out-of-pocket fees and expenses (including the reasonable fees and expenses of their counsel and fees payable to the financing entities and their respective counsel), not to exceed $5 million, actually incurred by any of them or on their behalf in connection with the Merger Agreement and the transactions contemplated thereby.


RESIGNATIONS OF DIRECTORS

     The Merger Agreement provides that prior to the Effective Time, the Company will deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company and ExistingSub (other than Robert L. Smialek) effective at the Effective Time.

INDEMNIFICATION AND INSURANCE

     Pursuant to the terms of the Merger Agreement, the Surviving Corporation will cause the Company to, and the Company has agreed to, indemnify and hold harmless the present and former officers and directors of the Company or any of its subsidiaries in respect of acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect or as provided under the Company's certificate of incorporation and bylaws as in effect on March 24, 1998. The Merger Agreement further provides that, for a period of six years after the Effective Time, the Surviving Corporation will cause the Company to provide officers' and directors' liability insurance covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on March 24, 1998, provided that in satisfying the aforementioned obligation, the Company will not be obligated to pay premiums in excess of 150% of the amount per annum that the Company paid in its last full fiscal year preceding the Effective Time.

MERGER FINANCING

     Pursuant to the terms of the Merger Agreement, MergerSub must use its reasonable best efforts to obtain and satisfy the conditions of the Merger Financing. In the event that any portion of the Merger Financing becomes unavailable, regardless of the reason therefor, MergerSub must use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

NASDAQ LISTING


     The Surviving Corporation will not take any action, for at least three years after the Effective Time, to cause the Surviving Corporation Shares to be de-listed from, or fail to meet any of the listing standards of, NASDAQ; provided, however, that the Surviving Corporation may cause or permit the Surviving Corporation Shares to be de-listed in connection with a transaction (other than the Merger) which results in the termination of registration of such securities under Section 12 of the Exchange Act, and provided, further, that the foregoing does not require the Surviving Corporation to take any affirmative action to prevent the Surviving Corporation Shares from being de-listed by NASDAQ if the Surviving Corporation Shares cease to meet the applicable listing standards. For continued listing on NASDAQ, NASDAQ currently requires, among other things, a listed company to maintain (i) at least 300 round lot holders and (ii) at least 500,000 publicly held shares with a market value of at least $1 million. The number of holders of record of Shares on June 15, 1998 was 740, many of whom are not round lot holders. Following the Mergers, the Company believes that it will have fewer than 300 round lot holders and fewer than 500,000 publicly held Shares. Consequently, the Company believes that, following the Mergers, it may be de-listed by NASDAQ. MergerSub has agreed in the Merger Agreement that for at least three years following the Effective Time, the Surviving Corporation will make available the information required pursuant to Rule 144(c) under the Securities Act.


BANKRUPTCY CLAIMS


     The Surviving Corporation will cause the Company to, and the Company has agreed to, honor the provisions of the order discharging the Company from the protection of the United States Federal Bankruptcy Court in 1993 (the "Bankruptcy Order") with respect to the issuance of the 66,682 Shares which, as of June 15, 1998, were issuable or reserved for issuance for payment of unasserted bankruptcy claims against the Company, except that, in lieu of issuing any such Shares, payment will be made in cash in an amount equal to $45.00 multiplied by the aggregate number of Shares which otherwise would become issuable pursuant to the terms of the Bankruptcy Order.


COOPERATION AND REASONABLE BEST EFFORTS

     Pursuant to the Merger Agreement, and subject to certain conditions and limitations described therein, MergerSub and the Company have agreed to cooperate with each other and to use their respective reasonable best efforts to take certain specified and other actions, including cooperation in the arrangement of the Merger Financing, so that the transactions contemplated by the Merger Agreement may be consummated.

CONDITIONS TO THE CONSUMMATION OF THE MERGERS


     The respective obligations of the Company and MergerSub to consummate the Mergers are subject to the satisfaction of the following conditions: (a) the Merger Agreement and the Mergers shall have been approved and adopted by a majority of the outstanding Shares as of the record date for the Special Meeting; (b) any applicable waiting period under the HSR Act relating to the Mergers shall have expired or been terminated (which condition has been satisfied); (c) no provision of any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Mergers; provided, however, that the Company and MergerSub will each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated; (d) all consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement and for the Company and its subsidiaries to conduct their business in substantially the manner now conducted shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a material adverse effect on the Company and its subsidiaries after giving effect to the transactions contemplated by the Merger Agreement (including the Merger Financing); and (e) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission. On May 22, 1998, the Company was advised that the waiting period under the HSR Act with respect to the Mergers had been terminated. None of the foregoing conditions, other than the condition set forth in clause (d) of this paragraph, may be waived by the parties.



     The obligation of MergerSub to consummate the Merger is further subject to the satisfaction of the following conditions: (a) the Company shall have performed in all material respects all of its obligations required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in the Merger Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date will be required to be true as of such date only) as if made at and as of such time, and MergerSub shall have received a certificate signed by an executive officer of the Company to that effect; (b) there shall not be pending any action against the Company or any subsidiary by any governmental authority or by any other person, in either case before any court or governmental authority or agency that has a reasonable likelihood of success,
(i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise relating to the transactions contemplated by the Merger Agreement, (ii) seeking to restrain or prohibit MergerSub's ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel MergerSub to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of MergerSub effectively to control the business or operations of the Company and its subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MergerSub on all matters properly presented to the Surviving Corporation's stockholders, or (iv) seeking to require divestiture by MergerSub of any Shares; and no court or governmental body shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgment of MergerSub is likely to result in any of the consequences referred to in the preceding clauses (i) through (iv); (c) the Reorganization Merger shall have occurred as contemplated by the Merger Agreement; (d) the Merger Financing shall have been made available to MergerSub and/or the Company as contemplated in the Merger Agreement; (e) the holders of not more than 6% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with the DGCL; (f) MergerSub shall be reasonably satisfied that the Merger will be recorded as a "recapitalization" for financial reporting purposes; and (g) total indebtedness (long-term and short-term) of the Company and its subsidiaries immediately preceding the Reorganization Merger Effective Time shall not exceed $290 million. All of the foregoing conditions may be waived by DLJMB.

     The obligation of the Company to consummate the Reorganization Merger and the obligation of ExistingSub to consummate the Merger are subject to the satisfaction of the following further conditions: (a) MergerSub shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of MergerSub contained in the Merger Agreement and in any certificate or other writing delivered by it pursuant to the Merger Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time; and the Company shall have received a certificate signed by an executive officer of MergerSub to the foregoing effect; and (b) the Board of Directors shall have received an opinion, addressed and reasonably satisfactory to it, from an independent advisor confirming the belief of MergerSub that, upon the consummation of the transactions contemplated by the Merger Agreement, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) will not have its capital impaired (the "Solvency Condition"). The Company has engaged Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. to render an opinion as to the foregoing.

     All of the conditions may be waived by the parties, other than the conditions set forth in clauses (a), (b), (c) and (e) of the first paragraph under this caption. If the Company waives the Solvency Condition (which it does not intend to do) or if any other condition is waived and the waiver will materially affect the rights of the Company's stockholders, the Company will resolicit the consent of stockholders to the Merger Agreement and the Mergers and will file an updated Proxy Statement/Prospectus as a post-effective amendment to the Registration Statement.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and MergerSub;

          (b) by either the Company or MergerSub, if the Merger has not been consummated by September 30, 1998, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Merger Agreement;

          (c) by either the Company or MergerSub, if MergerSub (in the case of termination by the Company), or the Company (in the case of termination by MergerSub) has breached in any material respect any of its obligations under the Merger Agreement or any representation and warranty of MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) was incorrect in any material respect when made or at any time prior to the Effective Time (unless such breach or failure to be correct is capable of correction and, in such case, the breaching party promptly effects such correction);

          (d) by either the Company or MergerSub, if there is any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining MergerSub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree becomes final and non-appealable;


          (e) by MergerSub, if the Board of Directors has withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of the Merger Agreement and the Mergers or its recommendation that stockholders of the Company approve and adopt the Merger Agreement and the Mergers, or has approved, recommended or endorsed any proposal for a transaction other than the Mergers (including a tender or exchange offer for Shares) or if the Company has failed to call the Special Meeting or failed as promptly as practicable after this Proxy Statement/Prospectus is cleared by the Commission to mail this Proxy Statement/Prospectus to its stockholders or failed to include in such statement the recommendation referred to above;

          (f) by the Company if prior to the Effective Time the Board of Directors has withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of the Merger Agreement and the Mergers or its recommendation that stockholders of the Company approve and adopt the Merger Agreement and the Mergers in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Shares, in either case, as determined by the Board of Directors to be on terms more favorable from a financial point of view to the Company's stockholders than the Mergers; and


          (g) by either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Merger Agreement and the Mergers are voted upon, the requisite stockholder approval has not been obtained.

     If the Merger Agreement is terminated, it will become void and of no effect with no liability on the part of any party thereto, except that the agreements relating to payment of fees and expenses and the provisions relating to preservation of confidentiality of the information disclosed by the Company to MergerSub will survive, and except that no termination will relieve any party from liability for breach of any of its respective covenants or agreements contained in the Merger Agreement.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval and adoption of the Merger Agreement and the Mergers by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for ExistingSub Shares, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any ExistingSub Shares.

                   CERTAIN PROVISIONS OF THE VOTING AGREEMENT

     In connection with the Merger Agreement and the transactions contemplated thereby, MergerSub and the Company entered into the Voting Agreement with Water Street covering the Water Street Shares.

     The following summarizes the material provisions of the Voting Agreement, a copy of which appears as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Voting Agreement.

VOTING

     During the period (the "Agreement Period") beginning on March 24, 1998 and ending on the earliest of (i) the Effective Time, (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), 9.01(f) or 9.01(g) thereof and payment in full of all amounts (if any) payable to MergerSub pursuant to Section 5.04 of the Merger Agreement, and (iii) the date of termination of the Merger Agreement for any other reason, Water Street has agreed to vote the Water Street Shares to approve and adopt the Merger Agreement and the Mergers (provided that Water Street will not be required to vote in favor of the Merger Agreement or the Mergers if the Merger Agreement has, without the written consent of Water Street, been amended in any manner that is material and adverse to Water Street) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed (including any adjournment thereof) prior to the termination of the Agreement Period.

     If at any time (i) there is a tender or exchange offer (an "Offer") commenced by any person to purchase Shares and (ii) the Merger Agreement has been terminated pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof, then Water Street will have the right to validly tender any or all of the Water Street Shares into the

Offer three business days prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto will not be a breach of the provisions of the Voting Agreement and the Agreement Period will be deemed to end upon consummation of such Offer. In addition, nothing in the Voting Agreement precludes Water Street from making, during the Agreement Period, any election with respect to the form of consideration in respect of an Acquisition Proposal. If Water Street elects to tender into the Offer, Water Street must notify MergerSub of such election, and MergerSub will have the nonassignable option to purchase all (but not less than all) of the Water Street Shares at a price of $45.00 per share in cash.


     Water Street has agreed that, during the Agreement Period, it will not vote the Water Street Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters in connection therewith, or any corporate action the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

NO SOLICITATION

     Water Street has agreed that, during the Agreement Period, it will not (i) take any action to solicit or facilitate any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish any nonpublic information relating to the Company to, or otherwise assist, facilitate or encourage, any third party that Water Street believes may be considering making, or has made, an Acquisition Proposal. Water Street will promptly notify MergerSub after receipt of any Acquisition Proposal or any indication from any third party that it is considering making an Acquisition Proposal and will keep MergerSub fully informed of the status and details thereof. The Voting Agreement will not limit actions taken, or require actions to be taken, (i) by any party related to Water Street who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors or (ii) by an affiliate of Water Street, in such affiliate's capacity as investment banker, investment broker or financial advisor to the Company, to the extent such affiliate performs such actions at the request of the Board of Directors in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with the Company's rights and obligations under the Merger Agreement.

APPRAISAL RIGHTS

     Water Street has agreed not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares owned by Water Street. Furthermore, as Water Street has agreed to vote in favor of the Merger Agreement and the Mergers, Water Street will not be entitled under the DGCL to demand appraisal of any Shares owned by it with respect to the Reorganization Merger upon such a vote.

TRANSFER RESTRICTIONS

     Water Street has agreed, pursuant to the Voting Agreement, that it will not sell, transfer, assign, encumber or otherwise dispose of any of the Water Street Shares (whether to an affiliate or otherwise) until the expiration of the Agreement Period, other than pursuant to the Reorganization Merger or pursuant to the terms of the Voting Agreement.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

GENERAL

     The Company is authorized by its Certificate of Incorporation, as amended, to issue an aggregate of 15,000,000 Shares. The following is a summary of certain of the rights and privileges pertaining to the Shares. For a full description of the Company's capital stock, reference is made to the Company's Certificate of Incorporation, as amended, currently in effect, a copy of which is on file with the Commission. The rights of stockholders of the Surviving Corporation after the Mergers will not be materially different than the rights of stockholders of the Company before the Mergers.

SHARES

     Voting Rights. The holders of Shares are entitled to one vote per Share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the Shares can, if they choose to do so, elect the entire Board of Directors.

     Dividend Rights. Holders of Shares are entitled to share equally in all dividends declared on Shares, whether payable in cash, property or securities of the Company.

     Liquidation Rights; Other Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares are entitled to share equally in the assets available for distribution. Holders of Shares have no conversion, redemption or preemptive rights.

CAPITAL STOCK OF THE SURVIVING CORPORATION FOLLOWING THE MERGER


     Shares. If the Mergers are approved by the requisite vote of stockholders at the Special Meeting, at the Effective Time the Certificate of Incorporation of the Company, as amended, will be amended and restated as set forth as Exhibit A to the Merger Agreement, which is included as Annex A attached hereto, and, as so amended and restated, unless and until thereafter further amended, will be the Certificate of Incorporation of the Surviving Corporation following the Merger. The Surviving Corporation's Certificate of Incorporation following the Merger will not be materially different from the Company's Certificate of Incorporation as currently in effect. Immediately following the Effective Time (assuming no stockholders validly exercise appraisal rights), there will be 1,362,253 Surviving Corporation Shares issued and outstanding, of which 955,556 Surviving Corporation Shares will be owned by the DLJMB Funds, 266,666 Surviving Corporation Shares will be owned by CVC (assuming CVC makes the contemplated investment; otherwise 1,222,222 Surviving Corporation Shares will be owned by the DLJMB Funds) and the balance will be owned by persons who are stockholders of the Company immediately prior to the Reorganization Merger Effective Time. The relative ownership of Surviving Corporation Shares at the effective time between the DLJMB Funds and CVC, on the one hand, and the stockholders of the Company, on the other hand, is based on the exchange ratios in the Merger pursuant to which (i) the DLJMB Funds and CVC will receive one Surviving Corporation Share for each share of MergerSub Stock they hold and (ii) the Company's stockholders at such time will receive the Merger Consideration which includes the right to receive both $43.48 in cash and 0.03378 of a Surviving Corporation Share for each ExistingSub Share held by them.



     Warrants. Each Warrant, whether purchased by the DLJMB Funds or CVC, will entitle the holder thereof to purchase one Surviving Corporation Share at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The Warrants will be exercisable at any time prior to 5:00 p.m., New York City time, on the twelfth anniversary of the Effective Time. The exercise of the Warrants also will be subject to applicable federal and state securities laws.


     Transfer Agent and Registrar. The transfer agent and registrar for the Surviving Corporation Shares following the Merger will be National City Bank, Cleveland, Ohio.

OTHER STOCKHOLDER ARRANGEMENTS


     Pursuant to the Registration Rights Agreement, ExistingSub and MergerSub have agreed, among other things, to grant Water Street Demand Registration and Piggyback Registration rights, upon the terms and subject to the conditions contained therein. See "The Mergers -- Water Street Registration Rights."



     The DLJMB Funds will be entitled to request four demand registrations with respect to the Warrants and the Surviving Corporation Shares owned by them, which demand registration rights will be immediately exercisable subject to customary deferral and cutback provisions. In addition, the holders of the Warrants will also be entitled to unlimited piggyback registration rights with respect to any registration of Warrants or Surviving Corporation Shares subject to customary deferral and cutback provisions. The Company will bear the costs and expenses of registration, including the costs and expenses of one counsel for the investors, and will provide customary indemnities in connection therewith. If the Warrants are sold in connection with a registered sale or a sale under Rule 144A under the Securities Act of the Discount Notes, the Company will file a shelf registration statement covering the Surviving Corporation Shares underlying such Warrants. The Company will use its reasonable best efforts to assist the holders of the Warrants in the sale of any Warrants made pursuant to their registration rights set forth above.



     If CVC purchases Merger Sub Stock and Warrants, the DLJMB Funds and CVC are expected to enter into a stockholders agreement that would require the DLJMB Funds to vote for one CVC nominee to the Surviving Corporation's Board of Directors. See "Management Following the Mergers." In addition, under the stockholders agreement, CVC would have the right to participate pro rata in any sale by the DLJMB Funds of their Surviving Corporation Shares above a threshold amount to be agreed upon by CVC and the DLJMB Funds, and the DLJMB Funds would have the right to require CVC to participate pro rata in certain sales by the DLJMB Funds of their Surviving Corporation Shares. The stockholders agreement would also grant CVC the right to participate in any demand registration made by the DLJMB Funds, on a pro rata basis, and certain pre-emptive and other rights, the specifics of which have not yet been determined.


SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     The Company is a Delaware corporation subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions, such as transactions effected with the approval of the Board of Directors or of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The Board of Directors, in approving the Merger Agreement and the Mergers, rendered the two-thirds stockholders vote provided for by Section 203 of the DGCL inapplicable to the Mergers.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The Pro Forma Financial Data are based upon historical consolidated financial statements of the Company as adjusted to give effect to the Mergers, including the Merger Financing and application of the proceeds thereof. In addition, operating results for the first quarter 1997 and full year 1997 have been adjusted to give effect to the 1997 Transactions. A summary of these adjustments follows.

     The Reorganization Merger will be accounted for as a reorganization of entities under common control, which will have no impact on the historical basis of the assets or liabilities of ExistingSub or the Company. The Merger is accounted for as a recapitalization and will have no impact on the historical basis of the assets or liabilities of ExistingSub or the Company.

     The Mergers include the following transactions:


     - The issuance of Discount Notes by MergerSub which will generate gross proceeds to MergerSub of approximately $110 million, and new borrowings under the Company's Credit Facility of approximately $42.8 million, of which $24.4 million will be paid as a dividend from the Company to ExistingSub to fund a portion of the Merger Consideration.


     - The initial capitalization of MergerSub through the issuance of 1,222,222 shares of MergerSub Stock and Warrants to purchase 110,453 shares of MergerSub Stock for aggregate consideration of $55.0 million.


     - Payment of the Merger Consideration for each Share outstanding immediately prior to the Mergers (4,145,372 Shares based on the number of Shares outstanding as of June 15, 1998 and assuming no stockholders validly perfect appraisal rights) consisting of $43.48 in cash and
       0.03378 of a Surviving Corporation Share.


     - Payment of fees and expenses associated with the issuance of the Discount Notes, the waiver of certain Events of Default under the Credit Facility, and the Mergers.


     - Vesting of all outstanding Options and payment of the Option Cash Proceeds (and applicable withholding taxes) and payments pursuant to employment related agreements and assuming no participation in the Rollover.


     The 1997 Transactions consist of the following:


     - Refinancing -- The Company entered into the Credit Facility as of July 3, 1997 that, among other things, provides for (i) a $200 million revolving credit facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.


     - The issuance of Subordinated Notes -- On August 12, 1997, the Company issued $150 million aggregate principal amount of the Subordinated Notes.

     - Share Repurchase -- On July 10, 1997, the Company, using the proceeds of its sale of the Rolodex Business, purchased an aggregate of 2,857,142 Shares for $109,999,967. On August 12, 1997, the Company completed a tender offer pursuant to which it purchased an additional 2,857,142 Shares for $109,999,967. The purchase of Shares in the tender offer was paid for with proceeds received through the issuance by the Company of the Subordinated Notes.


     The unaudited pro forma condensed consolidated balance sheet data as of March 31, 1998 have been prepared as if the Mergers occurred on that date. The unaudited pro forma condensed consolidated income statements have been prepared as if the Mergers and the 1997 Transactions all occurred on January 1 of the relevant periods; however, the expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the unaudited pro forma condensed consolidated income statements. The Pro Forma Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

                      INSILCO CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)


                                                       THE COMPANY
                                         ----------------------------------------                      SURVIVING
                                                         MERGER                       MERGERSUB       CORPORATION
                                         HISTORICAL    ADJUSTMENTS      PRO FORMA    ADJUSTMENTS       PRO FORMA
                                         ----------    -----------      ---------    -----------      -----------
ASSETS
Current assets
  Cash and cash equivalents............   $  7,777            --(1)        7,777            --(1)         7,777
  Trade receivables, net...............     71,688                        71,688                         71,688
  Other receivables....................      5,850                         5,850                          5,850
  Inventories..........................     72,570                        72,570                         72,570
  Deferred tax asset...................        371                           371                            371
  Prepaid expenses and other...........      8,993                         8,993                          8,993
                                          --------       -------        --------      --------         --------
          Total current assets.........    167,249            --         167,249            --          167,249
                                          --------       -------        --------      --------         --------
Property, plant and equipment, net.....    114,770                       114,770                        114,770
Deferred tax assets....................        654         2,017(4)(7)     2,671           165(4)(7)      2,836
Other assets...........................     40,731           600(2)       41,331         4,550(2)        45,881
                                          --------       -------        --------      --------         --------
          Total assets.................   $323,404         2,617         326,021         4,715          330,736
                                          ========       =======        ========      ========         ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term debt....   $  1,113                         1,113                          1,113
  Accounts payable.....................     39,118                        39,118                         39,118
  Customer deposits....................     34,792                        34,792                         34,792
  Accrued expenses and other...........     34,964        (3,158)(4)(7)   31,806          (220)(4)(7)    31,586
                                          --------       -------        --------      --------         --------
          Total current liabilities....    109,987        (3,158)        106,829          (220)         106,609
                                          --------       -------        --------      --------         --------
Long-term debt, excluding current
  portion..............................    267,685        42,751(1)(3)   310,436       110,000(1)(3)    420,436
Other long-term obligations............     41,933                        41,933                         41,933
                                          --------       -------        --------      --------         --------
          Total liabilities............    419,605        39,593         459,198       109,780          568,978
Stockholders' deficit..................    (96,201)      (13,316)(1)(4)                 (4,215)(1)(4)
                                                             731(1)(9)                (180,241)(1)(5)
                                                                                        55,000(1)(6)
                                                         (24,391)(1)(8) (133,177)       24,391(1)(8)   (238,242)
                                          --------       -------        --------      --------         --------
          Total liabilities and
            stockholders' deficit......   $323,404         2,617         326,021         4,715          330,736
                                          ========       =======        ========      ========         ========

---------------
The notes to the unaudited pro forma condensed consolidated balance sheet follow:


(1) The sources and uses of cash required to consummate the Mergers as of March 31, 1998 (and assuming no participation in the Rollover) follow (amounts in thousands):


                                               THE                    SURVIVING
                                             COMPANY    MERGERSUB    CORPORATION
                                             -------    ---------    -----------
Sources:
  Revolving credit facility................  $42,751          --        42,751
  Option exercise proceeds.................      731          --           731
  Discount Notes...........................       --     110,000       110,000
  Dividend from the Company to ExistingSub
     (into which MergerSub will merge at
     the Effective Time)...................  (24,391)     24,391            --
  Common stock and warrants purchased......       --      55,000        55,000
                                             -------     -------       -------
                                             $19,091     189,391       208,482
                                             =======     =======       =======
Uses:
  Cash merger consideration................       --     180,241       180,241
  Estimated fees and expenses..............  $19,091       9,150        28,241
                                             -------     -------       -------
                                             $19,091     189,391       208,482
                                             =======     =======       =======

(2) To record the estimated costs and expenses associated with issuing the Discount Notes and borrowing on the Credit Facility, which will be capitalized as debt issuance costs and amortized using the effective interest method over the life of the respective financial instruments, as follows (amounts in thousands):

                                               THE                    SURVIVING
                                             COMPANY    MERGERSUB    CORPORATION
                                             -------    ---------    -----------
Commitment fees and underwriting
  discounts................................   $500        3,850         4,350
Professional fees..........................    100          500           600
Miscellaneous fees and expenses............     --          200           200
                                              ----        -----         -----
                                              $600        4,550         5,150
                                              ====        =====         =====


(3) To record the issuance and sale of Discount Notes by MergerSub which will generate approximately $110 million of gross proceeds and $42.8 million of additional borrowings by the Company under its Credit Facility.



(4) To record the estimated fees and expenses, net of the estimated tax benefits, which will be expensed upon consummation of the transactions (the remainder of the fees and expenses are capitalized -- see Note 2), as follows (amounts in thousands). Statutory tax rates used to calculate the tax benefit of (i) the Company was 38.5% (35.0% Federal rate and an estimated 3.5% average state rate) and (ii) MergerSub was 35.0% Federal rate:


                                               THE                    SURVIVING
                                             COMPANY    MERGERSUB    CORPORATION
                                             -------    ---------    -----------
Compensation Expenses:
  Buyout of existing options...............  $ 9,091         --         9,091
  Other....................................    2,600         --         2,600
Backstop and bridge facility commitments...    1,750      1,100         2,850
Professional fees..........................    4,700      3,500         8,200
Other......................................      350         --           350
                                             -------      -----        ------
  Total....................................   18,491      4,600        23,091
Less tax benefit...........................   (5,175)      (385)       (5,560)
                                             -------      -----        ------
  Net expenses.............................  $13,316      4,215        17,531
                                             =======      =====        ======

(5) To record the cash portion of the Merger Consideration of $43.48 per share for all outstanding Shares (assuming that no appraisal rights are validly perfected) (based on 4,145,372 Shares).

(6) To record the sale of 1,222,222 shares of MergerSub Stock and Warrants to acquire 110,453 shares of MergerSub Stock.

(7) To record the tax benefit associated with the fees and expenses at statutory rates (see Note 4 above).

(8) To record a dividend from the Company to ExistingSub (into which MergerSub will merge at the Effective Time).


(9) To record cash proceeds and corresponding debt reduction from the exercise of Options between March 31, 1998 and June 15, 1998.

                      INSILCO CORPORATION AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          QUARTER ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                THE COMPANY
                                   --------------------------------------                    SURVIVING
                                                   MERGER                     MERGERSUB     CORPORATION
                                   HISTORICAL    ADJUSTMENTS    PRO FORMA    ADJUSTMENTS     PRO FORMA
                                   ----------    -----------    ---------    -----------    -----------
Net sales........................   $117,305                     117,305                      117,305
Cost of goods sold...............     85,618                      85,618                       85,618
Depreciation and amortization....      4,240                       4,240                        4,240
Selling, general and
  administrative.................     17,672                      17,672                       17,672
                                    --------        ----         -------       ------         -------
  Operating income...............      9,775          --           9,775           --           9,775
Interest expense:
  Currently payable..............     (6,526)       (775)(2)      (7,301)                      (7,301)
  Accretion......................        (48)                        (48)      (3,300)(2)      (3,348)
  Amortization of debt
     issuance....................       (303)        (30)(2)        (333)         (78)(2)        (411)
Interest income..................         51                          51                           51
Equity in net income of
  Thermalex......................        716                         716                          716
Other expense, net...............        613                         613                          613
                                    --------        ----         -------       ------         -------
  Income before income taxes.....      4,278        (805)          3,473       (3,378)             95
Income tax expense...............     (1,497)        310(3)       (1,187)       1,182(3)           (5)
                                    --------        ----         -------       ------         -------
  Net income.....................   $  2,781        (495)          2,286       (2,196)             90
                                    ========        ====         =======       ======         =======
Earnings per common share:
  Basic..........................   $   0.68                                                     0.07
  Basic shares...................      4,086                                                    1,362
  Diluted........................   $   0.66                                                     0.06
  Diluted shares.................      4,195                                                    1,473

                      INSILCO CORPORATION AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          QUARTER ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           THE COMPANY
                              ----------------------------------------------------------------------                   SURVIVING
                                               1997                         MERGER                      MERGERSUB     CORPORATION
                              HISTORICAL   TRANSACTIONS    SUBTOTAL      ADJUSTMENTS       PRO FORMA   ADJUSTMENTS     PRO FORMA
                              ----------   ------------    --------      -----------       ---------   -----------    -----------
Net sales...................   $106,544                    106,544                          106,544                     106,544
Cost of goods sold..........     77,306                     77,306                           77,306                      77,306
Depreciation and
  amortization..............      3,871                      3,871                            3,871                       3,871
Selling, general and
  administrative............     15,978                     15,978                           15,978                      15,978
                               --------       ------       -------           ----           -------      ------         -------
      Operating income......      9,389           --         9,389             --             9,389          --           9,389
Interest expense:
  Currently payable.........     (3,340)      (3,680)(1)    (7,020)          (775)(2)        (7,795)                     (7,795)
  Accretion.................        (51)                       (51)                             (51)     (3,300)(2)      (3,351)
  Amortization of debt
    issuance................       (252)                      (252)           (30)(2)          (282)        (78)(2)        (360)
Interest income.............        449         (347)(1)       102                              102                         102
Equity in net income of
  Thermalex.................        717                        717                              717                         717
Other income, net...........       (208)                      (208)                            (208)                       (208)
                               --------       ------       -------           ----           -------      ------         -------
      Income (loss) from
         continuing
         operations before
         income taxes.......      6,704       (4,027)        2,677           (805)            1,872      (3,378)         (1,506)
Income tax expense..........     (2,343)       1,550(1)       (793)           310(3)           (483)      1,182(3)          699
                               --------       ------       -------           ----           -------      ------         -------
      Income (loss) from
         continuing
         operations.........   $  4,361       (2,477)        1,884           (495)            1,389      (2,196)           (807)
                               ========       ======       =======           ====           =======      ======         =======
Earnings (loss) per common
  share from continuing
  operations:
  Basic.....................   $   0.45                       0.50                                                        (0.59)
  Basic shares..............      9,517                      3,802                                                        1,362
  Diluted...................   $   0.44                       0.45                                                        (0.59)
  Diluted shares............      9,912                      4,198                                                        1,362

                      INSILCO CORPORATION AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         THE COMPANY
                            ---------------------------------------------------------------------                      SURVIVING
                                              1997                        MERGER                      MERGERSUB       CORPORATION
                            HISTORICAL    TRANSACTIONS      SUBTOTAL    ADJUSTMENTS     PRO FORMA    ADJUSTMENTS       PRO FORMA
                            ----------    ------------      --------    -----------     ---------    -----------      -----------
Net sales.................   $528,233                       528,233                      528,233                        528,233
Cost of goods sold........    370,845                       370,845                      370,845                        370,845
Depreciation and
  amortization............     18,377                        18,377                       18,377                         18,377
Selling, general and
  administrative..........     87,909                        87,909                       87,909                         87,909
                             --------       --------        -------       ------         -------       -------          -------
    Operating income......     51,102             --         51,102           --          51,102            --           51,102
Interest expense:
  Currently payable.......    (19,326)        (8,634)(1)    (27,960)      (3,099)(2)     (31,059)                       (31,059)
  Accretion...............       (204)            --           (204)                        (204)      (13,596)(2)      (13,800)
  Amortization of debt
    issuance..............     (1,032)          (245)(1)     (1,277)        (120)(2)      (1,397)         (312)(2)       (1,709)
Interest income...........      2,837         (2,091)(1)        746                          746                            746
Equity in net income of
  Thermalex...............      2,647                         2,647                        2,647                          2,647
Other income, net.........        794                           794                          794                            794
                             --------       --------        -------       ------         -------       -------          -------
    Income from continuing
      operations before
      income taxes and
      extraordinary
      item................     36,818        (10,970)        25,848       (3,219)         22,629       (13,908)           8,721
Income tax expense........    (13,404)         4,223(1)      (9,181)       1,239(3)       (7,942)        4,868(3)        (3,074)
                             --------       --------        -------       ------         -------       -------          -------
    Income from continuing
      operations before
      extraordinary
      item................   $ 23,414         (6,747)        16,667       (1,980)         14,687        (9,040)           5,647
                             ========       ========        =======       ======         =======       =======          =======
Earnings from continuing
  operations per common
  share before
  extraordinary item:
  Basic...................   $   3.25                          4.20                                                        4.15
  Basic shares............      7,200                         3,967                                                       1,362
  Diluted.................   $   3.19                          4.05                                                        3.83
  Diluted shares..........      7,345                         4,112                                                       1,473


---------------

The notes to the unaudited pro forma consolidated income statements for the quarters ended March 31, 1997 and 1998 and for the year ended December 31, 1997 follow:



(1) To record the effect on interest expense and the related income tax effect of (i) the purchase of an aggregate of 2,857,142 Shares at $38.50 per Share in cash for an aggregate purchase price of $109,999,967, (ii) the entering into of the Credit Facility and the issuance and sale of $150,000,000 aggregate principal amount of the Subordinated Notes, and (iii) the purchase of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $109,999,967, as if the aforementioned transactions had occurred at the beginning of the periods presented. Statutory tax rates used to calculate the income tax effect was 38.5% (35.0% federal rate and an estimated 3.5% average state rate).



(2) To record the incremental interest expense for the quarters ended March 31, 1997 and 1998 and for the year ended December 31, 1997 as follows: (i) $3.3 million and $13.6 million, respectively, associated with MergerSub's issuance of Discount Notes which generate approximately $110 million of gross proceeds at an assumed 12% interest rate compounded semi-annually (interest expense would have been approximately $35,000 and $145,000 higher, respectively, if the interest rate were 1/8% higher); (ii) $0.8 million and $3.1 million, respectively, associated with the Company's $42.8 million of additional borrowings under the Credit Facility at an assumed interest rate of 7.25% (interest expense would have been approximately $13,000 and $54,000 higher, respectively, if the interest rate were 1/8% higher); (iii) amortization of MergerSub's debt issuance costs totaling $4.6 million over the 10 year note term under the effective interest method; and (iv) amortization of the incremental debt issuance costs associated with the Credit Facility totaling $0.6 million over the remaining five-year term.



(3) To record the tax benefit of the transaction at the statutory rate of each respective entity. Statutory tax rates used to calculate the tax benefit of
    (i) the Company was 38.5% (35.0% federal rate and an estimated 3.5% average state rate) and (ii) MergerSub was 35.0% (federal rate).

                        MANAGEMENT FOLLOWING THE MERGERS

BOARD OF DIRECTORS

     Thompson Dean, 40, has been the Managing Partner of DLJMB Inc. since November 1996. Prior thereto, Mr. Dean was a Managing Director of DLJMB Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturers' Services Limited, Phase Metrics, Inc., and Arcade Holding Corporation.

     Robert L. Smialek, 54, has served as Chairman of the Board, President and Chief Executive Officer of the Company since May 1, 1993. From October 1992 to May 1993, Mr. Smialek served as the President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe plc, a global controls and engineering firm. From September 1990 to October 1992, Mr. Smialek served as President and Chief Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc. Mr. Smialek is a director of General Cable Corporation and Gleason Corporation.

     William F. Dawson, Jr., 33, has been a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJ's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJ's Investment Banking Group. Mr. Dawson serves as a director of Von Hoffman Corporation and of Thermadyne Holdings Corporation.

     If CVC purchases 22% of the MergerSub Stock (see "MergerSub"), David Howe, 33, a Vice President of Citicorp Venture Capital, Ltd., will be nominated to the Board of Directors of the Surviving Corporation after the Effective Time. Mr. Howe has been a Vice President of Citicorp Venture Capital, Ltd. since 1993. Mr. Howe serves as a director of Aetna Industries, Inc., American Italian Pasta Company, IPC Information Systems, Inc. and Pen-Tab Industries, Inc. See "Description of Company Capital Stock -- Other Stockholder Arrangements."

EXECUTIVE OFFICERS


     Pursuant to the Merger Agreement, the executive officers of the Company at the Effective Time will be the executive officers of the Surviving Corporation. For additional information regarding the executive officers of the Company, see the Company's 1997 Form 10-K, a copy of which is on file with the Commission.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent of the outstanding Shares on June 15, 1998:


NAME AND ADDRESS                                        NUMBER OF SHARES         PERCENTAGE
OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED         OF CLASS
-------------------                                    ------------------        ----------
Water Street Corporate Recovery Fund I, L.P..........      1,863,878(1)(2)(3)      45.0%
  85 Broad Street
  New York, NY 10004
Neuberger & Berman, LLC..............................        546,818               13.2%
  605 Third Avenue
  New York, NY 10158-3698

---------------
(1) Represents Shares beneficially owned by Water Street. Goldman Sachs is the general partner of Water Street and thus may be deemed to be the beneficial owner of Shares held by Water Street. GS Group is a general partner of Goldman Sachs and directly owns 334 Shares not included in the amount shown. The address of Goldman Sachs and GS Group is 85 Broad Street, New York, NY 10004. Goldman Sachs disclaims beneficial ownership of the Shares held by Water Street except to the extent such ownership corresponds to its interests in Water Street, and disclaims beneficial ownership of the Shares held by GS Group. Each of Goldman Sachs and GS Group disclaims beneficial ownership of the Shares held by Water Street to the extent partnership interests in Water Street are held by persons other than GS Group, Goldman Sachs or their affiliates.

(2) Includes an aggregate of 80,000 Shares acquired from the Company by Water Street through the exercise by Messrs. O'Toole and Volpert of options granted them pursuant to the 1993 Director Plan and held for the benefit of Water Street.

(3) By virtue of the Voting Agreement, DLJMB could be deemed to own beneficially the 1,783,878 Water Street Shares, or approximately 43% of the outstanding Shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth, as of June 15, 1998, the beneficial ownership of Shares by each officer named in the Summary Compensation Table in the Company's 1997 Form 10-K, each director of the Company and by all directors and executive officers as a group:



                                                    NUMBER OF SHARES             PERCENTAGE
NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED             OF CLASS
------------------------                           ------------------            ----------
James J. Gaffney.................................          8,000                       *
Terence M. O'Toole...............................      1,863,878(1)                 45.0%
Thomas E. Petry..................................          8,000                       *
Robert L. Smialek................................        315,066(2)                  7.2%
Barry S. Volpert.................................      1,863,878(1)                 45.0%
Kenneth H. Koch..................................         14,966(3)                    *
David A. Kauer...................................         14,300(4)                    *
Philip K. Woodlief(5)............................             --                       *
Robert F. Heffron(6).............................             --                       *
All directors and executive officers as a group
  (8 persons)....................................      2,240,918(1)(5)(6)(7)        50.6%


---------------
 * Less than 1%

(1) The Shares listed for Messrs. O'Toole and Volpert are beneficially owned by Water Street or by Goldman Sachs (of which Mr. O'Toole and Mr. Volpert are Managing Directors) or GS Group. Messrs. O'Toole and Volpert disclaim beneficial ownership of such Shares except to the extent of their indirect pecuniary interest in such Shares.


(2) Includes 240,000 Shares subject to Options exercisable within 60 days of June 15, 1998.



(3) Includes 13,664 Shares subject to Options exercisable within 60 days of June 15, 1998.



(4) Includes 13,500 Shares subject to Options exercisable within 60 days of June 15, 1998.


(5) Employment with the Company terminated May 8, 1998. Mr. Woodlief's beneficial ownership of Shares is not known.

(6) Employment with the Company terminated February 24, 1998. Mr. Heffron's beneficial ownership of Shares is not known.


(7) Includes 283,472 Shares subject to Options exercisable within 60 days of June 15, 1998.

                           REGULATORY CONSIDERATIONS


     Under the HSR Act, certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act.


     Pursuant to the requirements of the HSR Act, the Company and DLJMB filed Notification and Report Forms with respect to the Merger with the Antitrust Division and the FTC. The waiting period applicable to the Merger was terminated on May 22, 1998.

                                   MERGERSUB


     MergerSub, a Delaware corporation, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement and the Voting Agreement, respectively. As of the date hereof, all of the outstanding capital stock of MergerSub is owned by DLJMB, a Delaware limited partnership. The other DLJMB Funds that are expected to purchase MergerSub Stock prior to the Effective Time include the following entities: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation that is an indirect, wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation, UK Investment Plan 1997 Partners ("UK Partners"), a Delaware general partnership, DLJ First ESC, L.P. ("DLJ First"), a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P. ("DLJMB-A"), a Delaware limited partnership, DLJ Diversified Partners-A, L.P. ("Diversified-A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ ESC II, L.P. ("ESC II"), a Delaware limited partnership, and DLJ Millennium Partners-A, L.P. ("Millennium-A"), a Delaware limited partnership.



     The two general partners of DLJMB, DLJMB-A, Millennium and Millennium-A are DLJMB Inc. and DLJ Merchant Banking II, LLC ("DLJMB LLC"). DLJMB Inc. is an indirect, wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. DLJMB Inc. is also the advisory general partner of Offshore and DLJMB LLC is the associate general partner of EAB and Offshore. The two general partners of Diversified and Diversified-A are DLJ Diversified Partners, Inc. ("DLJDP"), a Delaware corporation, and DLJ Diversified Associates, LP ("DLJDA"), a Delaware limited partnership. The general partner of DLJDA is DLJDP. DLJDP is an indirect, wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. The general partner of DLJ First and ESC II is DLJ LBO Plans Management Corporation ("DLJ LBO"), a Delaware corporation and a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. DLJ LBO is also the managing general partner of EAB. The general partners of UK Partners are Donaldson, Lufkin & Jenrette, Inc. and UK Investment Plan 1997, Inc., a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette, Inc.



     Although no preliminary or definitive agreement has been executed, the DLJMB Funds expect that CVC will purchase on or about the Effective Time shares of MergerSub Stock in an amount which, when converted into Surviving Corporation shares in the Merger, will constitute up to 19.6% of the then outstanding Surviving Corporation Shares.


     The directors of MergerSub are Messrs. Dean and Dawson. The officers of MergerSub are as of the date hereof: Mr. Dean as President and Treasurer, and Mr. Dawson, as Vice President and Secretary. The principal offices of MergerSub and the DLJMB Funds are located at 277 Park Avenue, New York, New York 10171; telephone number (212) 892-3000. MergerSub has no operations and owns no real properties. There are no pending legal proceedings to which MergerSub is a party or which relate to its property.

     Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of the DLJMB Funds, is expected to receive a fee of $3.5 million in cash from MergerSub upon consummation of the Merger. In addition, Donaldson, Lufkin & Jenrette Securities Corporation and affiliates are expected to receive customary financing fees in connection with the Merger Financing, which are expected to be approximately $6.7 million.

                        DISSENTING STOCKHOLDERS' RIGHTS


     Because the consideration to be received by holders of Shares in the Reorganization Merger includes cash, stockholders of record will be entitled to appraisal rights in connection with the Reorganization Merger under Section 262 of the DGCL ("Section 262"), provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex D to this Proxy Statement/Prospectus. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein may result in the loss of appraisal rights. Stockholders of record who desire to exercise their appraisal rights must: (i) hold Shares on the date of making a demand for appraisal; (ii) continuously hold such Shares through the Reorganization Merger Effective Time;
(iii) deliver a properly executed written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Reorganization Merger; (iv) not vote in favor of the Reorganization Merger or consent thereto in writing; (v) file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Reorganization Merger Effective Time; and (vi) otherwise satisfy all of the conditions described more fully below and in Annex D.



     A record holder of Shares who makes the demand described below with respect to such Shares, who continuously is the record holder of such Shares through the Reorganization Merger Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Reorganization Merger nor consents thereto in writing will be entitled to receive payment of the fair value of his or her Shares as appraised by the Delaware Court if the Reorganization Merger is consummated. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of Shares" are to the stockholder of record.


     Under Section 262, not less than 20 days prior to the Special Meeting, the Company is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy Statement/Prospectus constitutes notice to such holders that appraisal rights will be available to them in connection with the Reorganization Merger. A holder of record of Shares who desires to exercise his or her appraisal rights must satisfy all of the conditions set forth herein and in Section 262. A written demand for appraisal must be filed with the Company before the taking of the vote on the Reorganization Merger. Such written demand must reasonably inform the Company of the identity of the record holder of Shares and of such stockholder's intention to demand appraisal of the Shares held by such stockholder. This written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Reorganization Merger. Voting against, abstaining from voting on, failing to return a proxy with respect to, or failing to vote on the Merger will not constitute a demand for appraisal within Section 262.

     Stockholders of record who desire to exercise appraisal rights must not vote in favor of the Reorganization Merger or consent thereto in writing. Voting in favor of the Reorganization Merger or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval of the Reorganization Merger), will constitute a waiver of the stockholder's right of appraisal, and will nullify any written demand for appraisal submitted by the stockholder.

     A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the Shares. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Insilco Corporation, 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares owned, and that the stockholder is thereby demanding appraisal of his or her Shares.


     Within ten days after the Reorganization Merger Effective Time, the Company must provide notice of the Reorganization Merger Effective Time to all stockholders who have complied with Section 262. Within 120 days after the Reorganization Merger Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares of all dissenting stockholders. The Company does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Reorganization Merger Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or within 10 days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.



     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."



     Stockholders considering seeking appraisal should recognize that the fair value of a Share as determined under Section 262 could be more than, the same as or less than the Merger Consideration. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     Any holder of Shares who has duly demanded appraisal in compliance with
Section 262 will not, after the Reorganization Merger Effective Time, be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Reorganization Merger Effective Time.


     At any time within 60 days after the Reorganization Merger Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Reorganization Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Reorganization Merger Effective Time, all stockholders' rights to appraisal will cease, and such stockholders will instead be entitled to receive the Merger Consideration, without interest. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any holder of Shares who desires to pursue his or her appraisal rights is advised to file the petition on a timely basis.


     Failure to take any required step in connection with the exercise of appraisal rights may result in termination of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering exercising their rights under Section 262 should consult with their legal advisors.

     Prior to the Reorganization Merger Effective Time, the Board of Directors of the Company, acting on behalf of the Company as sole stockholder of ExistingSub, will act by written consent pursuant to Section 228 of the DGCL to approve the Merger Agreement and the Mergers. Because the Merger will be effected by a vote of the Company as sole stockholder of ExistingSub, holders of ExistingSub Shares do not have any statutory appraisal rights in respect of the Merger.

                             STOCKHOLDER PROPOSALS

     As described in the Company's proxy statement relating to its 1997 Annual Meeting of Stockholders, in order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Stockholders of the Company (if the Merger is not consummated), such proposals must have been received by the Corporate Secretary of the Company by December 31, 1997. No such proposals were received by the Company's Secretary by such date.

                                 OTHER MATTERS


     The Board of Directors has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. Should any other matters incident to the conduct of the Special Meeting properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.


                                    EXPERTS

     The audited consolidated financial statements of the Company included in the Company's 1997 Form 10-K incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon, and are included herein in reliance upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Surviving Corporation Shares to be retained in connection with the Merger will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                                                         ANNEX A

                                AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT dated as of June 8, 1998 among INSILCO CORPORATION, a Delaware corporation ("INSILCO" or the "COMPANY"), INSILCO HOLDING CO., a Delaware corporation (formerly known as INR Holding Co.) ("EXISTINGSUB") and SILKWORM ACQUISITION CORPORATION, a Delaware corporation ("MERGERSUB").

     WHEREAS, the Company, ExistingSub and MergerSub have previously entered into an Agreement and Plan of Merger (as amended hereby, the "MERGER AGREEMENT") dated as of March 24, 1998, providing for the merger of MergerSub with and into ExistingSub; and

     WHEREAS, the Company, ExistingSub and MergerSub desire to amend the Merger Agreement as set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. REFERENCES. Unless otherwise specifically defined herein, each term used herein which is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Merger Agreement shall from and after the effective date of this Amendment refer to the Merger Agreement as amended hereby, except in any instance in the Merger Agreement where any such reference relates to the date of the execution of the Merger Agreement in which instance such reference shall relate to the Merger Agreement, as unamended hereby.

     SECTION 2.  AMENDMENTS.  The Merger Agreement is hereby amended as follows:

          (a) The reference in Section 1.02(e)(iv)(A) to the number "0.03419" is replaced with "0.03378".

          (b) The reference in Section 1.02(e)(iv)(B) to the number "$42.97" is replaced with "$43.47".

          (c) The references in Sections 1.05(a), 5.04(c) and 7.05 to the number "$44.50" are replaced with "$45.00".

          (d) The reference in Section 1.06(b) to the number "$44.49" is replaced with "$44.99".

          (e) The reference in Section 4.08 to the number "$54,999,997.50" is replaced with "$54,999,990.00".

          (f) The reference in Section 4.08 to the number "1,235,955" is replaced with "1,222,222".

          (g) The reference in Section 4.08 to the number "111,347" is replaced with "110,453".

     SECTION 3. COUNTERPARTS; EFFECTIVENESS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment or have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                          INSILCO CORPORATION

                                          By: /s/ ROBERT L. SMIALEK
                                            ------------------------------------
                                            Name: Robert L. Smialek
                                            Title: Chairman & CEO

                                          INSILCO HOLDING CO.

                                          By: /s/ KENNETH H. KOCH
                                            ------------------------------------
                                            Name: Kenneth H. Koch
                                            Title: Vice President

                                          SILKWORM ACQUISITION CORPORATION

                                          By: /s/ THOMPSON DEAN
                                            ------------------------------------
                                            Name: Thompson Dean
                                            Title:

                          AGREEMENT AND PLAN OF MERGER
                                  dated as of
                                 March 24, 1998
                                     among
                              INSILCO CORPORATION,
                                INR HOLDING CO.
                                      and
                        SILKWORM ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE 1
                                   THE MERGER
Section 1.01   The Reorganization Merger...................................    1
Section 1.02   The Merger..................................................    2
Section 1.03   Surrender and Payment.......................................    3
Section 1.04   Dissenting Shares...........................................    4
Section 1.05   Stock Options...............................................    5
Section 1.06   Fractional Shares...........................................    5
                                    ARTICLE 2
                            THE SURVIVING CORPORATION
Section 2.01   Certificate of Incorporation................................    5
Section 2.02   Bylaws......................................................    5
Section 2.03   Directors and Officers......................................    5
                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.01   Corporate Existence and Power...............................    5
Section 3.02   Corporate Authorization.....................................    6
Section 3.03   Governmental Authorization..................................    6
Section 3.04   Non-Contravention...........................................    6
Section 3.05   Capitalization..............................................    6
Section 3.06   Subsidiaries................................................    7
Section 3.07   SEC Filings.................................................    7
Section 3.08   Financial Statements........................................    8
Section 3.09   Disclosure Documents........................................    8
Section 3.10   Absence of Certain Changes..................................    8
Section 3.11   No Undisclosed Material Liabilities.........................    9
Section 3.12   Litigation..................................................    9
Section 3.13   Taxes.......................................................    9
Section 3.14   ERISA.......................................................   10
Section 3.15   Labor Matters...............................................   12
Section 3.16   Compliance with Laws and Court Orders.......................   12
Section 3.17   Licenses and Permits........................................   12
Section 3.18   Intellectual Property.......................................   12
Section 3.19   Finders' Fees...............................................   12
Section 3.20   Required Votes..............................................   12
Section 3.21   Environmental Matters.......................................   12
Section 3.22   Disclaimer..................................................   13
                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF MERGERSUB
Section 4.01   Corporate Existence and Power...............................   14
Section 4.02   Corporate Authorization.....................................   14
Section 4.03   Governmental Authorization..................................   14
Section 4.04   Non-Contravention...........................................   14
Section 4.05   Disclosure Documents........................................   14

                                                                             PAGE
                                                                             ----
Section 4.06   Finders' Fee................................................   15
Section 4.07   Financing...................................................   15
Section 4.08   Capitalization..............................................   15
                                    ARTICLE 5
                            COVENANTS OF THE COMPANY
Section 5.01   Conduct of the Company......................................   15
Section 5.02   Stockholder Meeting; Proxy Material.........................   17
Section 5.03   Access to Information.......................................   17
Section 5.04   Other Offers................................................   17
Section 5.05   Resignation of Directors....................................   19
Section 5.06   Solvency Opinion............................................   19
Section 5.07   Transfers by Affiliates.....................................   19
                                    ARTICLE 6
                             COVENANTS OF MERGERSUB
Section 6.01   Voting of Shares............................................   19
Section 6.02   Director and Officer Liability..............................   19
Section 6.03   Employee Plans and Benefit Arrangements.....................   20
Section 6.04   Financing...................................................   21
Section 6.05   NASDAQ Listing..............................................   21
                                    ARTICLE 7
                     COVENANTS OF MERGERSUB AND THE COMPANY
Section 7.01.  Reasonable Best Efforts.....................................   21
Section 7.02.  Certain Filings.............................................   22
Section 7.03.  Public Announcements........................................   22
Section 7.04.  Further Assurances..........................................   22
Section 7.05.  Reserved Shares.............................................   22
Section 7.06.  Notices of Certain Events...................................   22
                                    ARTICLE 8
                            CONDITIONS TO THE MERGER
Section 8.01.  Conditions to the Obligations of Each Party.................   23
Section 8.02.  Conditions to the Obligations of MergerSub..................   23
Section 8.03.  Conditions to the Obligations of the Company and
               ExistingSub.................................................   24
                                    ARTICLE 9
                                   TERMINATION
Section 9.01.  Termination.................................................   24
Section 9.02.  Effect of Termination.......................................   25
                                   ARTICLE 10
                                  MISCELLANEOUS
Section 10.01  Notices.....................................................   26
Section 10.02  Survival of Representations and Warranties..................   26
Section 10.03  Amendments; No Waivers......................................   26
Section 10.04  Expenses....................................................   27
Section 10.05  Successors and Assigns......................................   27

                                                                             PAGE
                                                                             ----
Section 10.06  Governing Law...............................................   27
Section 10.07  Counterparts; Effectiveness.................................   27
Section 10.08  Third Party Beneficiaries...................................   27
Section 10.09  Entire Agreement............................................   27

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of March 24, 1998 among Insilco Corporation, a Delaware corporation ("INSILCO" or the "COMPANY"), INR Holding Co., a Delaware corporation ("EXISTINGSUB"), and Silkworm Acquisition Corporation, a Delaware corporation ("MERGERSUB").

                              W I T N E S S E T H:

     WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of, or other ownership interest in, MergerSub is owned, in the aggregate, by DLJ Merchant Banking Partners II, L.P., and certain of its affiliates;

     WHEREAS, MergerSub is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Water Street Corporate Recovery Fund I, L.P., holder of 1,783,878 shares of common stock of the Company, enters into a Voting Agreement (the "VOTING AGREEMENT") providing for certain actions relating to such shares;

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers (as defined in Section 1.02) and also to prescribe certain conditions to the Mergers; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.01. The Reorganization Merger. (a) Prior to the Effective Time (as defined in Section 1.02), Insilco shall cause (i) ExistingSub to form a wholly-owned subsidiary ("REORGSUB") and (ii) ReorgSub to merge with and into Insilco in the manner set forth in this Section 1.01 (the "REORGANIZATION MERGER"), whereupon the separate existence of ReorgSub shall cease, and Insilco shall be the surviving corporation, possessing all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Insilco and ReorgSub, all as provided under the General Corporation Law of the State of Delaware ("DELAWARE LAW"). The parties hereto contemplate that the Reorganization Merger will precede the Merger (as defined in Section 1.02), but that each will occur on the same date.

     (b) The Reorganization Merger shall be effected pursuant to an agreement and plan of merger (the "HOLDING COMPANY MERGER AGREEMENT") in accordance with Delaware Law and in a manner that complies with Section 251(a) of Delaware Law. The certificate of incorporation of Insilco shall be the certificate of incorporation of the corporation surviving the Reorganization Merger.

     (c) Insilco and ReorgSub will file the Holding Company Merger Agreement (or a certificate of merger in lieu thereof) with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Reorganization Merger which shall become effective at such time (the "REORGANIZATION EFFECTIVE TIME") as the Holding Company Merger Agreement (or a certificate of merger in lieu thereof) is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified therein, but in any event prior to the Effective Time.

     (d) At the Reorganization Effective Time:

          (i) (A) each share of common stock of ReorgSub held by ReorgSub as treasury stock immediately prior to the Reorganization Effective Time shall be canceled, and no payment shall be made with respect thereto; and (B) each share of common stock of ReorgSub outstanding immediately prior to the Reorganization Effective Time shall be converted into and become one share of common stock of the corporation surviving the Reorganization Merger, with the same rights, powers and privileges as the shares so converted;

          (ii) (A) each share of common stock, par value $0.001 per share, of Insilco (the "SHARES") held by Insilco as treasury stock (including the Reserved Shares (as defined in Section 3.05)) or owned by ReorgSub immediately prior to the Reorganization Effective Time shall be canceled, and no payment shall be made with respect thereto, and (B) each outstanding option (whether vested or unvested) to acquire Shares granted to employees and directors will be treated as set forth in Section 1.05(a); and

          (iii) Except as otherwise provided in Section 1.04 with respect to Shares as to which appraisal rights are exercised, each Share outstanding immediately prior to the Reorganization Effective Time shall be converted into the following (the "REORGANIZATION MERGER CONSIDERATION"):

             (A) one share of common stock, par value $0.001 per share, of ExistingSub (the "EXISTINGSUB SHARES") with the same rights, powers and privileges as the Shares so converted; and

             (B) the right to receive in cash an amount equal to $0.01.

     (e) Except for those stockholders who have exercised appraisal rights with respect to their Shares, the stockholders of record of Insilco immediately prior to the Reorganization Effective Time shall be the stockholders of record of ExistingSub immediately after the Reorganization Effective Time without further action by such stockholders or ExistingSub. After the Reorganization Effective Time, the certificates (the "CERTIFICATES") representing the Shares will continue to represent the ExistingSub Shares.

     (f) For the avoidance of doubt, after the Reorganization Merger, "Insilco" or the "Company" shall mean the corporation surviving the Reorganization Merger.

     Section 1.02. The Merger. (a) Prior to the Reorganization Effective Time, the Company, acting as sole stockholder of ExistingSub, shall pursuant to
Section 228 of the Delaware Law, act by written consent to approve this Agreement and the Merger and ExistingSub shall, no more than 20 days prior to the Reorganization Effective Time, give notice to the Company, as its sole stockholder, of the Merger, as required by Section 262(d) of Delaware Law.

     (b) At the Effective Time, MergerSub shall be merged (the "MERGER" and collectively with the Reorganization Merger, the "MERGERS") with and into ExistingSub in accordance with Delaware Law, and in accordance with the terms and conditions hereof, whereupon the separate existence of MergerSub shall cease, and ExistingSub shall be the surviving corporation, which will be named "Insilco Holding Corporation" (the "SURVIVING CORPORATION").

     (c) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, ExistingSub and MergerSub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (d) The Company hereby represents that its Board of Directors (the "BOARD OF DIRECTORS"), at a meeting duly called and held and acting on the unanimous recommendation of the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the Voting Agreement and the transactions contemplated hereby, including the Mergers, which approval satisfies in full the requirements of Section 203(a)(1) of Delaware Law so as to make Section 203 of Delaware Law inapplicable to the Mergers, and (iii) unanimously resolved to recommend adoption of this Agreement and the Mergers to its stockholders. The Company further represents that Lazard Freres & Co. LLC has delivered to the Board of Directors its oral opinion (to be followed by its written opinion to the same effect) that the Merger Consideration (as defined in
Section 1.03) taken as a whole is fair to the holders of the Shares (other than MergerSub and its affiliates) from a financial point of view. The

Company has been advised that all of its directors and executive officers intend to vote all of their Shares in favor of adoption of this Agreement and the Mergers.

     (e) At the Effective Time:

          (i) each ExistingSub Share held by ExistingSub as treasury stock or owned by any direct or indirect wholly owned subsidiary of ExistingSub (excluding the Company) or owned by MergerSub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (ii) each share of common stock, par value $0.001 per share, of MergerSub ("MERGERSUB COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation ("SURVIVING CORPORATION SHARES") with the same rights, powers and privileges as the MergerSub Common Stock so converted;

          (iii) each outstanding warrant to purchase MergerSub Common Stock ("MERGERSUB WARRANTS") shall be automatically amended to constitute a warrant to acquire one Surviving Corporation Share on the same terms and conditions as the warrants so converted; and

          (iv) each ExistingSub Share outstanding immediately prior to the Effective Time shall be converted into the following (the "EXISTINGSUB MERGER CONSIDERATION"):

             (A) the right to retain 0.03419 of a Surviving Corporation Share, with the same rights, powers and privileges as the ExistingSub Share so converted; and

             (B) the right to receive in cash an amount equal to $42.97.

     Section 1.03. Surrender and Payment. (a) Prior to the mailing of the Company Proxy Statement (as defined in Section 3.09), MergerSub shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging the Certificates for the cash portion of the Reorganization Merger Consideration and the ExistingSub Merger Consideration (the cash portion of the Reorganization Merger Consideration together with the ExistingSub Merger Consideration shall be referred to herein as the "MERGER CONSIDERATION"). The Surviving Corporation will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares and the ExistingSub Shares. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of ExistingSub Shares at the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

     (b) Each holder of ExistingSub Shares at the Effective Time will, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such ExistingSub Shares, be entitled to receive the Merger Consideration payable in respect of such ExistingSub Shares and in respect of the Shares which were converted into such ExistingSub Shares. Payment of the cash portion of the Merger Consideration shall, at the request of the holder of the relevant ExistingSub Shares, be made by wire transfer of immediately available funds. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends payable pursuant to
Section 1.03(g). No interest will be paid or will accrue on any cash payable as Merger Consideration or any dividends payable pursuant to Section 1.03(g).

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the ExistingSub Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such ExistingSub Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" or "PERSON" means a(n) individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of ExistingSub Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of ExistingSub Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his ExistingSub Shares for the Merger Consideration in accordance with this
Section 1.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his ExistingSub Shares. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of ExistingSub Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of ExistingSub Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for ExistingSub Shares that were not issued pursuant to Section 1.01(d)(iii) as a result of the appraisal rights exception thereto shall be returned to the Surviving Corporation, upon demand, after the appraisal rights have been perfected in respect of the related Shares pursuant to Section 1.04 and Delaware Law.

     (g) No dividends or other distributions with respect to Surviving Corporation Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the surrender of such Certificate in accordance with this Article 1. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole Surviving Corporation Shares issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time but on or prior to such surrender and a payment date on or prior to such surrender, paid with respect to such whole Surviving Corporation Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but on or prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Surviving Corporation Shares.

     Section 1.04. Dissenting Shares. Shares which are issued and outstanding immediately prior to the Reorganization Effective Time and which are held by a holder who has not voted such Shares in favor of the Mergers, who shall have delivered a written demand for appraisal of such Shares in the manner provided by Delaware Law and who, as of the Reorganization Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES") shall not be converted into a right to receive the Reorganization Merger Consideration (or, if after the Effective Time, the Merger Consideration). The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of Delaware Law, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Law, such holder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall be converted into a right to receive the Reorganization Merger Consideration (or, if after the Effective Time, the Merger Consideration) without interest thereon, from the Surviving Corporation as provided in Section 1.03 hereof. The Company shall give MergerSub prompt notice of any demands received by the Company for appraisal of Shares, and MergerSub shall have the right to participate in all negotiations and proceedings with respect to such demands. The

Company shall not, except with the prior written consent of MergerSub, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 1.05. Stock Options. (a) Immediately prior to the Reorganization Effective Time, each outstanding option (whether vested or unvested) to acquire Shares granted to employees and directors (the "OPTIONS") shall be canceled and, in lieu thereof, immediately prior to the Reorganization Effective Time, the holders of such Options shall receive a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Options and (ii) the excess of $44.50 over the exercise price per Share subject to such Options, subject to any required withholding of taxes.

     (b) Prior to the Reorganization Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by Sections 1.01 and 1.05(a). Notwithstanding any other provision of this Section 1.05, payment may be withheld in respect of any Option until any necessary or appropriate consents are obtained.

     Section 1.06. Fractional Shares. (a) No certificates or scrip representing fractional Surviving Corporation Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation; and

     (b) Notwithstanding any other provision of this Agreement, each beneficial owner of ExistingSub Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Surviving Corporation Share (after taking into account all ExistingSub Shares delivered by such beneficial owner) shall receive, in lieu thereof, a cash payment (without interest) representing such same fraction of $44.49.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     Section 2.01. Certificate of Incorporation. The certificate of incorporation of ExistingSub in effect immediately prior to the Effective Time shall be amended in its entirety as of the Effective Time to read as set forth in Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.02. Bylaws. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of MergerSub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules annexed hereto (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to MergerSub that:

     Section 3.01. Corporate Existence and Power. The Company and ExistingSub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and have all corporate powers required to carry on their businesses as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to MergerSub true and complete copies of the certificate of incorporation and bylaws of the Company and ExistingSub as currently in effect. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and the Subsidiaries (as defined in Section 3.06) taken as a whole, but excluding (i) any liabilities or reserves that are reflected on, or reserved for in, the 1997 Financial Statements and (ii) any change resulting from general economic conditions.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by the Company and ExistingSub of this Agreement and the consummation by the Company and ExistingSub of the transactions contemplated hereby are within the Company's and ExistingSub's corporate powers and, except for any required approval by the stockholders of the Company, ReorgSub and ExistingSub by majority vote in connection with the consummation of the Mergers, have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of the Company and ExistingSub.

     Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company and ExistingSub of this Agreement and the consummation of the Reorganization Merger by the Company and ExistingSub, and the Merger by ExistingSub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger or the Holding Company Merger Agreement in connection with the Reorganization Merger and a certificate of merger in connection with the Merger; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); (d) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"); (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) any actions or filings that if not taken or made would have a Material Adverse Effect.

     Section 3.04. Non-Contravention. The execution, delivery and performance by the Company and ExistingSub of this Agreement and the consummation by the Company and ExistingSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, ExistingSub or any Subsidiary, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company, ExistingSub or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company, ExistingSub or any Subsidiary or to a loss of any benefit to which the Company, ExistingSub or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company, ExistingSub or any Subsidiary or any license, franchise, Permit (as defined in Section 3.17) or other similar authorization held by the Company, ExistingSub or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company, ExistingSub or any Subsidiary, except, in the case of clauses (b), (c) and (d), for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     Section 3.05. Capitalization. The authorized capital stock of the Company consists of 15,000,000 Shares of which as of March 16, 1998, there were outstanding 4,016,711 Shares and Options to purchase an aggregate of not more than 747,667 Shares (of which Options to purchase an aggregate of 420,266 Shares were exercisable) and 467,680 Shares were held in treasury (and no such treasury stock is issuable or reserved for issuance, other than 66,682 Shares (the "RESERVED SHARES") which are issuable or reserved for issuance pursuant to the order discharging the Company from the protection of the United States Federal Bankruptcy Court in 1993 (the "BANKRUPTCY ORDER")). All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section
3.05 and except for changes since March 16, 1998 resulting from the exercise of Options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     Section 3.06. Subsidiaries. (a) Each Significant Subsidiary (as defined in Regulation S-X under the Exchange Act) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be existing in good standing or so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries.

     (b) Except for Liens, limitations and restrictions arising under the Amended and Restated Credit Agreement dated as of July 3, 1997 among the Company and Insilco Deutschland Gmbh, as borrowers, various lenders and issuing banks, The First National Bank of Chicago and Goldman Sachs Credit Partners L.P., as syndication agents and Citicorp USA, Inc. as administrative agent, and any related security arrangements, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except any that arise under applicable securities laws or that are permitted by such credit agreement. All such capital stock has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     (c) ExistingSub was incorporated in Delaware prior to January 1, 1997. To the Company's knowledge, until the Reorganization Merger Effective Time neither the ExistingSub Shares nor the assets of ExistingSub has a material value.

     Section 3.07. SEC Filings. (a) The Company has delivered to MergerSub (i) the Company's annual report on Form 10-K for the year ended December 31, 1996 (the "COMPANY 10-K"), (ii) its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (together with the Company 10-K, the "CURRENT SEC REPORTS"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "SEC DOCUMENTS").

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Current SEC Reports, and the draft unaudited consolidated financial statements of the Company previously delivered to MergerSub (the "1997 FINANCIAL STATEMENTS"), fairly present, in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The final audited consolidated financial statements of the Company for the year ended December 31, 1997 will be substantially identical to the 1997 Financial Statements, other than any disclosures necessary to reflect the execution of this Agreement by the Company and ExistingSub and any transactions contemplated hereby. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1997 set forth in the 1997 Financial Statements, and "BALANCE SHEET DATE" means December 31, 1997.

     Section 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the Mergers (but excluding the Financing) (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, any Report on Form 8-K to be filed by the Company in respect of this Agreement, and the proxy statement of the Company containing information required by Regulation 14A under the Exchange Act to be filed with the SEC in connection with the Mergers (the "COMPANY PROXY STATEMENT"), and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.09(a) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company by MergerSub for use therein.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and the Mergers, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document, other than the Company Proxy Statement, and at the time of any required distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company by MergerSub for use therein.

     (c) The information with respect to the Company or any Subsidiary that the Company furnishes to MergerSub for use in any document filed by MergerSub with the SEC will not, at the time of the filing thereof and at the time of any required distribution thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.10. Absence of Certain Changes. Since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

     (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (c) except as disclosed in the SEC Documents, any amendment of any material term of any outstanding security of the Company or any Subsidiary;

     (d) except as disclosed in the SEC Documents, any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

     (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

     (f) (i) any material change in any method of accounting, or accounting practice by the Company or any Subsidiary or (ii) any revaluation in any material respect of any of the material assets of the Company or any Subsidiary, except for any such change or revaluation required by reason of a concurrent change in generally accepted accounting principles; or

     (g) except as disclosed in the SEC Documents, any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, or
(iii) increase in compensation, bonus or other benefits (including severance or other termination benefits) payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

     Section 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, other than:

     (a) liabilities disclosed or provided for in the Balance Sheet or the balance sheets (and the notes thereto) included in the Company's reports on Form 10-Q referred to in Section 3.07(a);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and

     (c) liabilities under this Agreement.

     Section 3.12. Litigation. Except as set forth in the SEC Documents, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect.

     Section 3.13. Taxes. (a) All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of the Company or any Subsidiary of the Company (collectively, the "RETURNS"), were filed when due (including any applicable extension periods).

     (b) The Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed.

     (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary (including for any tax period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover taxes for which the Company and any such Subsidiary are liable.

     (d) There is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or tax asset of the Company or any Subsidiary (other than any in respect of which a reserve or allowance has been recorded in the 1997 Financial Statements). For purposes of this Section 3.13, the term "TAX ASSET" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit or charitable deduction.

     (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Returns of the Company or any of its Subsidiaries.

     (f) There are no Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due, and except for Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 3.14. ERISA. (a) The Disclosure Schedule sets forth a list identifying each material "employee pension benefit plan", as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any material liability. Within five business days of the date hereof, the Company will make available to MergerSub copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations, together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan, in each case only to the extent not previously made available. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section 3.14, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute (x) an employee pension benefit plan as defined in Section 3(2) of ERISA (the "PENSION PLANS") or (y) a "MULTIEMPLOYER PLAN", as defined in Section 3(37) of ERISA (a "Multiemployer Plan") are identified as such in the list referred to above.

     (b) No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Employee Plans that are subject to Title IV of ERISA (the "RETIREMENT PLANS") are identified in the list of such Plans provided to MergerSub by the Company. As of the Balance Sheet Date, the fair market value of the aggregate assets of the Retirement Plans (excluding for these purposes any accrued but unpaid contributions) exceeded the projected benefit obligations on an aggregate basis accrued under such Retirement Plans as in effect on such date. No "accumulated funding deficiency," as defined in
Section 412 of the Code, has been incurred with respect to any Retirement Plan, whether or not waived. The Company knows of no "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a reportable event or other event that will not have a Material Adverse Effect. To the Company's knowledge, no current condition exists and no event has occurred that (i) would constitute grounds for termination of any Retirement Plan and neither the Company nor any of its affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Retirement Plan covered or previously covered by Title IV of ERISA that would have a Material Adverse Effect or (ii) presents a material risk of complete or partial withdrawal from any Multiemployer Plan which would result in the Company or any Subsidiary incurring a withdrawal liability within the meaning of Section 4201 of ERISA that would have a Material Adverse Effect. The assets of the Company and all of its Subsidiaries are not now, nor, to the Company's knowledge, will they after the passage of time be, subject to any lien imposed under Section 412(n) of the Code by reason of a failure of any of the Company or any of its affiliates to make timely installments or other payments required under Section 412 of the Code. Nothing done or omitted to be done, and no transaction or holding of any asset under or in connection with any Employee Plan, has made or will make the Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and to the Company's knowledge has been so qualified during the period from its adoption to date and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company will furnish to MergerSub within five days of the date hereof copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan's qualified status. Except as would not have a Material Adverse Effect, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (e) "BENEFIT ARRANGEMENTS" means each material, written plan or arrangement providing for insurance coverage (including any self-insured arrangements), severance, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any U.S. employee or former employee of the Company or any of its affiliates. Copies or descriptions of all such foregoing Benefit Arrangements will be made available to MergerSub within five business days of the date hereof to the extent not previously made available. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement except where any noncompliance would have a Material Adverse Effect.

     (f) The present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of the Company and its affiliates is set forth fairly, in all material respects, in the 1997 Financial Statements. To the Company's knowledge, each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) providing health or medical benefits in respect of any active non-union employee of the Company or any Subsidiary may by its terms be amended or terminated.

     (g) There has been no amendment to, written interpretation or written announcement by the Company or any of its affiliates relating to any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

     (h) The Company is not a party to or subject to any employment contract with any executive officer or director of the Company.

     (i) Except as would not have a Material Adverse Effect, each material International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. With respect to each material International Plan, there has been no amendment to, written interpretation of or written announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any such material International Plan that would increase materially the expense of maintaining such material International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement,

(ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any non U.S. employee of the Company or any Subsidiary.

     Section 3.15. Labor Matters. The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, would have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or otherwise which if adversely resolved is likely to have a Material Adverse Effect. There are no strikes, slowdowns, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary which would have a Material Adverse Effect.

     Section 3.16. Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1996 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.17. Licenses and Permits. Except as would not, individually or in the aggregate have a Material Adverse Effect, (i) each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "PERMITS") is valid and in full force and effect and (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

     Section 3.18. Intellectual Property. The Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     Section 3.19. Finders' Fees. With the exception of Lazard Freres & Co. LLC and Goldman Sachs & Co., copies of whose engagement agreements have been provided to MergerSub, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from the Company or any Subsidiary or any of its affiliates upon consummation of the transactions contemplated by this Agreement. For purposes of this Agreement (other than Section 3.14), "AFFILIATE" or "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

     Section 3.20. Required Votes. The adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares, the vote of the Company as sole stockholder of ExistingSub and the vote of ExistingSub as sole stockholder of ReorgSub are the only votes of holders of any class or series of the capital stock of the Company, ExistingSub and ReorgSub required to adopt this Agreement, or to approve the Mergers or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's or ExistingSub's certificate of incorporation or otherwise.

     Section 3.21. Environmental Matters. (a)(i) No action, suit, investigation or proceeding is pending against, or, to the knowledge of the Company, is threatened by any Person against, the Company or any Subsidiary which has a reasonable likelihood of an adverse determination nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (c) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (C) discharge, emission or release of any Hazardous Substance, except for such actions, suits, investigations, proceedings and penalties which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

          (ii) no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstance, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

          (iii) the estimated costs of environmental remediation set forth in the Company 10-K represent a reasonable estimate of the Company's potential exposure for Environmental Liabilities reasonably likely to be incurred in the next ten years, including without limitation the costs of remediation or similar obligations (based on an application of current Environmental Laws and the use of a remedy reasonably likely to be required under such Environmental Laws), provided that there will be no breach of this representation unless the costs of such environmental remediation exceed such estimate by $5,400,000; and

          (iv) there are no Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted since January 13, 1991 of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been made available to MergerSub at least five days prior to the date hereof, except for such investigations, studies, audits, tests, reviews or analyses which report on conditions and liabilities that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (c) For purposes of this Section 3.22 the following terms shall have the meanings set forth below:

          (i) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes and injunctions relating to the effect of the environment on human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

          (ii) "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary (including any liability which relates to a predecessor of the Company or any Subsidiary), whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

          (iii) "HAZARDOUS SUBSTANCES" means any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

     Section 3.22.  Disclaimer.  Except as set forth in this Article 3 or in
Section 1.02(d), the Company has not made and shall not be deemed to have made any representation or warranty, express or implied. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representation or warranty made by the Company in Article 3 or Section 1.02(d), the Company makes no representation or warranty with respect to any projections, estimates or budgets heretofore delivered to or made available to MergerSub of future revenues, expenses or expenditures or results of operations of the Company or any Subsidiaries.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF MERGERSUB

     MergerSub represents and warrants to the Company that:

     Section 4.01. Corporate Existence and Power. MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger or in connection with arranging any financing required to consummate the transactions contemplated hereby. MergerSub has heretofore delivered to the Company true and complete copies of MergerSub's certificate of incorporation and bylaws as currently in effect.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby are within the corporate powers of MergerSub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of MergerSub.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) any other authorizations required to be obtained pursuant to applicable foreign statutes, rules or regulations and (g) any actions or filings that if not taken or made would not have a material adverse effect on MergerSub.

     Section 4.04. Non-Contravention. The execution, delivery and performance by MergerSub of this Agreement and the consummation by MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of MergerSub, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon MergerSub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of MergerSub or to a loss of any benefit to which MergerSub is entitled under any agreement, contract or other instrument binding upon MergerSub.

     Section 4.05. Disclosure Documents. (a) The information that MergerSub furnishes to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and the Mergers, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any required distribution thereof.

     (b) Each document required to be filed by MergerSub with the SEC in connection with the Mergers (including the Financing) will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not at the time of the filing thereof, or at the time of the distribution thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in such documents based upon information furnished to MergerSub in writing by the Company specifically for use therein.

     Section 4.06. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by MergerSub, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from MergerSub or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.07. Financing. The Company has received copies of (a) a commitment letter dated March 20, 1998 from DLJ Merchant Banking Partners II, L.P., and certain of its affiliates pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase securities of MergerSub for an aggregate amount equal to $54,999,997.50, (b) a letter dated March 20, 1998 from DLJ Bridge Finance, Inc. ("DLJ BRIDGE FUND") pursuant to which DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase senior pay-in-kind increasing rate notes of the Company in the amount of $110,000,000 and (c) a commitment letter dated March 20, 1998 from DLJ Capital Funding, Inc. ("DLJ SENIOR DEBT FUND") pursuant to which DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to the corporation surviving the Reorganization Merger of up to $350,000,000. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "FINANCING ENTITIES". The aforementioned credit agreements and commitments to purchase equity securities of MergerSub shall be referred to as the "FINANCING AGREEMENTS" and the financing to be provided thereunder shall be referred to as the "FINANCING". The aggregate proceeds of the Financing are in an amount sufficient to pay the Merger Consideration, to repay the Company's and its Subsidiaries' indebtedness (excluding for this purpose capital lease obligations) together with any interest, premium or penalties payable in connection therewith, to provide a reasonable amount of working capital financing and to pay related fees and expenses (collectively, the "REQUIRED AMOUNTS"). As of the date hereof, none of the commitment letters relating to the Financing Agreements referred to above has been withdrawn and MergerSub does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the commitment letters relating to the Financing Agreements not being satisfied. MergerSub believes that the Financing will not create any liability to the directors and stockholders of the Company under any Federal or state fraudulent conveyance or transfer law. MergerSub further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and
(iv) will not have its capital impaired. MergerSub knows of no reason why the Merger will not be recorded as a "recapitalization" for financial reporting purposes.

     Section 4.08. Capitalization. All outstanding shares of capital stock of MergerSub have been duly authorized and validly issued and are fully paid and nonassessable. As of the moment immediately prior to the Effective Time, 1,235,955 shares of MergerSub Common Stock and MergerSub Warrants to acquire 111,347 shares of MergerSub Common Stock at an exercise price of not less than $0.01 per share (which will have been purchased for aggregate consideration of $54,999,997.50) will be outstanding. Except as set forth in this Section 4.08, there are outstanding (a) no shares of capital stock or other voting securities of MergerSub, (b) no securities of MergerSub convertible into or exchangeable for shares of capital stock or voting securities of MergerSub, and (c) no options or other rights to acquire from MergerSub, and no obligation of MergerSub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MergerSub (the items in clauses (a), (b) and (c), together with the MergerSub Common Stock and the MergerSub Warrants, being referred to collectively as the "MERGERSUB SECURITIES"). There are no outstanding obligations of MergerSub to repurchase, redeem or otherwise acquire any MergerSub Securities.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 5.01. Conduct of the Company. Except as otherwise contemplated by, or provided for, in this Agreement or the Disclosure Schedule, without the prior written consent of MergerSub (which shall not be unreasonably withheld), from the date hereof to the Effective Time, the Board of Directors shall not approve or authorize any action that would allow the Company and its Subsidiaries to carry on their respective businesses other than in the ordinary and usual course of business and consistent with past practices or any action that would prevent the Company and its Subsidiaries from using their reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material federal, state and local licenses, approvals and authorizations, including, without limitation, all material Permits that are required for the Company or any of its Subsidiaries to carry on their business, (iii) keep available the services of its key officers and key employees, and (iv) maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by, or provided for, in this Agreement or the Disclosure Schedule, without the prior written consent of MergerSub (which shall not be unreasonably withheld), prior to the Effective Time, the Board of Directors shall not, nor shall it authorize or direct the Company or any Subsidiary, directly or indirectly, to:

     (a) adopt or propose any change in its certificate of incorporation or bylaws;

     (b) except pursuant to existing agreements or arrangements, (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material Subsidiary or a material amount of assets (excluding sales of inventory) or securities; (ii) waive, release, grant, or transfer any rights of material value, except in the ordinary course of business, consistent with past practices; (iii) modify or change in any material respect any existing material license, lease, contract, or other document, except in the ordinary course of business, consistent with past practices; (iv) except to refund or refinance commercial paper or with respect to borrowings in the ordinary course of business consistent with past practices, incur, assume or prepay an amount of long-term or short-term debt; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business, consistent with past practices; (vi) make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business, consistent with past practices; or purchase any property or assets of any other individual or entity, except in the ordinary course of business, consistent with past practices; (vii) enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business, consistent with past practices, and for bona fide hedging purposes; or (viii) except for capital expenditures provided for in the Company's 1998 capital budget, a copy of which has been previously provided to MergerSub, incur any capital expenditure, individually or in the aggregate, in excess of $3,000,000.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a directly or indirectly wholly owned Subsidiary of the Company to the Company or a directly or indirectly wholly owned Subsidiary, or, in the case of a joint venture vehicle pro rata to all equity owners thereof, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries, except pursuant to the Reorganization Merger;

     (d) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements), except, in each case, for normal actions in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company;

     (e) except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

     (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

     (g) make any tax election inconsistent with past practices, or settle or compromise any material income tax liability;

     (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

     (i) agree or commit to do any of the foregoing.

     Section 5.02. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Mergers. The Board of Directors shall, subject to its fiduciary duties as advised by counsel, recommend approval and adoption by the Company's stockholders of this Agreement and the Mergers.

     (b) In connection with the Company Stockholder Meeting, the Company (i) will as promptly as practicable prepare and file with the SEC a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") (which Registration Statement includes the Company Proxy Statement), will use its reasonable best efforts to have the Registration Statement declared effective by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Mergers and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     Section 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give MergerSub, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company and the Subsidiaries), will furnish to MergerSub, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with MergerSub in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section 5.03 shall affect any representation or warranty given by the Company to MergerSub hereunder; and provided, further that (i) any information provided to MergerSub pursuant to this Section 5.03 shall be subject to the Confidentiality Agreement dated as of February 16, 1998 between the Company and DLJ Merchant Banking II, Inc. (the "CONFIDENTIALITY AGREEMENT") and (ii) none of the Company or any other Persons covered by this Section 5.03 shall be obligated to furnish any information under this Section 5.03 if doing so would, on the basis of advice from the Company's counsel, result in the loss of attorney-client privilege in favor of the Company or a Subsidiary or violate the terms of any contract, so long as the Company informs MergerSub of its decision to withhold such information and furnishes a description of such information that is consistent with the preservation of such privilege or compliance with such agreement, as applicable.

     Section 5.04. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (A) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than MergerSub) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or of over 20% of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(ii) any tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Mergers (collectively, "ACQUISITION PROPOSALS"), or agree to or endorse any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets in order to facilitate or encourage any effort or attempt by any Third Party (other than MergerSub) to do or seek any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than MergerSub) to do or seek any of the foregoing, or (C) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from
(i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to MergerSub with the name of the other party redacted) concerning the Company and its businesses, properties or assets to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 5.02 and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through
(iv) only to the extent that the Board of Directors shall have concluded in good faith on the basis of advice from outside counsel that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; provided, further, that (A) the Board of Directors shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to MergerSub with respect to such action, and (B) if the Board of Directors receives an Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal, then the Company shall promptly inform MergerSub of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. As used in this Agreement, the term "THIRD PARTY" means any person, corporation, entity or "group" as defined in Section 13(d) of the Exchange Act, other than MergerSub or any of its affiliates.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to MergerSub, within two business days following such Payment Event, a fee of $6,000,000.

     (c) "PAYMENT EVENT" means (w) the termination of this Agreement pursuant to
Section 9.01(e); (x) the termination of this Agreement pursuant to Section 9.01(f) in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (z) below, on terms more favorable to the Company's stockholders from a financial point of view than the Merger;
(y) the termination of this Agreement by MergerSub pursuant to Section 9.01(c) but only if the breach of covenant or warranty or misrepresentation in question arises out of the bad faith or willful misconduct of the Company; or (z) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 9.01(g) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $44.50 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (d) Upon (ix) the occurrence of a Payment Event, or (x) a termination by MergerSub that follows a failure of the conditions set forth in Sections 8.01(a) or 8.02(g) to be satisfied, the Company shall reimburse MergerSub and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their out-of-pocket fees and expenses (including the reasonable fees and expenses of their counsel and fees payable to the financing entities and their respective counsel) up to $5,000,000, in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

     (e) The Company acknowledges that the agreements contained in this Section
5.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MergerSub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.04 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 5.04, the Company shall also pay to MergerSub its costs and expenses incurred in connection with such litigation.

     (f) Section 5.04(b)-(e) shall survive any termination of this Agreement, however caused.

     Section 5.05. Resignation of Directors. Immediately prior to the Effective Time, the Company and ExistingSub shall deliver to MergerSub evidence satisfactory to MergerSub of the resignation of all directors of the Company and ExistingSub (in each case other than Robert L. Smialek) effective at the Effective Time.

     Section 5.06. Solvency Opinion. The Company shall request an independent advisor to deliver the opinion contemplated by Section 8.03(b) as promptly as practicable.

     Section 5.07. Transfers by Affiliates. The Company shall use its reasonable best efforts to obtain and provide to MergerSub prior to the Effective Time undertakings in writing from each Person, if any, who according to counsel for the Company might reasonably be considered "affiliates" of the Company within the meaning of Rule 145(c) of the SEC pursuant to the Securities Act (each, a "RULE 145 AFFILIATE"), in each case in form and substance reasonably satisfactory to counsel for MergerSub providing (i) such Rule 145 Affiliate will notify MergerSub in writing before offering for sale or selling or otherwise disposing of any Shares or ExistingSub Shares owned by such Rule 145 Affiliate and (ii) no such sale or other disposition shall be made unless and until the Rule 145 Affiliate has supplied to MergerSub an opinion of counsel for the Rule 145 Affiliate (which opinion shall be reasonably satisfactory to MergerSub) to the effect that such transfer is not in violation of the Securities Act.

                                   ARTICLE 6

                             COVENANTS OF MERGERSUB

     MergerSub agrees that:

     Section 6.01. Voting of Shares. MergerSub agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

     Section 6.02. Director and Officer Liability. The Surviving Corporation shall cause the Company to do the following and the Company hereby agrees to do the following:

     (a) The Company shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each an "INDEMNIFIED PERSON") in respect of acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted from time to time by Delaware Law or any other applicable laws as presently or hereafter in effect or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof.

     (b) The Company shall pay on an as-incurred basis the reasonable fees and expenses of such Indemnified Person (including fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to reimbursement in the event such Indemnified Person is not entitled to indemnification.

     (c) The certificate of incorporation and bylaws of the Company shall contain the provisions providing for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company's certificate of incorporation and bylaws in effect on the date hereof. For a period of six years after the Effective Time, the Company shall maintain in effect such provisions in the certificate of incorporation and bylaws of the Company providing for exculpation of director and officer liability and indemnification to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Parties' indemnification rights thereunder.

     (d) The Company shall pay all expenses, including attorneys' fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided for in this Section 6.02. In the event of any action, suit, investigation or proceeding, the Indemnified Party shall be entitled to control the defense thereof with counsel of its own choosing reasonably acceptable to the Company and the Company shall cooperate in the defense thereof, provided however that the Company shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby and provided further that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

     (e) For a period of six years after the Effective Time, the Company shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 6.02(e), the Company shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to MergerSub.

     (f) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or the Surviving Corporation or any of its Subsidiaries, under Delaware Law or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this
Section 6.02 shall survive the consummation of the Merger, and each Indemnified Person shall, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Section 6.02 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly against MergerSub, the Surviving Corporation and the Company.

     Section 6.03. Employee Plans and Benefit Arrangements. (a) From and after the Effective Time, subject to applicable law, the Surviving Corporation shall cause the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, honor the obligations of the Company and its Subsidiaries incurred prior to the Effective Time under all existing Employee Plans, Benefit Arrangements and International Plans.

     (b) The Surviving Corporation agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation shall cause the Company and its Subsidiaries to, and the Company and its Subsidiaries shall, provide benefits to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees. Notwithstanding the foregoing, nothing herein shall obligate or require the Company or any of its Subsidiaries to provide its employees with a plan or arrangement similar to the stock option or any other equity-based compensation plans currently maintained by the Company and nothing herein shall limit the Company's right to amend, modify or terminate any particular Employee Plan or Benefit Arrangement.

     (c) After the Effective Time, the Surviving Corporation shall cause the Company to, and the Company shall, grant to all individuals who are, as of the Effective Time, employees of the Company or any of its Subsidiaries credit for all service with the Company, any of its present and former Subsidiaries, any other affiliate of the Company and their respective predecessors (collectively, the "INSILCO AFFILIATED GROUP") prior to the Effective Time for purposes of vesting, participation, eligibility for benefit commencement and benefit accrual (but without any duplication of benefits in any such case). Any Benefit Arrangements or International Plans which provide medical, dental or life insurance benefits after the Effective Time to any individual who is a current or former employee of the Insilco Affiliated Group as of the Effective Time (an "EMPLOYEE") or a dependent of an Employee (a "DEPENDENT") shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions to the extent so waived under present policy and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible or coinsurance provisions to the extent taken into account under present policy.

     Section 6.04. Financing. MergerSub shall use its reasonable best efforts to obtain the Financing (including satisfying the conditions thereto). In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, MergerSub will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

     Section 6.05. NASDAQ Listing. The Surviving Corporation will not take any action, for at least three years after the Effective Time, to cause the Surviving Corporation Shares to be de-listed from, or fail to meet any of the listing standards of, the NASDAQ National Market ("NASDAQ"); provided, however, that the Surviving Corporation may cause or permit the Surviving Corporation Shares to be de-listed in connection with a transaction (other than the Merger) which results in the termination of registration of such securities under
Section 12 of the Exchange Act, and provided, further, that nothing in this
Section 6.05 shall require the Surviving Corporation to take any affirmative action to prevent the Surviving Corporation Shares from being de-listed by NASDAQ if the Surviving Corporation Shares cease to meet the applicable listing standards. For at least three years after the Effective Time, the Surviving Corporation shall make available the information required pursuant to Rule 144(c) of the Securities Act.

                                   ARTICLE 7

                     COVENANTS OF MERGERSUB AND THE COMPANY

     The parties hereto agree that:

     Section 7.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including delivering such documents relating to corporate existence and authority as the other parties may reasonably request. Each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Mergers and the other transactions contemplated hereby. Without limiting the foregoing, the Company and the Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Mergers and the other transactions contemplated by this Agreement.

     Section 7.02. Certain Filings. (a) The Company and MergerSub shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC the Registration Statement and the other Company Disclosure Documents, (ii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable, and (iii) such actions as may be required to be taken under state securities or applicable Blue Sky laws in connection with the issuance of the securities contemplated hereby.

     (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation,
(x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and legal opinions relating to the Company as may be reasonably requested by MergerSub and as are customarily provided in similar transactions; provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions set forth in the commitment letters referred to in Section 4.07.

     (c) The Company and MergerSub shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

     Section 7.03. Public Announcements. MergerSub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange or NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Mergers.

     Section 7.05. Reserved Shares. The Surviving Corporation shall cause the Company to, and the Company shall, honor the provisions of the Bankruptcy Order and all agreements made pursuant thereto with respect to the issuance of the Reserved Shares, except that in lieu of issuing any Reserved Shares, payment shall be made in cash in an amount equal to $44.50 multiplied by the aggregate number of Reserved Shares which otherwise would become issuable pursuant to the provisions of the Bankruptcy Order.

     Section 7.06. Notices of Certain Events. Each of the parties hereto shall promptly notify the other parties of:

     (a) the receipt by such party of any material written notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) the receipt by such party of any material written notice or other material communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

     (c) actual knowledge by such party of any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of such party threatened against such party or any of its Affiliates which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement; and

     (d) actual knowledge by such party of (i) the occurrence, or failure to occur, of any event that has caused any of its representations or warranties hereunder to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     Section 8.01. Conditions to the Obligations of Each Party. The obligations of the Company and MergerSub to consummate the Mergers are subject to the satisfaction of the following conditions:

     (a) This Agreement and the Mergers shall have been adopted by a majority of the outstanding Shares as of the record date of the Company Stockholder Meeting;

     (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

     (c) No provision of any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and MergerSub shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated;

     (d) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Company and its Subsidiaries to conduct their business in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing); and

     (e) The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     Section 8.02. Conditions to the Obligations of MergerSub. The obligations of MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time (except as contemplated by this Agreement) and MergerSub shall have received a certificate signed by an executive officer of the Company to the foregoing effect. The parties agree that the Reorganization Merger shall not be deemed to have occurred for the purposes of determining the satisfaction of this Section 8.02(a) as to the representations and warranties of the Company covered by this
Section 8.02(a) and following the Reorganization Merger, ExistingSub will take no actions, incur no liabilities, enter into no agreements or otherwise engage in any business except as necessary to consummate the Merger and the Financing;

     (b) There shall not be pending (x) any action or proceeding against the Company or any Subsidiary by any government or governmental authority or agency or (y) any action or proceeding against the Company or any Subsidiary by any other person, in either case before any court or governmental authority or agency that has a reasonable likelihood of success, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, seeking to restrain or prohibit MergerSub's (including its Subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel MergerSub or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, seeking to impose or confirm material limitations on the ability of MergerSub or any of its Subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by MergerSub or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or seeking to require divestiture by MergerSub or any of its Subsidiaries or affiliates of any Shares, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgment of MergerSub is likely, directly or indirectly, to result in any of the consequences referred to in this paragraph (b);

     (c) The Reorganization Merger shall have occurred as contemplated by
Section 1.01;

     (d) The funds in an amount at least equal to the Required Amounts shall have been made available to MergerSub and/or the Company as contemplated in
Section 4.07;

     (e) The holders of not more than 6% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law;

     (f) MergerSub shall be reasonably satisfied that the Merger will be recorded as a "recapitalization" for financial reporting purposes; and

     (g) Total indebtedness (long- and short-term) of the Company and its Subsidiaries immediately preceding the Reorganization Effective Time shall not exceed $290,000,000 (excluding capital leases).

     Section 8.03. Conditions to the Obligations of the Company and ExistingSub. The obligation of the Company to consummate the Reorganization Merger and the obligation of ExistingSub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of MergerSub contained in this Agreement and in any certificate or other writing delivered by it pursuant hereto shall be true in all material respects at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time and the Company shall have received a certificate signed by an executive officer of MergerSub to the foregoing effect.

     (b) The Board of Directors shall have received an opinion, addressed and reasonably satisfactory to it, from an independent advisor confirming the belief of MergerSub set forth in the second to last sentence of Section 4.07.

                                   ARTICLE 9

                                  TERMINATION

     Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written consent of the Company on the one hand and MergerSub on the other hand;

     (b) by either the Company or MergerSub, if the Merger has not been consummated by September 30, 1998, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

     (c) by either the Company or MergerSub, if MergerSub (in the case of termination by the Company), or the Company (in the case of termination by MergerSub) shall have breached in any material respect any of its obligations under this Agreement or any representation and warranty of MergerSub (in the case of termination by the Company) or the Company (in the case of termination by MergerSub) shall have been incorrect in any material respect when made or at any time prior to the Effective Time (unless such breach or failure to be correct shall be capable of correction and, in such case, the breaching party shall promptly effect such correction);

     (d) by either the Company or MergerSub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining MergerSub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (e) by MergerSub if the Board of Directors shall have withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of this Agreement and the Mergers or its recommendation that stockholders of the Company adopt and approve this Agreement and the Mergers, or approved, recommended or endorsed any proposal for a transaction other than the Mergers (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholders Meeting or failed as promptly as practicable after the Registration Statement is declared effective by the SEC to mail the Company Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above;

     (f) by the Company if prior to the Effective Time the Board of Directors shall have withdrawn or modified or amended, in a manner adverse to MergerSub, its approval or recommendation of this Agreement and the Mergers or its recommendation that stockholders of the Company adopt and approve this Agreement and the Mergers in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Shares, in either case, that is determined by the Board of Directors to be on terms more favorable from a financial point of view to the Company's stockholders than the Mergers, provided that the Company shall be in compliance with Section 5.04; and

     (g) by either the Company or MergerSub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Mergers are voted upon, the requisite stockholder adoption and approval shall not have been obtained.

     The party desiring to terminate this Agreement pursuant to Sections 9.01(b)-(g) shall give written notice of such termination to the other party in accordance with Section 10.01.

     Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in clause (i) of Section 5.03, Sections 5.04(b)-(e) and 10.04 shall survive the termination hereof. Notwithstanding the foregoing, nothing in this
Section 9.02 shall relieve any party to this Agreement of liability for a breach of any of its covenants or agreements contained in this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                       if to MergerSub, to:

                       Thompson Dean
                       c/o DLJ Merchant Banking II, Inc.
                       277 Park Avenue
                       New York, New York 10172
                       Telecopy: 212-892-7552

                       with a copy to:

                       John W. Buttrick
                       Davis Polk & Wardwell
                       450 Lexington Avenue
                       New York, New York 10017
                       Telecopy: (212) 450-4800

                       if to the Company, to:

                       General Counsel
                       Insilco Corporation
                       425 Metro Place North
                       5th Floor
                       Dublin, Ohio 43017
                       Telecopy: (614) 791-3195

                       with a copy to:

                       Aviva Diamant
                       Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                       New York, NY 10004
                       Telecopy: (212) 859-4000

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 10.01 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.01.

     Section 10.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     Section 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Insilco, ExistingSub and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement and the Mergers by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for ExistingSub Shares, any term of the certificate of incorporation of the Surviving Corporation or any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any ExistingSub Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.04. Expenses. Except as provided in Section 5.04 all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding anything herein to the contrary, including without limitation, Sections 7.01 and 7.02, prior to the Effective Time, neither the Company nor ExistingSub shall be required to execute any document unless it would have no liability or obligation thereunder or with respect thereto in the event the transactions contemplated hereby are not consummated.

     Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that MergerSub may make such an assignment to any wholly owned subsidiary without such consent.

     Section 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware.

     Section 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 10.08. Third Party Beneficiaries. Except for Section 6.02, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 10.09. Entire Agreement. Except for the Confidentiality Agreement and the Voting Agreement, this Agreement and the exhibits and schedules attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          INSILCO CORPORATION

                                          By: /s/ ROBERT L. SMIALEK
                                            ------------------------------------
                                          Name: Robert L. Smialek
                                          Title: CEO

                                          INR HOLDING CO.

                                          By: /s/ KENNETH H. KOCH
                                            ------------------------------------
                                          Name: Kenneth H. Koch
                                          Title: Vice President and General
                                          Counsel

                                          SILKWORM ACQUISITION CORPORATION

                                          By: /s/ WILLIAM F. DAWSON
                                            ------------------------------------
                                          Name: William F. Dawson
                                          Title:

                                                                       EXHIBIT A

     FIRST:  The name of the Corporation is Insilco Holding Corporation.

     SECOND: The address of its registered office in the State of Delaware is 1013, Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("DELAWARE LAW").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 15,000,000, consisting of 15,000,000 shares of Common Stock, par value $0.001 per share.

     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

     SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

     SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

     (2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

     (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

     (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law,

     (4) The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

     (5) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

     EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SEVENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

[LAZARD FRERES LETTERHEAD]

                                                                         ANNEX B

                                  JUNE 8, 1998

The Board of Directors
Insilco Corporation
425 Metro Place North
Dublin, OH 43017

Dear Members of the Board:

     We understand that Silkworm Acquisition Corporation ("Silkworm"), an entity formed by DLJ Merchant Banking Partners II, L.P. and its affiliates, Insilco Corporation (the "Company") and INR Holding Company, a wholly-owned subsidiary of the Company, have entered into an Agreement and Plan of Merger dated as of March 24, 1998 (the "Original Agreement"), as amended by Amendment No. 1 dated as of June 8, 1998 (the Original Agreement, as amended, the "Agreement"). As a result of the mergers contemplated by the Agreement (the "Mergers"), each stockholder of the Company immediately prior to the effective time of the Mergers (other than stockholders who validly perfect their appraisal rights) will have, in respect of each of his or her shares of Common Stock of the Company ("Shares"), the right to (i) receive $43.48 in cash and (ii) retain
0.03378 of a share of Common Stock of the parent corporation surviving the Mergers ("Surviving Corporation Shares"), on the terms set forth in the Agreement (collectively, the "Merger Consideration"). The Company's existing stockholders will retain (assuming no stockholders validly perfect appraisal rights), in the aggregate, approximately 10.3% of the Surviving Corporation Shares outstanding immediately following the Mergers.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than Silkworm and its affiliates) of the Merger Consideration taken as a whole. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Agreement;

          (ii) Analyzed certain historical business and financial information relating to the Company;

          (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses and financial performance;

          (iv) Reviewed the financial assessment of management of the Company with respect to the jury verdict obtained in the pending lawsuit (the "Lawsuit") by Taylor Publishing Company against Jostens, Inc.;

          (v) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company;

          (vi) Reviewed certain public financial and stock market information for certain other companies, although we did not identify any publicly traded companies which we deemed to be comparable;

          (vii) Reviewed the historical stock prices and trading volumes of the Shares; and

          (viii) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any independent financial or other assessment of the Lawsuit. We are not opining or providing any advice with respect to the impact of the Mergers on the solvency, viability or financial condition of the Company or its ability to satisfy its obligations as they become due. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. With respect to the financial assessment of the Lawsuit, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company. We express no view as to the financial forecasts or the financial assessment of the Lawsuit, or the assumptions on which they are based. In addition, our opinion does not address the Company's underlying business decision to enter into the Original Agreement or the Agreement. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have considered the impact of the contemplated liquidation of an investment fund which owns approximately 45% of the outstanding Shares and the efforts undertaken by the Company and its affiliates and their respective advisors within the 18 months preceding the execution of the Original Agreement to solicit third party offers to acquire all or a part of the Company. Accordingly, we were not requested to, and did not, solicit third party offers to acquire all or any part of the Company, although we did, at your request, contact a party that had previously expressed an interest in acquiring the Company to see whether that party had any renewed interest in acquiring the Company.

     In rendering our opinion, we have assumed that the Mergers will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining any necessary regulatory or third party approvals for the Mergers will not have an adverse effect on the Company. Our opinion does not address the future trading value of the Surviving Corporation Shares following the Mergers.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Mergers and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Mergers.

     Our opinion is addressed to, and is for the use and benefit of, the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Agreement or the Mergers.

     Based on and subject to the foregoing, we are of the opinion that the Merger Consideration taken as a whole is fair to the holders of Shares (other than Silkworm and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          Lazard Freres & Co. LLC,

                                          by: /s/ STEVEN J. GOLUB
                                            ------------------------------------
                                            Managing Director

                                                                         ANNEX C

                                  June 8, 1998

Silkworm Acquisition Corporation
277 Park Avenue
New York, NY 10172
Attention: Thompson Dean

Insilco Corporation
425 Metro Place North
Dublin, Ohio 43017
Attention: General Counsel

Gentlemen:

     We understand that Silkworm Acquisition Corporation ("Silkworm"), Insilco Corporation ("Insilco") and Insilco Holding Co. are amending the Agreement and Plan of Merger Agreement between such parties dated as of March 24, 1998 (the "Merger Agreement") pursuant to Amendment No. 1 attached hereto as Exhibit A to this letter (the "Amendment").

     We hereby agree: (i) references to the Merger Agreement in the Voting Agreement dated as of March 24, 1998 among Insilco, Silkworm and us (the "Voting Agreement"), mean the Merger Agreement, as amended by the Amendment and (ii) the amount of "$44.50" in the second sentence of the second paragraph of paragraph 1 of the Voting Agreement is amended to be "$45.00". The Voting Agreement, as amended by the foregoing, remains in full force and effect.

                                          Very truly yours,

                                          WATER STREET CORPORATE
                                            RECOVERY FUND I, L.P.

                                          By: Goldman, Sachs & Co., its
                                               General Partner

                                          By: /s/  TERENCE M. O'TOOLE
                                            ------------------------------------
                                            Name: Terence M. O'Toole
                                            Title: Managing Director

Accepted and agreed as of
the date first above written:

SILKWORM ACQUISITION CORPORATION

By: /s/      THOMPSON DEAN
    ----------------------------------
    Name: Thompson Dean
    Title:

INSILCO CORPORATION

By: /s/     KENNETH H. KOCH
    ----------------------------------
    Name: Kenneth H. Koch
    Title: Vice President and General
    Counsel

                                VOTING AGREEMENT

     In consideration of Silkworm Acquisition Corporation, a Delaware corporation ("HOLDCO"), Insilco Corporation, a Delaware corporation (the "COMPANY"), and INR Holding Co., a Delaware corporation and existing wholly owned subsidiary of the Company ("EXISTINGSUB"), entering into on the date hereof an Agreement and Plan of Merger (the "MERGER AGREEMENT") which provides, among other things, that upon the terms and subject to the conditions thereof,
(i) pursuant to the Reorganization Merger (as defined in the Merger Agreement), the Company will become a wholly-owned subsidiary of ExistingSub and the shares of common stock in the Company (the "COMPANY COMMON STOCK") will be exchanged for shares of common stock of ExistingSub, having the same rights, powers, privileges and preferences as the Company Common Stock and (ii) immediately following the Reorganization Merger, Holdco will be merged with and into ExistingSub (the "MERGER") with ExistingSub continuing as the surviving corporation, and pursuant thereto each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the undersigned holder (the "STOCKHOLDER") of shares of the Company Common Stock agrees with Holdco as follows:

     1. During the period (the "AGREEMENT PERIOD") beginning on the date hereof and ending on the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), 9.01(f) or 9.01(g) thereof and payment in full of all amounts (if any) payable to Holdco pursuant to Section
5.04 of the Merger Agreement and (iii) the date of termination of the Merger Agreement for any other reason, the Stockholder hereby agrees to vote 1,783,878 shares of Company Common Stock (the "STOCKHOLDER SECURITIES") to approve and adopt the Merger Agreement and the Merger (provided that the Stockholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the written consent of the Stockholder, been amended in any manner that is material and adverse to the Stockholder) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed (including any adjournment thereof) prior to the termination of the Agreement Period. Notwithstanding anything to the contrary provided in this Voting Agreement, if at any time (i) there is a tender or exchange offer (an "OFFER") commenced by any person to purchase Company Common Stock and (ii) the Merger Agreement has been terminated pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof, then the Stockholder shall have the right to validly tender any or all of its Stockholder Securities into the Offer three business days (the "TENDER DAY") prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto shall not be a breach of the provisions of this Voting Agreement and the Agreement Period shall be deemed to end upon consummation of such Offer. In addition, nothing in this Voting Agreement shall preclude the Stockholder from making, during the Agreement Period, any election with respect to the form of consideration in respect of an Acquisition Proposal.

     At or prior to 10:00 A.M. (New York City Time) on the Tender Day, Stockholder will deliver to Holdco written notice if it elects to tender into such Offer. If Stockholder elects to tender into the Offer, Holdco will have the nonassignable option to purchase all (but not less than all) of the Stockholder Securities at a price of $44.50 per share in cash by delivery to Stockholder of a written notice making such election no later than 10:00 A.M. (New York City
Time) on the business day immediately following the Tender Day. In the event Holdco exercises such option, Stockholder will withdraw any Stockholder Securities that were tendered in the Offer, and the settlement for the purchase thereof by Holdco pursuant to this paragraph will take place by 12:00 Noon (New York City Time) on the second business day immediately following the Tender Day. This Voting Agreement shall terminate immediately following such purchase, or upon Holdco's failure to consummate such purchase by such designated time.

     2. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of the Stockholder Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

     3. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or facilitate any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party (other than Holdco, its affiliates and their respective directors, officers, employees, agents or representatives) that the Stockholder believes may be considering making, or has made, an Acquisition Proposal. The Stockholder will promptly notify Holdco after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal and will keep Holdco fully informed of the status and details of any such Acquisition Proposal, indication or request. Anything herein to the contrary notwithstanding, this Voting Agreement shall not limit actions taken, or require actions to be taken, (i) by any party related to the Stockholder who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors of the Company or (ii) by an affiliate of the Stockholder, in such affiliate's capacity as investment banker, investment broker or financial advisor to the Company, to the extent such affiliate performs such actions at the request of the Board of Directors of the Company in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with the Company's rights and obligations under the Merger Agreement.

     4. The Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock owned by the Stockholder with respect to the Merger.

     5. The Stockholder hereby represents and warrants to Holdco that as of the date hereof:

          (a) the Stockholder (i) owns beneficially all of the Stockholder Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) is not party to any voting agreement, and has not granted any person any proxy (revocable or irrevocable), with respect to the Stockholder Securities (other than this Voting Agreement);

          (b) this Voting Agreement is the valid and binding agreement of the Stockholder; and

          (c) other than as disclosed pursuant to the Merger Agreement, no investment banker, broker or finder is entitled to a commission or fee from the Company in respect of this Voting Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     6. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

     7. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     8. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Voting Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

     9. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     10. The Stockholder will, upon reasonable request, execute and deliver any additional documents deemed by Holdco to be necessary or desirable to complete and effectuate the covenants contained herein.

     11. This Voting Agreement shall terminate upon the termination of the Agreement Period.

     12. The Stockholder agrees that it will not sell, transfer, assign, encumber or otherwise dispose of any of the Stockholder Securities (whether to an affiliate or otherwise) until the expiration of the Agreement Period, other than pursuant to the Reorganization Merger or pursuant to the terms of this Voting Agreement.

     13. Holdco and the Company understand and agree that this Voting Agreement pertains only to the Stockholder and not to any of its affiliates, if any, or advisers.

     14. (a) Holdco and the Company severally and not jointly represent and warrant to the Stockholder that (i) there is no agreement, understanding or commitment, written or oral, to pay any consideration directly or indirectly in connection with the Merger or otherwise to or for the benefit of any holder of Company Common Stock or options thereon other than as set forth in the Merger Agreement (except, in the case of directors, employees, agents, customers, suppliers or contractors of the Company who are also holders, such consideration as is payable by the Company in the ordinary course of business and except for amounts payable to officers, directors or employees in connection with or pursuant to any options, or option, stock purchase, stock ownership or other employee benefit plans), (ii) this Voting Agreement is the valid and binding agreement of Holdco and the Company, as the case may be, and (iii) Holdco and the Company, as the case may be, have not entered into any voting agreements with any other existing shareholders of the Company prior to or concurrently with this Voting Agreement.

     (b) If Holdco or the Company enters into any agreement with any other stockholder having a purpose or effect substantially similar to that of this Voting Agreement on financial or other terms (with respect to such other stockholder) more favorable than the terms of this Voting Agreement, the Stockholder will have the right to elect any of the benefits thereof, as they may be amended or waived from time to time.

     15. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

                       if to Holdco, to:

                       Thompson Dean
                       c/o DLJ Merchant Banking II, Inc.
                       277 Park Avenue
                       New York, New York 10172
                       Telecopy: 212-892-7552

                       if to the Company, to:

                       Insilco Corporation
                       425 Metro Place North
                       5th Floor
                       Dublin, Ohio 43017
                       Attention: General Counsel
                       Telecopy: 614-791-3195
                       if to the Stockholder, to:

                       Water Street Corporate Recovery Fund I, L.P.
                       c/o Goldman, Sachs & Co.
                       85 Broad Street
                       New York, New York 10004
                       Attention: David J. Greenwald, Esq.
                       Telecopy: 212-357-5505

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

     16. Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement. For purposes of this Voting Agreement, following consummation of the Reorganization Merger, "COMPANY" means ExistingSub and "COMPANY COMMON STOCK" means the shares of common stock of ExistingSub resulting from the Reorganization Merger.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 24th day of March, 1998.

                                          SILKWORM ACQUISITION CORPORATION

                                          By /s/ WILLIAM F. DAWSON, JR.
                                            ------------------------------------
                                            Name: William F. Dawson, Jr.
                                            Title: Vice President

                                          INSILCO CORPORATION

                                          By /s/ ROBERT L. SMIALEK
                                            ------------------------------------
                                            Name: Robert L. Smialek
                                            Title: Chief Executive Officer

                                          WATER STREET CORPORATE
                                            RECOVERY FUND I, L.P.

                                          By: Goldman, Sachs & Co.,
                                          its General Partner

                                          By /s/ TERENCE M. O'TOOLE
                                            ------------------------------------
                                            Name: Terence M. O'Toole
                                            Title: Managing Director

                                                                         ANNEX D

                     SECTION 262 OF THE GENERAL CORPORATION

                          LAW OF THE STATE OF DELAWARE

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation and Article VII, Section 1 of the By-Laws of the Company authorize indemnification of officers and directors to the full extent permitted under the DGCL.

     The indemnification provided for in the DGCL is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the DGCL.

     Section 145 of the DGCL, as amended, provides in regards to indemnification of directors and officers as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests if the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.



          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circum-stances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.



          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.



          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.



          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.



          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.



          (i) For purposes of this section, references to "other enterprises' shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries and an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.


          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     Pursuant to the terms of the Merger Agreement, the Surviving Corporation will cause the Company to, and the Company has agreed to, indemnify and hold harmless the present and former officers and directors of the Company or any of its subsidiaries in respect of acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect or as provided under the Company's certificate of incorporation and bylaws as in effect on March 24, 1998. The Merger Agreement further provides that, for a period of six years after the Effective Time, the Surviving Corporation will cause the Company to provide officers' and directors' liability insurance covering each person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on March 24, 1998, provided that in satisfying the aforementioned obligation, the Company will not be obligated to pay premiums in excess of 150% of the amount per annum that the Company paid in its last full fiscal year preceding the Effective Time.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

                                 EXHIBIT INDEX

   *2(a)  --   Amended and Restated Plan of Reorganization Jointly Proposed
               by the Debtors and the Official Joint Committee of Unsecured
               Creditors dated November 23, 1992 (Form T-3, Exhibit T3E-3, file No. 22-23356).
   *2(b)  --   Order Confirming Plan of Reorganization and Approving
               Settlements Pursuant to Bankruptcy Rule 9019 dated November
               24, 1992 (Form T-3, Exhibit T3E-4, File No. 22-23356).
   *2(c)  --   Order on Motion for Order in Aid of Implementation of Plan
               dated March 23, 1993 (Form T-3, Exhibit T3E-5, File No.
               22-23356).
   *2(d)  --   Order on Debtors' Supplemental Motion for Order in Aid of
               Implementation of Plan dated March 23, 1993 (Form T-3,
               Exhibit T3E-6, File No. 22-23356).
   *2(e)  --   Notice of (1) Order Confirming Plan of Reorganization, (2)
               Effective Date and (3) Administrative Claims Bar Date dated
               April 1, 1993 (Form 10, Exhibit 2(e), File No. 0-22098).
   *2(f)  --   Order on Motion for Order in Aid of Implementation of Plan
               dated September 14, 1993 (Form 10/A, Amendment No. 2 to Form
               10, Exhibit 2(f), File No. 0-22098).
   *2(g)  --   Share Purchase Agreement, dated as of June 28, 1996, between the Company's subsidiary, GUVAB Gesellschaft fur
               Unternehmensbeteililgungen und Vermogensverwaltung im
               aluminiumverarbeitenden Bereich mbH ("GUVAB") , and
               Lingemann (Form 8-K dated July 10, 1996, File No.
               0-22098).**
   *2(h)  --   Asset Purchase Agreement, dated as of July 1, 1996, among
               the Company's subsidiary, HHI Acquisition Corp., Lingemann, and Helima-Helvetion International, Inc. (Form 8-K dated
               July 10, 1996, File No. 0-22098).**
   *2(i)  --   Stock Purchase Agreement, dated as of September 3, 1996,
               between the Company's subsidiary and Esselte Corporation
               (Form 8-K dated September 6, 1996, File No. 0-22098).**
   *2(j)  --   Asset Purchase Agreement, dated as of October 4, 1996,
               between the Company and Franklin Electronic Publishers, Inc.
               and List of Omitted Schedules (Form 8-K dated October 4,
               1996, File No. 0-22098).**
   *2(k)  --   Asset Purchase Agreement, dated as of February 12, 1997,
               between the Company and Newell Co. (Form 8-K dated March 5,
               1997, File No. 0-22098).**
   *3(a)  --   Amended and Restated Certificate of Incorporation of the
               Company (Form 10, Exhibit 3(a), File No. 0-22098).

      *3(b)     --      Amended and Restated Bylaws of the Company (Form 10, Exhibit 3(b), File No. 0-22098).
      *4(a)     --      Settlement Agreement and Stipulated Order by and between the Company, certain subsidiaries of the
                        Registrant, The Valspar Corporation and the United States of America by order of the United States
                        District Court for the Western District of Texas, San Antonio Division, dated January 19, 1993 (Form
                        10, Exhibit 4(h), File No. 0-22098).
      *4(b)     --      Stipulation regarding Settlement Agreement and Stipulated Order amending Exhibit 4(h) (Form 10,
                        Exhibit 4(i), File No. 0-22098).
      *4(c)     --      Amended and Restated Credit Agreement, dated July 3, 1997 (Schedule 13E-4, Exhibit (b)(1), dated
                        July 11, 1997).
      *4(d)     --      Indenture, dated as of August 12, 1997 between the Company and the Trustee (Form S-4 Registration
                        Statement, dated October 15, 1997, Exhibit 4(j), File No. 333-36523).
      *4(e)     --      Form of New Note (Form S-4 Registration Statement, dated October 15, 1997, as amended, File No.
                        333-36523).
      *4(f)     --      Purchase Agreement, dated as of August 7, 1997, among the Company and Goldman, Sachs & Co., McDonald
                        & Company Securities, Inc. and Citicorp Securities Inc. (the "Initial Purchasers") (Form S-4
                        Registration Statement, dated October 15, 1997, Exhibit 4(l), File No. 333-36523).
      *4(g)     --      Exchange and Registration Rights Agreement, dated as of August 12, 1997, between the Company and the
                        Initial Purchasers (Form S-4 Registration Statement, dated October 15, 1997, Exhibit 4(m), File No.
                        333-36523).
    ***5(a)     --      Opinion of Lazard Freres & Co. LLC, dated March 24, 1998 (filed as Annex B to the prospectus included in the Company Registration Statement on Form S-4 filed on April 28, 1998, File No.
                        333-51145).
       5(b)     --      Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of the shares of common stock being offered.
       5(c)     --      Opinion of Lazard Freres & Co. LLC, dated June 8, 1998 (attached hereto as Annex B to the Proxy
                        Statement/Prospectus included herein).
     *10(a)     --      The Company's 1993 Long-Term Incentive Plan (Form 10, Exhibit 10(j), File No. 0-22098).
     *10(b)     --      Supplemental Terms and Conditions Applicable to December 1993 Option Awards Under the Company 1993
                        Long-Term Incentive Plan (Form S-8 Registration Statement, as amended, Exhibit 4(b), File No.
                        33-86938).
     *10(c)     --      Employment Agreement dated as of May 1, 1993 between the Company and Robert L. Smialek, as amended and restated (Form 10/A, Amendment No. 1 to Form 10, Exhibit 10(k), File No. 0-22098).
     *10(d)     --      Form of Indemnification Agreement adopted by the Company as of July 30, 1990, entered into between the Registrant and certain of its officers and directors individually, together with a schedule identifying the other documents omitted and the material details in which such documents differ
                        (Form 10, Exhibit 10(n), File No. 0-22098).
     *10(e)     --      The Company's 1993 Nonemployee Director Stock Incentive Plan (Form 10/A, Amendment No. 1 to Form 10,
                        Exhibit 10(p), File No. 0-22098).
     *10(f)     --      Value Appreciation Agreement as of December 1996, entered into between the Registrant and the following officers: David M. Aronowitz, Robert F. Heffron, Les G. Jacobs, David A. Kauer, Kenneth H.
                        Koch and Philip K. Woodlief (Form 10-K for the year ended December 31, 1996, Exhibit 10(g), File No.
                        0-22098).
     *10(g)     --      Form of Income Protection Agreement adopted by the Company as of December 1996, entered into between the Registrant and the officers identified in Exhibit 10(g) (Form 10-K for the year dated December
                        31, 1996, Exhibit 10(h), File No. 0-22098).

  *10(h)  --         Stock Purchase Agreement by and between the Company and Water Street Corporate
               Recovery Fund I, L.P., dated July 10, 1997 (Schedule 13E-4, Exhibit (c)(2), filed July 11,
                                                         1997).
  *10(i)  --   Stock Purchase Agreement by and between the Company and Robert L. Smialek, dated July 10,
               1997 (Schedule 13E-4, Exhibit (c)(1), filed July 11, 1997).
  *10(j)  --   Amendment, dated August 11, 1997, to Stock Purchase Agreement by and between the Company and Water Street Corporate Recovery Fund I, L.P., dated July 10, 1997 (Form S-4
               Registration Statement, dated October 15, 1997, Exhibit 4(k), File No. 333-36523).
  *10(k)  --   First Amendment to the Insilco Corporation 1993 Long-Term Incentive Plan dated November
               26, 1996 (Form 10-K/A, filed April 13, 1998).
  *10(l)  --   Extension Agreement between the Company and Robert L. Smialek dated May 1, 1996 (Form
               10-K/A, filed April 13, 1998).
  *10(m)  --   Second Extension Agreement between the Company and Robert L. Smialek dated September 25,
               1997 (Form 10-K/A, filed April 13, 1998).
   10(n)  --   Agreement and Plan of Merger, dated as of March 24, 1998, among the Company, INR Holding
               Co., and Silkworm Acquisition Corporation (attached hereto as Annex A to the Proxy
               Statement/Prospectus included herein).
   10(o)  --   Voting Agreement among Silkworm Acquisition Corporation, the Company and Water Street
               Corporate Recovery Fund I, L.P. (attached hereto as Annex C to the Proxy Statement/
               Prospectus included herein).
  *10(p)  --   First Amendment to Value Appreciation Agreement between the Company and the following officers: David M. Aronowitz, Robert F. Heffron, Les G. Jacobs, David A. Kauer, Kenneth H.
               Koch and Philip K. Woodlief (Exhibit 10(n) to Form 10-Q for the quarter ended March 31,
               1998).
   10(q)  --   Amendment No. 1 to the Agreement and Plan of Merger, dated June 8, 1998, among the
               Company, INR Holding Co. and Silkworm Acquisition Corporation (attached hereto as Annex A to the Proxy Statement/Prospectus included herein).
   10(r)  --   Letter Agreement, dated June 8, 1998, amending the Voting Agreement, dated as of March 24,
               1998, among Silkworm Acquisition Corporation, the Company and Water Street Corporate
               Recovery Fund I, L.P. (attached hereto as Annex C to the Proxy Statement/Prospectus included herein).
     *21  --   Subsidiaries of the Registrant (Form 10-Q for the quarter ended September 30, 1996, File
               No. 0-22098).
   23(a)  --   Consent of KPMG Peat Marwick LLP.
   23(b)  --   Consent of Lazard Freres & Co. LLC.
   23(c)  --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5(b)).
***24(a)  --   Power of Attorney of officers and directors of the Registrant appearing on the signature page hereof.


---------------
  * Incorporated by reference, as indicated.


 ** The Registrant agrees to furnish to the Securities and Exchange Commission upon request copies of any omitted schedule or exhibit to Exhibits 2(g),
    (h), (i), (j), and (k) and 10(n).



*** Previously filed.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     (f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 8th day of July, 1998.


                                          INSILCO CORPORATION

                                          By:      /s/ KENNETH H. KOCH
                                            ------------------------------------
                                            Name: Kenneth H. Koch
                                            Title: Vice President & General
                                              Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date first above written:


                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----
                         *                           Chairman of the Board, President     July 8, 1998
---------------------------------------------------    and Chief Executive Officer
                 Robert L. Smialek

                         *                           Vice President and Chief             July 8, 1998
---------------------------------------------------    Financial Officer
                  David A. Kauer

                         *                           Director                             July 8, 1998
---------------------------------------------------
                 James J. Gaffney

                         *                           Director                             July 8, 1998
---------------------------------------------------
                Terence M. O'Toole

                         *                           Director                             July 8, 1998
---------------------------------------------------
                  Thomas E. Petry

                         *                           Director                             July 8, 1998
---------------------------------------------------
                 Barry S. Volpert


*By:     /s/ KENNETH H. KOCH
     ------------------------------
     Kenneth H. Koch
     Attorney-in-Fact

                          PROXY -- INSILCO CORPORATION


     The undersigned stockholder of Insilco Corporation (the "Company") hereby appoints Robert L. Smialek and Kenneth H. Koch, or either one of them, as attorneys and proxies with full power of substitution to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, 27th Floor, New York, New York, on August 13, 1998, at 11:00 a.m. (Eastern time), and at any adjournments or adjournments thereof as follows:



1. Approval and adoption of the Agreement and Plan of Merger, dated as of March 24, 1998, among the Company, Insilco Holding Co., a Delaware corporation and a wholly-owned subsidiary of the Company, and Silkworm Acquisition Corporation, a Delaware corporation, as amended (as described in the accompanying Proxy Statement).


   [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

2. In their discretion to consider and vote on such other matters incident to the conduct of, and as may properly come before, the Special Meeting.

                  (Continued and to be signed on other side.)

                          (Continued from other side.)

     THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders, dated July 8, 1998 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares hereby is revoked.


   Please sign and date this Proxy below and return in the enclosed envelope.

                                            Dated:                       , 1998
                                            ------------------------------------

                                            ------------------------------------
                                                        (SIGNATURE)

                                            ------------------------------------
                                                        (SIGNATURE)

                                           Signature(s) must agree with the
                                           name(s) printed on this Proxy. If
                                           shares are registered in two names,
                                           both stockholders should sign this
                                           Proxy. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give your full
                                           title.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 EXHIBIT INDEX

   *2(a)  --   Amended and Restated Plan of Reorganization Jointly Proposed
               by the Debtors and the Official Joint Committee of Unsecured
               Creditors dated November 23, 1992 (Form T-3, Exhibit T3E-3, file No. 22-23356).
   *2(b)  --   Order Confirming Plan of Reorganization and Approving
               Settlements Pursuant to Bankruptcy Rule 9019 dated November
               24, 1992 (Form T-3, Exhibit T3E-4, File No. 22-23356).
   *2(c)  --   Order on Motion for Order in Aid of Implementation of Plan
               dated March 23, 1993 (Form T-3, Exhibit T3E-5, File No.
               22-23356).
   *2(d)  --   Order on Debtors' Supplemental Motion for Order in Aid of
               Implementation of Plan dated March 23, 1993 (Form T-3,
               Exhibit T3E-6, File No. 22-23356).
   *2(e)  --   Notice of (1) Order Confirming Plan of Reorganization, (2)
               Effective Date and (3) Administrative Claims Bar Date dated
               April 1, 1993 (Form 10, Exhibit 2(e), File No. 0-22098).
   *2(f)  --   Order on Motion for Order in Aid of Implementation of Plan
               dated September 14, 1993 (Form 10/A, Amendment No. 2 to Form
               10, Exhibit 2(f), File No. 0-22098).
   *2(g)  --   Share Purchase Agreement, dated as of June 28, 1996, between the Company's subsidiary, GUVAB Gesellschaft fur
               Unternehmensbeteililgungen und Vermogensverwaltung im
               aluminiumverarbeitenden Bereich mbH ("GUVAB") , and
               Lingemann (Form 8-K dated July 10, 1996, File No.
               0-22098).**
   *2(h)  --   Asset Purchase Agreement, dated as of July 1, 1996, among
               the Company's subsidiary, HHI Acquisition Corp., Lingemann, and Helima-Helvetion International, Inc. (Form 8-K dated
               July 10, 1996, File No. 0-22098).**
   *2(i)  --   Stock Purchase Agreement, dated as of September 3, 1996,
               between the Company's subsidiary and Esselte Corporation
               (Form 8-K dated September 6, 1996, File No. 0-22098).**
   *2(j)  --   Asset Purchase Agreement, dated as of October 4, 1996,
               between the Company and Franklin Electronic Publishers, Inc.
               and List of Omitted Schedules (Form 8-K dated October 4,
               1996, File No. 0-22098).**
   *2(k)  --   Asset Purchase Agreement, dated as of February 12, 1997,
               between the Company and Newell Co. (Form 8-K dated March 5,
               1997, File No. 0-22098).**
   *3(a)  --   Amended and Restated Certificate of Incorporation of the
               Company (Form 10, Exhibit 3(a), File No. 0-22098).

   *3(b)  --   Amended and Restated Bylaws of the Company (Form 10, Exhibit
               3(b), File No. 0-22098).
   *4(a)  --   Settlement Agreement and Stipulated Order by and between the
               Company, certain subsidiaries of the Registrant, The Valspar
               Corporation and the United States of America by order of the
               United States District Court for the Western District of
               Texas, San Antonio Division, dated January 19, 1993 (Form
               10, Exhibit 4(h), File No. 0-22098).
   *4(b)  --   Stipulation regarding Settlement Agreement and Stipulated
               Order amending Exhibit 4(h) (Form 10, Exhibit 4(i), File No.
               0-22098).
   *4(c)  --   Amended and Restated Credit Agreement, dated July 3, 1997
               (Schedule 13E-4, Exhibit (b)(1), dated July 11, 1997).
   *4(d)  --   Indenture, dated as of August 12, 1997 between the Company and the Trustee (Form S-4 Registration Statement, dated
               October 15, 1997, Exhibit 4(j), File No. 333-36523).
   *4(e)  --   Form of New Note (Form S-4 Registration Statement, dated
               October 15, 1997, as amended, File No. 333-36523).
   *4(f)  --   Purchase Agreement, dated as of August 7, 1997, among the
               Company and Goldman, Sachs & Co., McDonald & Company
               Securities, Inc. and Citicorp Securities Inc. (the "Initial
               Purchasers") (Form S-4 Registration Statement, dated October
               15, 1997, Exhibit 4(l), File No. 333-36523).
   *4(g)  --   Exchange and Registration Rights Agreement, dated as of
               August 12, 1997, between the Company and the Initial
               Purchasers (Form S-4 Registration Statement, dated October
               15, 1997, Exhibit 4(m), File No. 333-36523).
 ***5(a)  --   Opinion of Lazard Freres & Co. LLC, dated March 24, 1998
               (filed as Annex B to the prospectus included in the Company
               Registration Statement on Form S-4 filed on April 28, 1998,
               File No. 333-51145).
    5(b)  --   Opinion of Fried, Frank, Harris, Shriver & Jacobson as to
               the legality of the shares of common stock being offered.
    5(c)  --   Opinion of Lazard Freres & Co. LLC, dated June 8, 1998
               (attached hereto as Annex B to the Proxy
               Statement/Prospectus included herein).
  *10(a)  --   The Company's 1993 Long-Term Incentive Plan (Form 10,
               Exhibit 10(j), File No. 0-22098).
  *10(b)  --   Supplemental Terms and Conditions Applicable to December
               1993 Option Awards Under the Company 1993 Long-Term
               Incentive Plan (Form S-8 Registration Statement, as amended,
               Exhibit 4(b), File No. 33-86938).
  *10(c)  --   Employment Agreement dated as of May 1, 1993 between the
               Company and Robert L. Smialek, as amended and restated (Form
               10/A, Amendment No. 1 to Form 10, Exhibit 10(k), File No.
               0-22098).
  *10(d)  --   Form of Indemnification Agreement adopted by the Company as of July 30, 1990, entered into between the Registrant and
               certain of its officers and directors individually, together with a schedule identifying the other documents omitted and the material details in which such documents differ (Form
               10, Exhibit 10(n), File No. 0-22098).
  *10(e)  --   The Company's 1993 Nonemployee Director Stock Incentive Plan
               (Form 10/A, Amendment No. 1 to Form 10, Exhibit 10(p), File
               No. 0-22098).
  *10(f)  --   Value Appreciation Agreement as of December 1996, entered
               into between the Registrant and the following officers:
               David M. Aronowitz, Robert F. Heffron, Les G. Jacobs, David
               A. Kauer, Kenneth H. Koch and Philip K. Woodlief (Form 10-K
               for the year ended December 31, 1996, Exhibit 10(g), File
               No. 0-22098).
  *10(g)  --   Form of Income Protection Agreement adopted by the Company as of December 1996, entered into between the Registrant and the officers identified in Exhibit 10(g) (Form 10-K for the year dated December 31, 1996, Exhibit 10(h), File No.
               0-22098).

  *10(h)  --   Stock Purchase Agreement by and between the Company and
               Water Street Corporate Recovery Fund I, L.P., dated July 10,
               1997 (Schedule 13E-4, Exhibit (c)(2), filed July 11, 1997).
  *10(i)  --   Stock Purchase Agreement by and between the Company and
               Robert L. Smialek, dated July 10, 1997 (Schedule 13E-4,
               Exhibit (c)(1), filed July 11, 1997).
  *10(j)  --   Amendment, dated August 11, 1997, to Stock Purchase
               Agreement by and between the Company and Water Street
               Corporate Recovery Fund I, L.P., dated July 10, 1997 (Form
               S-4 Registration Statement, dated October 15, 1997, Exhibit
               4(k), File No. 333-36523).
  *10(k)  --   First Amendment to the Insilco Corporation 1993 Long-Term
               Incentive Plan dated November 26, 1996 (Form 10-K/A, filed
               April 13, 1998).
  *10(l)  --   Extension Agreement between the Company and Robert L.
               Smialek dated May 1, 1996 (Form 10-K/A, filed April 13,
               1998).
  *10(m)  --   Second Extension Agreement between the Company and Robert L.
               Smialek dated September 25, 1997 (Form 10-K/A, filed April
               13, 1998).
   10(n)  --   Agreement and Plan of Merger, dated as of March 24, 1998,
               among the Company, INR Holding Co., and Silkworm Acquisition
               Corporation (attached hereto as Annex A to the Proxy
               Statement/Prospectus included herein).
   10(o)  --   Voting Agreement among Silkworm Acquisition Corporation, the
               Company and Water Street Corporate Recovery Fund I, L.P.
               (attached hereto as Annex C to the Proxy Statement/Prospectus included herein).
  *10(p)  --   First Amendment to Value Appreciation Agreement between the
               Company and the following officers: David M. Aronowitz,
               Robert F. Heffron, Les G. Jacobs, David A. Kauer, Kenneth H.
               Koch and Philip K. Woodlief (Exhibit 10(n) to Form 10-Q for
               the quarter ended March 31, 1998).
   10(q)  --   Amendment No. 1 to the Agreement and Plan of Merger, dated
               June 8, 1998, among the Company, INR Holding Co. and
               Silkworm Acquisition Corporation (attached hereto as Annex A to the Proxy Statement/Prospectus included herein).
   10(r)  --   Letter Agreement, dated June 8, 1998, amending the Voting
               Agreement, dated as of March 24, 1998, among Silkworm
               Acquisition Corporation, the Company and Water Street
               Corporate Recovery Fund I, L.P. (attached hereto as Annex C to the Proxy Statement/Prospectus included herein).
     *21  --   Subsidiaries of the Registrant (Form 10-Q for the quarter
               ended September 30, 1996, File No. 0-22098).
   23(a)  --   Consent of KPMG Peat Marwick LLP.
   23(b)  --   Consent of Lazard Freres & Co. LLC.
   23(c)  --   Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 5(b)).
***24(a)  --   Power of Attorney of officers and directors of the
               Registrant appearing on the signature page hereof.


---------------
  * Incorporated by reference, as indicated.

 ** The Registrant agrees to furnish to the Securities and Exchange Commission upon request copies of any omitted schedule or exhibit to Exhibits 2(g),
    (h), (i), (j), and (k) and 10(n).


*** Previously filed.